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CARE.COM, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 10, 2014

Registration No. 333-192791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Care.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	20-5785879 (I.R.S. Employer Identification No.)

201 Jones Road, Suite 500
Waltham, MA 02451
(781) 642-5900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sheila Lirio Marcelo
President
Care.com, Inc.
201 Jones Road, Suite 500
Waltham, MA 02451
(781) 642-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John H. Chory, Esq. Susan L. Mazur, Esq. Latham & Watkins LLP 1000 Winter Street, Suite 3700 Waltham, MA 02451 Telephone: (781) 434-6700 Facsimile: (781) 434-6601	Diane Musi, Esq. General Counsel Care.com, Inc. 201 Jones Road, Suite 500 Waltham, MA 02451 Telephone: (781) 642-5900 Facsimile: (781) 736-7975	Patrick O'Brien, Esq. Thomas Holden, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000 Facsimile: (617) 951-7050

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.001 par value per share	6,152,500	$16.00	$98,440,000	$12,680

(1)
Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Registration fee of $10,304 was previously paid in connection with the initial filing of this Registration Statement. The amounts paid in connection with this filing for the aggregate registration fee of $12,680, which includes $10,304 previously paid and $2,376 for the additional amount of $18,440,000 of securities included in this amendment to the Registration Statement, is offset by the $10,304 previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Issued January 10, 2014

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

5,350,000 Shares

COMMON STOCK

Care.com is offering 5,350,000 shares of its common stock. This is our initial public offering and no public market exists for our shares. We anticipate that the initial public offering price will be between $14.00 and $16.00 per share.

We have applied to list our common stock on the New York Stock Exchange under the symbol "CRCM."

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

PRICE $       A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Care.com(1)
Per Share	$	$	$
Total	$	$	$

(1)
We have agreed to reimburse the underwriters for certain FINRA-related expenses. See "Underwriters."

We have granted the underwriters the right to purchase up to an additional 802,500 shares of common stock to cover over-allotments at the initial public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                           , 2014.

MORGAN STANLEY	BofA MERRILL LYNCH	J.P. MORGAN
ALLEN & COMPANY LLC		STIFEL

                           , 2014.

Nanny / Child Care

Michelle needed a full-time babysitter to care for her 6-month old while she finished school—and she found more than one great candidate.

"(Care.com) walks you through every step of finding the right provider...and gives you great tools to correspond with those you're interested in. I had 7 qualified sitters to speak with. Care made it quick and easy." — Michelle C.

Senior Care

Rowena wanted care for her 91-year-old mother. She interviewed 2 nearby candidates, and immediately found what she needed.

"I love this site...I have bragged to all of the nurses and hospice people who come into my home. And I pass it along to others who need help. Thank you Care.com for being a savior." — Rowena H.

Pet Care

Mandy was looking for a pet sitter for when she went on vacation. She found one—and still uses them over a year later.

"I had a wonderful experience with Care.com. I had plenty of applicants to choose from and found someone in just two days. I owe it to Care.com and highly recommend them." — Mandy H.

Special Needs

Charlene found caregivers on Care.com to take care of her quadriplegic daughter who was going off to college. She initially tried an agency without success and turned to Care.com after seeing a TV ad.

"I put in the university's zip code and 12 qualified caregivers were there. The next day, I hired one extremely capable young lady. Thank you Care.com. Without you, we'd still be trying to make my daughter's dream come true." — Charlene G.

Tutoring

Kathy needed a summer tutor for her 14-year old son. She wanted someone who could make tutoring fun.

"The tutor I selected was great. A junior at a nearby college... she was young and hip and really engaged my son in his studies. I highly recommend Care.com." — Kathy S.

9,700,000+
Members

5,200,000
Families

4,500,000
Caregivers

600,000+
Employer-sponsored families covered

6,300,000+
Unique visitors per month in 2013

Available in
16 countries

4 out of 5
Paying members
find their caregiver through Care.com

85% of families
are satisfied with their Care.com caregiver

Every 30 seconds
1 new job posted

Every minute
30 new job applications
received

All numbers based on Company figures and statistics.

        You should rely only on the information contained in this prospectus and in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

        For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before deciding to invest in shares of our common stock, you should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors," our consolidated financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case included elsewhere in this prospectus.

 CARE.COM, INC.

Our Mission

        Our mission is to improve the lives of families and caregivers by helping them connect in a reliable and easy way. Our solutions help families to make informed decisions in one of the most important and highly considered aspects of their family life—finding and managing quality care for their family—their children, parents, pets and other loved ones. In providing families a comprehensive marketplace for care, we are building the largest destination for quality caregivers to find fulfilling employment and career opportunities globally. We strive to help our members—families and caregivers—pursue their passions and fulfill the basic human need of caring for each other.

Our Company

        We are the world's largest online marketplace for finding and managing family care with more than 9.7 million members, including approximately 5.2 million families and 4.5 million caregivers, spanning 16 countries. In 2013, we had an average of over 6.3 million unique visitors to our platform each month, including approximately 2.2 million visitors per month from mobile devices. We help families address their particular lifecycle of care needs, which includes child care, senior care, special needs care and other non-medical family care needs such as pet care, tutoring and housekeeping. In the process, we also help caregivers find rewarding full-time and part-time employment opportunities. In 2013, 60% of all job postings were for part-time care services, with the remaining 40% seeking full-time care. We believe the scale and breadth of our services, combined with our commitment to delivering the best possible member experience for families and caregivers, have made us the most trusted and leading brand for finding and managing family care.

        Our platform provides families with robust solutions. Our consumer matching solutions—our core offering—allow families to search for, qualify, vet, connect with and ultimately select caregivers in a low-cost, reliable and easy way. Based on an internal survey of the families who subscribe to our consumer matching solutions, on average four out of five of these families find their caregiver on Care.com. Our platform also provides caregivers with solutions to create personal profiles, describe their unique skills and experience, and otherwise differentiate and market themselves in a highly fragmented marketplace.

        In addition to our core consumer matching solutions, we offer our members innovative products and services to facilitate their interaction with caregivers. We provide solutions intended to improve both the ease and reliability of the care relationship in the home. One product area we are particularly focused on is consumer payments. Through our consumer payments solutions, families can not only electronically pay a caregiver, they can also subscribe for tax preparation services through our Care.com HomePay product. This product offering deepens our relationship with our members and could dramatically enhance the lifetime value associated with each member.

        We have expanded our marketplace beyond families and caregivers. We also serve employers by providing access to our platform to over 600,000 employer-sponsored families. In addition, we serve care-related businesses—such as day care centers, nanny agencies and home care agencies—who wish to market their services to our care-seeking families and recruit our caregiver members. These businesses improve our member experience by providing additional caregiving choices for families and employment opportunities for caregivers.

        We have experienced rapid growth in revenue and members. Our members grew from 1.9 million as of September 30, 2010 to more than 9.1 million as of September 28, 2013, representing a 70% compounded annual growth rate. Our revenue has grown from $12.9 million for the fiscal year ended December 31, 2010 to $48.5 million for the fiscal year ended December 31, 2012, representing a 94% compounded annual growth, primarily driven by our consumer matching solutions. Revenue for the nine months ended September 28, 2013 increased to $59.0 million, representing an 81% increase from the $32.6 million of revenue generated during the nine months ended September 30, 2012. We experienced net losses of $3.5 million in 2010, $12.2 million in 2011 and $20.4 million in 2012.

Our Market Opportunity

        The market for care is large and highly fragmented. We believe that our target market includes all households with income greater than $50,000 and 15% of households with income less than $50,000, in each case with either a child under the age of 18 or a senior over the age of 65. According to the U.S. Census Bureau, there were 42 million such households in the United States in 2010. The needs of families seeking care are diverse, taking many different forms depending on the circumstances and life stage of the family. According to IBIS research, in 2012, an aggregate of $243 billion was spent in the United States on care, including day care, in-home care providers, housekeepers, nursing care facilities, tutoring and pet care. In other industry marketplaces, such as online travel, vacation rentals, and general merchandise, companies that provide marketing and payment solutions receive between 3% and 15% of gross spend. We believe that in the marketplace for care, companies that provide marketing and payment solutions could receive a similar amount of the gross spend.

        We believe there are several key demographic trends contributing to the large and growing total addressable market for online care marketplaces, including a significant percentage of dual-income and single-parent households with children and an increasing aging population with a high preference for home care. We believe these factors are also driving employers to provide family-care related benefits to their employees in order to reduce costs associated with care-related absences and increase employee productivity, engagement and loyalty.

        Despite the size and growth of the care market, there has historically been no proven, efficient and cost-effective way for families to connect with quality caregivers and for caregivers or care-related businesses to target a large number of families. Traditional alternatives employed by families, including word-of-mouth, directories, job boards and placement agencies, generally suffer from one or more of the following limitations: limited reach, lack of a comprehensive solution to address diverse and evolving care needs, and high cost. These traditional alternatives also typically do not provide a convenient way for families to manage the financial relationship with their caregiver. In addition, caregivers and care-related businesses lack a cost-effective way to promote their services, to target families at scale and, in the case of care-related businesses, to recruit caregivers efficiently.

Our Solutions

        Our suite of products and services enables families to manage their diverse and evolving care needs, caregivers to find jobs and manage their careers and businesses to recruit employees and advertise their business profiles.

Efficient, Reliable and Affordable Way for Families and Caregivers to Connect and Manage Their Care and Career Needs

        Our comprehensive and differentiated platform provides significant benefits to our members, including:

  •
  Efficient and reliable way for families to find quality caregivers.  Our members have access to easy-to-use job posting tools, powerful search features, detailed caregiver profiles, an online safety center and background check services, all of which are designed to empower our members to make efficient and informed decisions about their caregivers.

  •
  Efficient way for caregivers to target large, qualified audiences and professionalize their careers.  Caregivers can easily create detailed profiles to market themselves to a large qualified audience of families searching for care. In addition, we provide caregivers with access to services, educational resources and content to help professionalize and manage their careers.

  •
  Easy-to-use and secure communication tools.  We provide a cross-platform suite of communication tools to enable easy and efficient communication between families and caregivers. These easy-to-use tools are built around a monitored messaging system that members access through the Care.com website and mobile apps.

  •
  Comprehensive solutions.  Through our platform, families have access to a broad range of care solutions to address their diverse and evolving care needs, including childcare, tutoring, senior care options and housekeeping, as well as payment services to help manage the financial relationship with their caregivers. Likewise, caregivers can apply to jobs in any category of care posted by families or by care-related businesses.

  •
  Cost-effective alternative.  Families are provided free access to search, post a job and preview detailed caregiver profiles. Families pay a subscription fee, ranging from approximately $37 for a monthly subscription to $147 for an annual subscription, to contact an unlimited number of caregivers through our platform during the term of the subscription, including nannies, babysitters, pet sitters and tutors. Our caregiver members can apply to jobs through our platform and target families and care-related businesses at no cost.

  •
  Anytime, anywhere access.  Our services are available across multiple platforms and mobile devices to ensure that our members access Care.com easily and conveniently wherever they go. We provide our services through mobile apps on iOS and Android devices. We also make our website experience available on personal computers and mobile web browsers. Across these platforms, members are able to access our core features for finding care and jobs and for paying caregivers.

Easy-to-Use Payment Offerings

        Our tax and payments solutions are designed to make it easier for families to manage the financial relationship with their caregivers. We offer a payroll and tax product for families that employ a household worker and a convenience payments solution that enables families to make electronic payments to a caregiver from a computer or mobile device.

Comprehensive Care Solution for Employers

        We provide a comprehensive suite of care services for employers to offer to their employees, including our consumer matching solutions, payment offerings, back-up care services and care concierge services. In addition to helping employees better manage the balance between work and home life, these services are designed to benefit employers by promoting increased productivity, engagement and loyalty and reduced care-related absences.

Efficient Marketing and Recruiting Channel for Care-Related Businesses

        We provide a highly targeted suite of marketing and recruiting solutions for care-related businesses to reach our large database of families and caregivers.

Our Competitive Strengths

Largest Global Marketplace Focused on Care

        We are the world's largest online marketplace for finding and managing family care with more than 9.7 million members, including approximately 5.2 million families and 4.5 million caregivers, spanning 16 countries. In the United States, our service is available nationwide, with our member families residing in 83% of all zip codes and our member caregivers residing in 81% of all zip codes. Additionally, in the 20 most populated metro areas in the United States, we have at least 5,000 caregivers within a 10 mile radius of 85% of the zip codes of such metro area and at least 1,000 caregivers within a 10 mile radius of 98% of the zip codes of such metro area, where the zip codes of a metro area include all zip codes within 30 miles of the relevant city center.

High Quality Match Rate

        Based on our high match rate of paying members with caregivers, we believe our breadth of selection and our matching algorithms enhance the effectiveness of our marketplace and the value we offer to both families and caregivers. In the United States, our member surveys indicate that approximately four out of five families that subscribe to our consumer matching solutions successfully find a caregiver. Furthermore, our surveys indicate that families who hire caregivers using our platform have a high degree of satisfaction with the caregivers they find: 85% of responding families indicate that they are satisfied with their caregiver, and almost 50% indicate that they are extremely satisfied with their caregiver, responding with a score of ten out of ten.

Growing and Engaged Membership

        Over the last five years, we have expanded from 500,000 members to more than 9.7 million members. In 2013, on average, a new job was posted on our platform more frequently than every 30 seconds, and a new job application was submitted more frequently than every two seconds. This highly engaged membership helps improve the effectiveness of our services and increases the lifetime value of our members.

Powerful Network Effects

        As more families use our services, we attract more caregivers seeking a large pool of families in need of their services. Similarly, the increasing number of caregivers using our services has attracted more families. This cycle has driven more and more people to use our services and has resulted in a significant percentage of our new members coming from unpaid sources. In 2012, a majority of our paying families originated from unpaid sources.

Trusted and Recognized Brand

        We have invested in building a differentiated member experience for finding care. This investment includes the ongoing prioritization of features and processes that we believe contribute to the quality of our marketplace. We believe our product investments, combined with our investments in national brand advertising and our domain name itself, have established the Care.com brand as a leading and trusted brand for finding care.

Our Growth Strategy

Attract More Members to Our Platform

        We are still early in the penetration of our addressable market. In order to grow our membership, we intend to increase our investments in various marketing channels, including television, online search and community groups and forums, to increase brand awareness in the United States among families and caregivers. We also intend to increase our member base by selling our services to more employers who will offer our platform as a benefit to their employees.

Increase Revenue per Member

        As we improve our user experience and expand our product and service offerings, our revenue per member has increased. We intend to further increase revenue per member by introducing new products which are targeted at recurring uses, such as our recently introduced convenience payments and "date night" products and by increasing the cross-selling and merchandising of our existing products, such as HomePay and senior care services, within our existing membership base and via the employer channel. In addition, we intend to continue to engage our non-paying members with content and resources to drive higher conversion of members to paying members.

Expand and Increase Adoption of Our Payment Offerings

        We believe there is significant opportunity for us to grow our consumer solutions offerings by offering new payment solutions, such as our recently-launched convenience payments product, and increasing the percentage of Care.com members that use our HomePay product.

Grow Our International Business

        We are currently operating in 16 countries and in 7 languages. We intend to grow our international business by focusing on raising awareness of our services in these markets.

Attract More Care-Related Businesses to Our Platform

        Our recently-launched recruiting and marketing solutions for care-related businesses provide us with additional growth opportunities. We are still early in the penetration of the addressable client base for these services and believe there is a significant runway for future growth for both of these solutions.

Selectively Pursue Acquisitions and Strategic Relationships

        In 2012, we acquired Besser Betreut GmbH, or Betreut, Breedlove & Associates, L.L.C., or Breedlove, and Parents in a Pinch, Inc., and in 2013 we acquired the assets of the Big Tent public groups platform. These acquisitions further our strategy of growing our membership and increasing the value we offer. In the future, we may selectively pursue acquisitions that complement our existing business, enhance the user experience of our services, represent a strong cultural fit and are consistent with our overall growth strategy. In addition, we may enter into various strategic relationships to provide a more comprehensive offering to our members.

Selected Risk Factors

        Our business is subject to numerous risks and uncertainties. Please carefully read "Risk Factors" beginning on page 10 for a more complete explanation of the risks involved before investing in our common stock. For example, any of the following risks may negatively affect our business, competitiveness or growth strategy, which could cause the price of our common stock to decline, and result in a loss of a part or all of your investment:

  •
  We may not maintain our current rate of revenue growth;

  •
  We have a history of cumulative losses and expect to have operating losses as we continue to grow our business;

  •
  We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;

  •
  If the revenue generated by new paying members differs significantly from our expectations, or if our membership acquisition costs increase, we may not be able to recover our membership acquisition costs or generate profits from these investments;

  •
  Our business depends on the strength of our brand, which we have built by providing families and caregivers efficient, reliable and affordable services for finding quality caregivers and fulfilling jobs. If the services we provide fail to meet our members' expectations, the trust members have placed in our brand may be damaged, and we may be unable to maintain or expand our base of members and paying members; and

  •
  Our revenue and operating results could vary significantly from period to period and be unpredictable, which could cause the market price of our common stock to decline.

Company Information

        We were incorporated in Delaware on October 27, 2006. Our executive offices are located at 201 Jones Road, Suite 500, Waltham, MA 02451 and our telephone number is 781-642-5900. Our website address is www.care.com. The information contained in, or accessible through, our website does not constitute part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we become a large accelerated filer, which means that we have been public for at least 12 months, have filed at least one annual report and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the "JOBS Act," and references herein to "emerging growth company" shall have the meaning associated with such term in the JOBS Act.

        For fiscal periods prior to fiscal 2013, we operated and reported on a calendar basis fiscal year. Beginning in fiscal 2013, we began to operate and report using a 52 or 53 week fiscal year ending on the Saturday closest to December 31. Accordingly, our fiscal quarters end on the Saturday that falls closest to the last day of the third month of each quarter.

        We use various trademarks, trade names and design marks in our business, including without limitation "Care.com" and "Betreut.de." This prospectus also contains trademarks and trade names of other businesses that are the property of their respective holders.

        Unless the context otherwise requires, we use the terms "Care.com," "our company," "we," "us" and "our" in this prospectus to refer to Care.com, Inc. and its subsidiaries.

THE OFFERING

Issuer	Care.com, Inc.
Common stock we are offering	5,350,000 shares
Common stock to be outstanding after the offering	29,746,202 shares
Over-allotment option	802,500 shares
Use of proceeds	We intend to use the net proceeds to us from this offering for working capital and other general corporate purposes, including potential acquisitions. See "Use of Proceeds" for more information.
Risk factors	See "Risk Factors" beginning on page 10 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our common stock.
Proposed New York Stock Exchange symbol	"CRCM"

        The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of September 28, 2013 and excludes:

  •
  3,553,291 shares of common stock issuable upon exercise of stock options outstanding as of September 28, 2013, at a weighted-average exercise price of $4.27 per share;

  •
  80,697 shares of common stock issuable upon exercise of warrants outstanding as of September 28, 2013, at a weighted-average exercise price of $1.69 per share;

  •
  178,410 shares of common stock reserved as of September 28, 2013 for future issuance under our 2006 Stock Incentive Plan;

  •
  4,112,048 shares of our common stock reserved for future issuance under our 2014 Incentive Award Plan, which will become effective on the day prior to the public trading date of our common stock, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

  •
  191,278 shares of our Series E redeemable preferred stock (or an equivalent number of shares of our common stock in the event our Series E redeemable preferred stock has been converted into common stock) we expect to issue to certain of our stockholders in the first quarter of 2014 as a result of the achievement of specified performance milestones in connection with a 2012 acquisition.

        Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  the conversion of all outstanding shares of our redeemable convertible preferred stock into 21,299,378 shares of our common stock, which will occur automatically immediately prior to the closing of this offering;

  •
  the filing of our restated certificate of incorporation and the adoption of our amended and restated by-laws upon the closing of this offering; and

  •
  no exercise by the underwriters of their over-allotment option.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. The statement of operations data for the years ended December 31, 2011 and 2012 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended September 28, 2013 and balance sheet data as of September 28, 2013 have been derived from our unaudited financial statements appearing elsewhere in this prospectus. You should read this data together with our audited financial statements and related notes appearing elsewhere in this prospectus and the information under the captions "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of our future results, and results for the nine months ended September 28, 2013 are not necessarily indicative of results to be expected for the full year ended December 28, 2013.

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
	(in thousands, except per share data)
Revenue	$26,006	$48,493	$32,567	$58,976
Cost of revenue	6,225	10,210	7,224	13,992
Operating expenses:
Selling and marketing	22,480	35,916	27,919	43,852
Research and development	4,639	7,662	5,443	8,419
General and administrative	4,621	13,671	8,959	13,307
Depreciation and amortization	173	1,724	786	3,166

Total operating expenses	31,913	58,973	43,107	68,744

Operating loss	(12,132)	(20,690)	(17,764)	(23,760)
Other (expense) income, net	(20)	(47)	(45)	(318)

Loss before income taxes	(12,152)	(20,737)	(17,809)	(24,078)
(Benefit from) provision for income taxes	—	(317)	70	587

Net loss	(12,152)	(20,420)	(17,879)	(24,665)
Accretion of redeemable convertible preferred stock	(41)	(48)	(34)	(42)

Net loss attributable to common stockholders	$(12,193)	$(20,468)	$(17,913)	$(24,707)

Net loss per share attributable to common stockholders:
Basic and diluted	$(5.57)	$(7.97)	$(7.28)	$(8.36)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	2,188	2,568	2,462	2,957
Pro forma net loss per share attributable to common stockholders:
Basic and diluted		$(1.03)		$(1.00)
Pro forma weighted average shares used to compute pro forma net loss per share outstanding:
Basic and diluted		19,702		24,256

	As of September 28, 2013
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$38,003	$38,003	$110,770
Working capital	15,522	18,194	91,582
Total assets	122,302	122,302	194,213
Total deferred revenue	8,135	8,135	8,135
Total non-current liabilities	7,078	4,078	4,078
Redeemable convertible preferred stock	152,236	—	—
Total stockholders' (deficit) equity	(66,146)	91,762	164,294

(1)
The pro forma balance sheet data give effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 21,299,378 shares of common stock upon the closing of this offering.

(2)
The pro forma as adjusted balance sheet data give effect to our issuance and sale of 5,350,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, cash equivalents and short-term investments, working capital, total assets and total stockholders' equity by approximately $5.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to invest in our common stock. Our business, operating results, financial condition or prospects could be materially and adversely affected by any of these risks and uncertainties. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, operating results, financial performance or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus before making a decision to invest in our common stock.

Risks Related to Our Business

We may not maintain our current rate of revenue growth.

        Our revenues have grown rapidly, increasing from $12.9 million in 2010 to $48.5 million in 2012, representing a compounded annual growth rate of 94%. Our continued revenue growth and the rate of our revenue growth depend largely on our ability to effectively and efficiently grow our membership, increase the number of members who pay for our products and services, increase the average revenue from our paying members and lengthen the time period existing and new members continue to pay for our products and services. We cannot assure you that we will be successful in continuing to expand our paying member base at the same rates, or at all. In addition, our revenue growth rate may decline if we are not successful in cross-selling new and existing products and services to our members, such as our consumer payments solutions, or in continuing to develop new products and services that members consider valuable.

        You should not rely on our historical rate of revenue growth as an indication of our future performance. If our growth rates were to decline significantly or become negative, it could adversely affect our financial condition and results of operations.

We have a history of cumulative losses and expect to have operating losses as we continue to grow our business.

        We experienced net losses of $3.5 million in 2010, $12.2 million in 2011 and $20.4 million in 2012. We expect our operating expenses to increase significantly over the next several years, which is likely to lead to additional losses. Therefore, we may not achieve profitability in the immediate future, if ever. In particular, we intend to continue to invest substantial resources in marketing to acquire new, paying members. We also intend to hire additional personnel in marketing, operations, sales and other areas of our business and to introduce new products, services and features, each of which will increase our expenses with no assurance that we will generate sufficient revenue to reduce our losses or achieve profitability. In addition, as we prepare to become a public company, and as a public company, we are incurring and will continue to incur additional significant legal, accounting and other expenses that we did not have as a private company.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

        We have a limited operating history, and because the market for accessing care online is rapidly evolving and has not yet reached widespread adoption, it is difficult for us to predict our future operating results. In addition, much of our growth has occurred over the last two years, which makes it difficult for us to predict the expected length of paid memberships, revenue per member, member acquisition costs and other key performance indicators for our business. You should consider our business and prospects in light of the risks and difficulties we may encounter in this rapidly evolving market. These risks and difficulties include those described in this prospectus and our ability to, among other things:

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  attract and retain members and maintain an appropriate family to caregiver ratio of active members;

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  encourage paying members to stay longer and return as paying members sooner after their paid membership lapses;

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  cross-sell our products and services to our new and existing members and continue to develop and diversify our product offerings for members;

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  sell our services to employers and care-related businesses;

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  provide our members with superior user experiences;

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  motivate members to contribute additional, timely and accurate content to our marketplace;

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  anticipate and react to changes in technology and challenges from existing and new competitors;

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  maintain the strength and increase awareness of our brand; and

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  manage and grow our international operations in existing markets.

        Failure to adequately address these risks and difficulties could harm our business and cause our operating losses to grow. In addition, if the demand for online care does not develop as we expect, or if we fail to address the needs of this demand, our business will be harmed.

If the revenue generated by paying members differs significantly from our expectations, or if our membership acquisition costs increase, we may not be able to recover our membership acquisition costs or generate profits from these investments.

        We had $35.9 million in sales and marketing expenses in 2012 and $43.9 million in sales and marketing expenses during the nine months ended September 28, 2013. We expect to continue to make significant investments to acquire additional members, including advertising through television, online, local radio, direct mail, social media and other advertising campaigns. Our decisions regarding these investments are based on our anticipated marketing cost to acquire each additional paying member and our analysis of the revenue we believe we can generate per paying member over the expected lifetime of such membership. Currently, most of our paid memberships are monthly memberships, and the average paid membership length for our consumer matching solutions is approximately seven months. As a result, we must regularly replace paying members who allow their membership to lapse with new paying members either by converting existing non-paying members or by attracting new members to our service. Our anticipated member acquisition costs and our analysis of the revenue that we expect new paying members to generate over the life of the membership depends upon several estimates and assumptions, including lengthening paid memberships and increasing renewal rates, including conversion rates of existing members to paying members, future membership fees and our success in cross-selling existing and new products and services to members.

        If our estimates and assumptions regarding either our cost to acquire paying memberships or the revenue we can generate from those memberships over their lifetime prove incorrect, we may be unable to recover our member acquisition costs and our operating losses may increase. Similarly, if our member acquisition costs increase, the return on our investment may be lower than we anticipate irrespective of the revenue generated by new members. If we cannot generate profits from this investment, we may need to alter our growth strategy, and our growth rate and results of operations may be adversely affected.

Our business depends on the strength of our brand, which we have built by providing families and caregivers efficient, reliable and affordable services for finding quality caregivers and fulfilling jobs. If the services we provide fail to meet our members' expectations, the trust members have placed in our brand may be damaged, and we may be unable to maintain or expand our base of members and paying members.

        Trust in our brand is essential to the strength of our business. Member awareness, and the perceived value, of our brand depends largely on the success of our marketing efforts and our ability to provide a consistent, high-quality member experience. As a result, we must ensure that our new and existing members are satisfied with all of our products and services. Complaints or negative views of our products or services, caregivers or families, irrespective of their validity, could diminish members' confidence in and the use of our platform and adversely impact our brand.

        In addition, our member experience extends beyond the products and services that we offer through our website and to the point of service. As a result, actions taken by caregivers and families, which are outside of our control, could have a significant impact on our brand, and any illegal or otherwise harmful acts, even if only by one or a small number of our members, may have a significant negative impact on our brand. If our efforts to promote and maintain our brand are not successful or if our member experience is not otherwise positive, our operating results and our ability to attract and retain members may be adversely affected.

        Furthermore, an adverse, public event resulting from the actions of a caregiver on a competitor's platform could adversely affect us—even if the caregiver has no relationship with our platform—and reduce consumer confidence in seeking caregivers through an online platform.

If we fail to manage our growth effectively, our business, operating and financial results may suffer.

        We have recently experienced, and expect to continue to experience, significant growth, which has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. We expect that our growth strategy will require us to commit substantial financial, operational and technical resources, and we expect that our marketing cost per paying member will increase in the near term. Continued growth also could strain our ability to maintain reliable service levels for our members, to enhance our product offerings, to develop and improve our operational, financial and management controls, to continue to strengthen our reporting systems and procedures and to recruit, train and retain highly skilled personnel. As our operations grow in size, scope and complexity, we will need to scale our systems and infrastructure accordingly and may determine we need to open additional offices, add more network capacity and make other capital investments, which will require significant expenditures and allocation of valuable management resources. If we fail to maintain the necessary level of discipline and efficiency, or if we fail to allocate limited resources effectively in our organization as it grows, our business, operating results and financial condition may suffer.

Our revenue and operating results could vary significantly from period to period and be unpredictable, which could cause the market price of our common stock to decline.

        Our operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, many of which are outside of our control. As a result, comparing our revenue and operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance.

        In addition, we generally experience some seasonality fluctuations in our financial results due to heightened demand for caregivers from families at the beginning of the school year and at the beginning of the calendar year. Accordingly, purchases of subscriptions for our consumer matching solutions generally increase in the first and third quarters compared to the second and fourth quarters. Although historically our revenue has increased in each quarter as we have added members, in the future this seasonality may cause fluctuations in our financial results. In addition, other seasonality trends may develop, and the existing seasonality and consumer behavior that we experience may change.

        We have based our current and projected future expense levels on our operating plans and sales forecasts, and our operating costs are relatively fixed in the short term. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenue, and even a small shortfall in revenue could disproportionately and adversely affect our financial results for a given quarter.

        It is possible that our operating results in some periods may be below market expectations. This would likely cause the market price of our common stock to decline. In addition to the other risk factors listed in this section, our operating results may be affected by a number of factors, including:

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  fluctuations in demand for our products and services;

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  fluctuations in sales cycles for our products and services;

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  general economic conditions in our domestic and international markets;

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  our ability to develop and introduce new products and product enhancements that are attractive to our members;

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  the mix of monthly memberships and annual memberships, as the amount of revenue recognized per month on an annual membership is less than a monthly membership;

  •
  member acceptance of new product introductions;

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  our ability to sell our services to employers and care-related businesses;

  •
  any significant changes in the competitive dynamics of our markets, including new entrants or substantial discounting of products;

  •
  any decision to increase or decrease operating expenses in response to changes in the marketplace or perceived marketplace opportunities;

  •
  our ability to derive benefits from our investments in sales, marketing, engineering or other activities;

  •
  volatility in our stock price, which may lead to higher stock compensation expenses; and

  •
  unpredictable fluctuations in our effective tax rate due to disqualifying dispositions of stock from our stock incentive plan, changes in the valuation of our deferred tax assets or liabilities, changes in actual results versus our estimates or changes in tax laws, regulations, accounting principles or interpretations thereof.

We depend on highly skilled personnel to grow and operate our business, particularly our chief executive officer, and if we are unable to hire, retain and motivate our personnel, we may not be able to grow effectively.

        Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain highly-skilled personnel. Our ability to execute efficiently depends upon contributions from all of our employees, in particular our senior management team. Key institutional knowledge remains with a small group of long-term employees and directors whom we may not be able to retain. We do not have employment agreements other than offer letters with any key employee, including our chief executive officer, and we do not maintain key person life insurance for any employee other than our chief executive officer. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Our growth strategy also depends on our ability to expand and retain our talent pool. Identifying, recruiting, training and integrating qualified individuals requires significant time, expense and attention. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources in the Boston area, where our headquarters is located, is intense. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed.

        We believe that our culture has the potential to be a key contributor to our success. As we grow, if we do not continue to develop our corporate culture it could harm our ability to foster the innovation, creativity and teamwork we believe we need to support our growth.

        Finally, we utilize off-shore resources through third parties over whom we have limited control to assist us in developing certain products and features. If any of these third parties terminates their relationship with us or fails to provide adequate services, it could cause delays in our release of new product offerings and/or features and harm our business.

The number of our registered members is significantly higher than the number of our paying members and substantially all of our revenue is derived from our paying members.

        The number of registered members in our marketplace is significantly higher than the number of paying members because some members choose to register, but not become paying members, and others become paying members, but choose not to renew their paid memberships. If we are not able to attract new registered members, convert registered members to paying members or retain our paying members for a longer period of time our business may not grow as fast as we expect, which will harm our operating and financial results and may cause our stock price to decline. Therefore, we must provide features and products that demonstrate the value of our marketplace to our members and motivate them to become paying members. If we fail to successfully motivate our members to do so, our business and operating results could be adversely affected.

Our international operations are subject to increased challenges and risks.

        In 2012, we launched our platform in the United Kingdom and Canada, and we acquired Besser Betreut GmbH, or Betreut, in Germany. While we intend to focus most of our international efforts on growing our existing international markets, we also may expand our international operations in the future. We have an even more limited operating history as a company outside the United States, and our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, regulatory systems and commercial infrastructures. This international expansion has required us, and will continue to require us, to invest significant funds and other resources. International expansion also subjects us to risks that we have not previously faced, including risks associated with:

  •
  recruiting and retaining talented and capable employees in foreign countries;

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  providing products and services across a significant distance, in different languages and among different cultures, including potentially modifying our solutions and features to ensure that they are culturally relevant in different countries;

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  compliance with applicable foreign laws and regulations, which, in certain areas such as privacy and data protection, may be more restrictive than U.S. laws and regulations;

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  compliance with anti-bribery laws, including without limitation compliance with the Foreign Corrupt Practices Act and the United Kingdom Bribery Act;

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  currency exchange rate fluctuations; and

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  higher costs of doing business internationally.

        If our revenue from our international operations does not exceed the expense of establishing and maintaining these operations, our business and operating results will suffer.

Many individuals are using devices other than personal computers to access the Internet. If users of these devices do not widely adopt solutions we develop for these devices, our business could be adversely affected.

        The number of people who access the Internet through devices other than personal computers, including personal digital assistants, smart phones and handheld tablets, has increased dramatically in the past few years and is projected to continue to increase. If we are unable to develop mobile solutions to meet the needs of our users, our business may not grow as fast as we expect, which will harm our operating and financial results and may cause our stock price to decline. Additionally, as new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our solutions for use on these alternative devices, and we may need to devote significant resources to the creation, support and maintenance of such devices. In the future, we may encounter difficulties integrating our mobile app into mobile devices or we may experience problems in our relationships with providers of mobile operating systems or mobile application download stores, such as those of Apple or Google. It is also possible that our applications could receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which our products are listed in the Apple App Store. Any of these events could adversely affect our growth and our results of operations.

We depend on search engines and job board sites to attract a significant percentage of our members, and if those businesses change their ranking or listings practices, algorithms or increase their pricing, it could impact our ability to attract new members.

        Many of our members locate our websites through search engines, such as Google, Yahoo! and Bing. Search engines typically provide two types of search results, algorithmic and purchased listings, and we rely on both types. Algorithmic listings cannot be purchased and are determined and displayed by a set of formulas designed by the search engine. Search engines revise their algorithms from time to time in an attempt to optimize search result listings. If the search engines on which we rely for algorithmic listings modify their algorithms in a manner that reduces the prominence of our listing, fewer potential members may find and click through to our websites. Additionally, our competitors' search engine optimization efforts may result in their websites receiving greater prominence in search result listings than ours, which could also reduce the number of potential members that visit our websites. We have experienced fluctuations in the prominence of our search result listings in the past and we anticipate fluctuations in the future. In addition, costs for purchased listings on search engines have increased in the past and may continue to increase in the future. Price increases could reduce the number of potential members that visit our websites and increase our costs. Any reduction in the number of users directed to our websites from search engines would harm our business and operating results.

        Job board sites are also an important source of our caregiver acquisition efforts. We derive much of that volume from organic search listings within those job boards. Should those job board aggregators deny our listings within their organic search listings, we would have to find alternative paid sources to acquire caregivers, which would increase our acquisition costs.

Our business may be harmed if users view our marketplace as primarily limited to finding full-time caregivers for children.

        Our membership growth and engagement rates could be adversely affected if consumers perceive the utility of our marketplace to be limited to finding full-time caregivers for children. Despite the breadth of care needs that can be met through our platform, including after school care, occasional babysitting, senior care, pet care, tutoring and housekeeping, approximately 35% of job postings in 2013 were for full-time child caregivers. In addition, our convenience payments product, which may be useful to families who employ any type of caregiver part-time or full-time, child care or senior care, is still in the early stages of adoption among our membership base and we cannot be certain what the rate of adoption will be or if enough of our users will find it sufficiently useful for us to continue to support. If families and caregivers fail to utilize the breadth of the family care and other services available through our marketplace, our membership growth and engagement rates could be negatively impacted, and our business will be harmed.

If we fail to expand and increase adoption of our consumer payments solutions, our results of operations and competitive position will suffer.

        As part of our growth strategy, we intend to grow our consumer payments solutions. Since our acquisition of Breedlove & Associates, L.L.C., or Breedlove, in August 2012, we have offered Care.com HomePay, a household employer payroll and tax product. Although an increasing percentage of our members are using HomePay, our growth and results of operations will be adversely affected if this trend does not continue. We also recently introduced a convenience payments product that allows families to make electronic payments to their caregivers using our mobile or desktop applications, and we intend to develop other payment and financial solutions to offer to our members as we expand our offerings and services. When we develop a new product, we typically incur expenses and expend resources upfront to market, promote and sell the new offering. Therefore, these new products must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market. If we fail to increase adoption of HomePay, or our convenience payments product or any other payments solutions we may offer do not achieve adequate acceptance in the market, our competitive position will be impaired, and our revenues could decline.

Our independent registered public accounting firm has advised us that it has identified a material weakness in our internal control over financial reporting. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

        Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the preparation of the registration statement of which this prospectus forms a part, our independent registered public accounting firm discovered errors in our financial statements related to the accounting for intangible assets. Specifically, we erroneously recognized impairment charges related to certain acquired intangible assets that should not have been impaired and determined periodic amortization using inappropriate economic useful lives. The effect of these errors was material to our financial statements. As a result of these items, we concluded that a material weakness in our internal control over financial reporting existed as of December 31, 2012. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that was identified related to our lack of resources within our finance function required to analyze and account for complex non-routine transactions in a timely manner.

        Since January 1, 2013, we have taken steps to build a more experienced accounting and finance organization, including hiring a new chief financial officer, senior vice president of finance, assistant controller and senior accountant, and designing and implementing improved processes and controls. While we believe we have remediated the material weakness identified for fiscal 2012, we may identify additional related or unrelated material weaknesses or significant deficiencies in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

        In addition, implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to implement new processes and modify our existing processes and take significant time to complete. Moreover, any such changes do not guarantee that we will be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. Furthermore, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products and services to new and existing customers, particularly our payroll, tax and compliance products and services.

Data security and integrity are critically important to our business, and breaches of security, unauthorized disclosure of information about our members, denial of service attacks or the perception that member information is not secure could result in a material loss of business, substantial legal liability or significant harm to our reputation.

        We collect, process and store a large amount of consumer information, including financial information and sensitive personal information. This data is often accessed through transmissions over public and private networks, including the Internet. Despite our physical security measures, implementation of technical controls and contractual precautions designed to identify, detect and prevent the unauthorized access, alteration, use or disclosure of our data, there is no guarantee that these measures or any other measures can provide absolute security. Systems that access or control access to our services and databases may be compromised, as a result of criminal activity, negligence or otherwise. Threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Several recent, highly publicized data security breaches and denial of service attacks at other companies have heightened consumer awareness of this issue and may embolden individuals or groups to target our systems. Unauthorized disclosure or use, or loss or corruption, of our data or inability of our members to access our systems could disrupt our operations, subject us to substantial legal liability, result in a material loss of business, and significantly harm our reputation.

        We are subject to diverse laws and regulations in the United States and foreign countries mandating notification to affected individuals in the event that personal data (as defined in the various governing laws) is accessed or acquired by unauthorized persons. In the United States, federal and state laws provide for more than 40 diverse notification regimes, all of which we are subject to. Germany also has breach notification laws, and the new laws being debated in Europe propose introducing a general mandatory breach notification requirement with which we would have to comply. Complying with such numerous and complex regulations in the event of unauthorized access would be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and additional liability.

We may continue to make acquisitions, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

        As part of our business strategy, we have made, and may in the future make, acquisitions to add specialized employees, complementary companies, products or technologies. For example, in the last 18 months, we acquired Betreut, Breedlove and Parents in a Pinch, Inc. (now known as Care Concierge, Inc.), or PIAP. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown liabilities. For any such transaction, we may:

  •
  issue additional equity securities that would dilute our stockholders;

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  use cash that we may need in the future to operate our business;

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  incur debt on terms unfavorable to us or that we are unable to repay;

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  incur large charges or expenses or assume substantial liabilities;

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  become subject to new laws and regulations about which we have limited prior experience or knowledge;

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  encounter difficulties retaining key employees of the acquired companies; and

  •
  become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

        Any of these risks could harm our business and operating results. In addition, for legal, technical or business reasons, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of any company we acquire as quickly or fully as we would like. The integration of any acquired company may require, among other things, coordination of administrative, sales and marketing, accounting and finance functions, harmonization of legal terms and privacy policies and expansion of information and management systems.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our platform is accessible, and our business is subject to risks of events outside of our control.

        Our members access information through our websites and mobile apps. Our reputation and ability to acquire, retain and serve our members depend upon the reliable performance of our websites and mobile apps and the underlying network infrastructure. We have previously experienced, and may experience in the future, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, computer viruses or physical or electronic break-ins, denial of service attacks, capacity constraints and fraud or security violations. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our solutions become more complex and if our user traffic increases. If our platform is unavailable when users attempt to access it or it does not load as quickly as they expect, users may use other services and may not return to our platform as often in the future, or at all. This would negatively impact our ability to attract users and increase engagement on our website and mobile apps. We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our infrastructure to accommodate actual and anticipated changes in our business and in our technology, our business and operating results may be harmed.

        Substantially all of our communications, network and computer hardware used to operate our website at www.care.com are co-located in a single facility in Ashburn, Virginia. We do not own or control the operation of this facility. Our systems and operations are also vulnerable to damage or interruption from tornadoes, floods, fires, power losses, telecommunications failures or acts of war. For example, a significant natural disaster, such as a major snowstorm or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for such losses that may occur. In addition, acts of terrorism could cause disruptions in our business or the economy as a whole.

        We have implemented disaster recovery procedures that allow us to move our platform to a back-up data center in the event of a catastrophe. However, these procedures do not yet provide a real time back-up data center. Therefore, if our primary data center shuts down, there will be a period of time that our platform will remain unavailable while the transition to a back-up data center takes place.

Interruptions or delays in service arising from our third-party vendors could impair the delivery of our service and harm our business.

        We rely in part upon third-party vendors to provide our convenience payments product and other services upon which we rely, including data center and Internet infrastructure services, credit card and payment processing services, background checking services, email management and delivery services, customer relationship management services and other services critical to our business. The operation of our product and service offerings could be impaired if the availability of these services is interrupted or limited in any way. We have contractual relationships with these parties but do not have physical control over their daily operations, which increases our vulnerability to problems with the services they provide. If any of these third-party service providers terminates their relationship with us, or does not provide an adequate level of service to our members, it would be disruptive to our business as we seek to replace the service provider or remedy the inadequate level of service.

        In addition, these service providers are vulnerable to damage or interruption from tornadoes, floods, fires, power loss, telecommunications failures and similar events. They also are subject to break-ins, sabotage, acts of vandalism, the failure of physical, administrative, and technical security measures, terrorist acts, human error, financial insolvency and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our service and unauthorized access to, or alteration of, the content and data contained on our systems and the content and data that these third-party vendors store and deliver on our behalf.

        We have experienced, and expect to continue to experience, interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with our members, our brand and reputation and our ability to attract, retain and serve our members.

If we or our service providers fail to process payment transactions effectively and accurately or fail to protect against potential fraudulent activities relating to payment transactions, we may incur expenses and suffer reputational harm.

        We offer household employer payroll and tax services through our subsidiary Breedlove. We also recently introduced an electronic payments solution through a third-party payments processor that allows families to make electronic payments to their caregivers through our website and mobile apps. It is possible that we or our service provider may make errors in processing payments or that funds may be misappropriated due to fraud. We may also make errors in calculating and remitting taxes to the Internal Revenue Service. In addition, the online tax preparation, payroll administration and online payments industries have increasingly been subject to fraudulent activities by third parties.

        In addition to any direct damages and potential fines we may incur as a result of payment processing errors or fraud relating to our payments products, negative publicity or a loss of confidence regarding these services could harm our business and damage our brand.

We may not be able to compete successfully against current and future competitors.

        We are and will continue to be faced with many competitive challenges, any of which could adversely affect our prospects, results of operations and financial condition.

        With respect to our consumer matching solutions, we compete for families, caregivers, employers and care-related businesses with traditional offline consumer resources, online job boards and other, online care marketplaces. We also compete for a share of care-related businesses' overall recruiting and advertising budgets with traditional, offline media companies and other Internet marketing providers. Our principal competitors are Craigslist, a "free to consumer" website, and Sittercity, Inc., an online care specific marketplace. In the consumer payments market, our convenience payments product competes with other payment solutions such as PayPal and Google Payments, and HomePay competes with similar products offered by 4nannytaxes.com and GTM Payroll Services. In addition, we may in the future be subject to competition from companies that operate other online marketplaces and that decide to expand into the online care market or other established companies that decide to expand into the consumer payments market. These potential competitors may be larger and have more resources than we do, may enjoy substantial competitive advantages, such as greater name recognition, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. As a result, these potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities or technologies.

        To compete effectively for members, we must continue to invest significant resources in marketing and in the development of our products and services to enhance their value. To compete effectively for revenue from employers and care-related businesses, we must continue to invest in marketing and in growing our membership. Failure to compete effectively against our current or future competitors could result in loss of current or potential members, which could adversely affect our margins, and prevent us from achieving or maintaining profitability. We cannot assure you that we will be able to compete effectively for members in the future against existing or new competitors, and the failure to do so could result in loss of existing or potential members, reduced membership revenue, increased marketing or selling expenses or diminished brand strength, any of which could harm our business.

We may incur liability or other expenses if members do not meet the expectations of other members they connect with through our platform, if caregivers or other users of our services engage in inappropriate, harmful or illegal conduct, or if we do not notify our members of alleged inappropriate or illegal conduct.

        Even though U.S. courts have held that online services companies are not responsible for the actions of their website users in many circumstances, and our terms of use state that any screening we perform on families and caregivers is limited, there is a low tolerance for failure when seeking care for a loved one. Therefore, families and caregivers may seek damages from us if a caregiver or family does not meet their expectations or causes them harm. These claims also may be brought under foreign laws, which often do not provide the same protections for online services companies as in the United States. Even if these claims do not result in liability to us, they may result in significant investigation or defense costs, as well as negative publicity. In addition, because there is a particularly low tolerance for failure when seeking care for a loved one, any such claims, events or publicity could have a significant adverse effect on our reputation and brand. Any of these results, particularly damages to our brand and reputation, could adversely affect our financial condition, business and operating results.

        Our subsidiary PIAP provides back-up child and elder care to families by directly assigning caregivers, some of whom are PIAP employees, to families in need of temporary care. The caregivers and families involved in these transactions are not required to be members of our consumer matching solutions. To the extent that a caregiver provided through our back-up services does not meet the expectations of a family or causes harm, we may be subject to claims from that family or from the employer that subscribed to this service and offered it as an employee benefit to the family.

        From time to time, we become aware of information relating to our members through complaints from other members, publicly available sources or otherwise, which results in our removal of the member from our marketplace. Because of the complex legal and regulatory environment in which our business operates, we generally do not advise other members when we decide to remove a particular member and, when we do advise members that we have removed a member, we generally do not tell them the reason for removal. As a result, a member who hires a caregiver through our platform may not be aware that the caregiver has subsequently been removed from our marketplace or the reason the caregiver was removed, and may seek to make a legal claim against us for failure to notify them of the removal or the reason for the removal. Any such claims, whether or not meritorious, or any claim by a caregiver that he or she should not have been so removed, may be a distraction to management, result in our incurring costs to defend the claim or otherwise harm our business and reputation.

Adverse economic conditions may adversely impact our business.

        Our business depends on the overall demand for care. Our prospective members' employment and income impact their demand for care. Increased unemployment or a reduction in labor force participation could reduce the number of dual-income families—a key component of our target market—and therefore the number of families seeking care. In addition, if consumer spending is reduced due to a weak economy, families may decrease spending on care services they believe to be non-essential, such as housekeeping and tutoring, or reduce or eliminate certain activities that typically require the services of our caregivers, such as date nights that require babysitters and vacations that may require pet sitters. As a result, weakened macroeconomic conditions could decrease the traffic on our platform, reduce sales of our products and services and delay adoption of new offerings.

If we require additional funds from outside sources in the future, those funds may not be available on acceptable terms, or at all.

        We may require additional funds from outside sources in the future, and we may not be able to obtain those funds on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders.

        If we do not have, or are not able to obtain, sufficient outside funds, we may have to delay development of new product offerings. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our development programs. We also may have to reduce marketing or other resources devoted to our products or cease operations. Any of these actions could harm our operating results.

We use, store and, in some instances, share information collected from or about our members and site visitors and their devices, which may subject us to governmental and industry regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could harm our business.

        We receive, store and process information from and about our members and website visitors and their devices, as well as information about HomePay and back-up care users, including name, contact information, and in some cases sensitive personal information, such as credit card numbers, tax return information, bank account numbers, social security numbers and other personal information such as criminal background information. In addition, our service enables our members to direct us to share information, including personal and background information, with other members and with third parties.

        Diverse legal and industry requirements in the regions where our members and site visitors reside may apply to our collection, use, storage and sharing information about such individuals, including to the extent that our members choose to share data about themselves or family members in connection with potential employment in the home setting. The scope of these privacy and data protection obligations are changing in substantial and unpredictable ways, subject to differing interpretations, and may be inconsistent between different regions or conflict with other rules.

        Some industry requirements subject us to payment card association operating rules, certification requirements and rules, including the Payment Card Industry Data Security Standard, or PCI DSS, a security standard with which companies that collect, store or transmit certain data regarding credit and debit cards, credit and debit card holders, and credit and debit card transactions are required to comply. Our failure to comply fully with the PCI DSS may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors and merchant banks. Such failure to comply fully may also subject us to fines, penalties, damages and civil liability, and may result in the loss of our ability to accept credit and debit card payments. In addition, there is no guarantee that PCI DSS compliance will prevent illegal or improper use of our services or the theft, loss or misuse of data pertaining to credit and debit cards, credit and debit card holders and credit and debit card transactions.

        We strive to comply with all applicable laws, policies, legal obligations and industry requirements relating to privacy and data protection, to the extent reasonably possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other privacy-related legal obligations, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our members and customers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as customers, vendors or developers, violate applicable laws, their contractual obligations to us or our policies, such violations may also put our members' information at risk and could in turn have an adverse effect on our business.

        Complying with existing and proposed laws, regulations and industry standards applicable to the collection, use, storage and sharing of data about our members and site visitors can be costly and can delay or impede the development of new products, result in negative publicity and reputational harm, increase our operating costs, require significant management time and attention, increase our risk of non-compliance and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.

Our business is subject to a variety of U.S. and foreign laws, some of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

        Federal, state, municipal and/or foreign governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies and regulations covering user privacy, data security, unfair and deceptive practices, payment processing, tax preparation and/or the collection, use, maintenance, processing, transfer, storage and/or disclosure of data associated with a unique individual, including in connection with potential employment and other activities. The regulatory environment for many of these laws is very unsettled in the United States and internationally, especially as it applies to the products and services we offer and to the operation of our business generally.

        Our operations are subject to numerous laws that regulate privacy, data security and the use of consumer background information. Certain of these laws provide for civil and criminal penalties for the unauthorized release of, or access to, this protected information or for not adopting processes or procedures for handling reported inaccuracies in this protected information. For example, in the United States we acquire information about our members from consumer credit reporting agencies and other third-party sellers of public data about unique individuals. We use this information in an effort to verify the accuracy of the information members provide about themselves and to further our business objective to maintain a trusted online community for our members. We also facilitate the sharing of third-party consumer reports and criminal background checks between members at the direction of the individual who is the subject of the report. The Fair Credit Reporting Act, or the FCRA, applies to consumer credit reporting agencies as well as data furnishers and users of consumer reports, as those terms are defined in the FCRA. The FCRA promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies that engage in the practice of assembling or evaluating information relating to consumers for certain specified purposes, including for employment. The FCRA limits the distribution and use of consumer reports and establishes consumer rights to access and dispute their own credit files, among other rights and obligations. Members who access consumer reports about job applicants via our service expressly agree to follow the FCRA requirements for employers. Violation of the FCRA can result in civil and criminal penalties. The U.S. Federal Trade Commission, the Consumer Financial Protection Bureau, and the State Attorneys' General, acting alone or in cooperation with one another, actively enforce the FCRA as do private litigants. Many states have enacted laws with requirements similar to the FCRA. Some of these laws impose additional, or more stringent, requirements than the FCRA.

        In addition, the payment processing and tax preparation industries are receiving heightened attention from federal and state governments. New legislation, regulation, public policy considerations, litigation by the government or private entities or new interpretations of existing laws may subject us to additional legal or regulatory oversight or obligations, restrict the types of products and services that we can offer or the prices we can charge, or otherwise cause us to change the way we operate our payment processing and tax preparation businesses or offer our payment processing and tax products and services. This in turn may increase our cost of doing business and limit our revenue opportunities. In addition, if our practices are not consistent with current or new interpretations of existing laws, we may become subject to lawsuits, penalties and other liabilities.

        If we are not able to comply with existing or new laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which would negatively affect our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

As we develop and sell new products, services and features, we may be subject to additional and unexpected regulations, which could increase our costs or otherwise harm our business.

        As we develop and sell new products, services and features to our members, we may become subject to additional laws and regulations, which could create unexpected liabilities for us, cause us to incur additional costs or restrict our operations. For example, we offer our convenience payments product to our members through a third party. If, in the future, we provide this product directly to our members, we would be subject to complex financial regulations. We may also become subject to financial regulations as we develop additional payment and financial solutions for our members. In addition, if we expand our offerings to include more personalized services, we may become subject to various laws and regulations relating to the protection of children, seniors and/or prospective employees.

        Our failure to accurately anticipate the application of laws and regulations that governmental organizations or others may claim are applicable to new products and services we may offer, or other failure to comply, could create liability for us, result in adverse publicity or cause us to alter our business practices, which could cause our revenue to decrease, our costs to increase or our business otherwise to be harmed.

We could face liability or other expenses for information on or accessible through our online marketplace.

        A significant portion of the information available through our online marketplace, including job postings, caregiver profiles and photographs, is submitted by families, caregivers and third parties. We also allow care-related businesses and other third parties to advertise their products and services on our websites and include links to third-party websites. We could be exposed to liability with respect to this information. Members could assert that information concerning them on our website contains errors or omissions and/or seek damages from us for losses incurred if they rely upon incorrect information provided by our members, care-related businesses or others. We could also be subject to claims that the persons posting information on our websites do not have the right to post such information or are infringing the rights of third parties, such as copyrights in photographs and privacy and publicity rights. Among other things, we might be subject to claims that by directly or indirectly providing links to websites operated by third parties, we are liable for wrongful actions by the third parties operating those websites. These claims also may be brought under foreign laws that often do not provide the same protections for online services companies as in the United States. We could incur significant costs in investigating and defending against these claims even if they do not result in liability to us.

        We also allow families to submit reviews of caregivers. Our terms of use prohibit members from providing inaccurate, misleading, defamatory or false information to us or to any other user of our website and that all opinions expressed must be genuinely held. However, we do not have a regular practice of verifying the accuracy of all member content. There is a risk that a review or other content posted by a member may be considered defamatory or otherwise offensive, objectionable or illegal under applicable law. Therefore, there is a risk that publication on our website of our ratings and reviews may result in a suit against us for defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, discrimination, or other legal claims. Even if these claims do not result in liability to us, they may result in costly and time-consuming litigation and/or injury to our reputation.

If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights.

        We rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as contractual restrictions, to safeguard our intellectual property. We do not have any patents or pending patent applications. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our digital content, aspects of our solutions for members, our technology, software, branding and functionality, or obtain and use information that we consider proprietary. Moreover, policing our proprietary rights is difficult and may not always be effective. As we expand internationally, we may need to enforce our rights under the laws of countries that do not protect proprietary rights to as great an extent as do the laws of the United States.

        Our digital content is not protected by any registered copyrights or other registered intellectual property. Rather, our digital content is protected by statutory and common law rights, user agreements that limit access to and use of our data and by technological measures. Compliance with use restrictions is difficult to monitor, and our proprietary rights in our digital content databases may be more difficult to enforce than other forms of intellectual property rights.

        As of December 31, 2013, we had three registered trademarks in the United States, including "Care.com", which is registered on the supplemental register, four registered trademarks in the EU and one registered trademark in each of Germany and Canada. Some of our trade names may not be eligible to receive trademark protection. Trademark protection may also not be available, or sought by us, in every country in which our service may become available. Competitors may adopt service names similar to ours, or purchase our trademarks and confusingly similar terms as keywords in Internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly confusing consumers and caregivers.

        We currently hold the "Care.com", "Betreut.de", and "Breedlove.com" Internet domain names and various other related domain names. Domain names generally are regulated by Internet regulatory bodies. If we lose the ability to use a domain name in the United States or any other country, we would be forced to incur significant additional expense to market our solutions, including the development of a new brand and the creation of new promotional materials, which could substantially harm our business and operating results. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names that utilize the "Care" name or other names we utilize in all of the countries in which we currently intend to conduct business.

        In order to protect our trade secrets and other confidential information, we rely in part on confidentiality agreements with our personnel, consultants and third parties with whom we have relationships. These agreements may not effectively prevent disclosure of trade secrets and other confidential information, and may not provide an adequate remedy in the event of misappropriation of trade secrets or any unauthorized disclosure of trade secrets and other confidential information. In addition, others may independently discover trade secrets and confidential information and, in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions, and failure to obtain or maintain trade secret protection, or our competitors being able to obtain our trade secrets or to independently develop technology similar to ours or competing technologies, could adversely affect our competitive business position.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

        Internet, technology and social media companies are frequently subject to litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Some own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. We have received in the past and may in the future receive notices asserting that we have infringed, misappropriated or otherwise violated a third party's intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. We cannot assure you that we are not infringing or violating any third-party intellectual property rights.

        We cannot predict whether assertions of third-party intellectual property rights or any infringement or misappropriation claims arising from such assertions will substantially harm our business and operating results. If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Furthermore, an adverse outcome of a dispute may require us to: pay damages, potentially including treble damages and attorneys' fees, if we are found to have willfully infringed a party's patent or copyright rights; cease making, licensing or using solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content or materials; and to indemnify our partners and other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. Any of these events could seriously harm our business, operating results and financial condition. In addition, any lawsuits regarding intellectual property rights, regardless of their success, could be expensive to resolve and would divert the time and attention of our management and technical personnel.

Our revenue may be negatively affected if we are required to charge sales tax or other transaction taxes on all or a portion of our past and future sales in jurisdictions where we are currently not collecting and reporting tax.

        We currently only charge and collect sales or other transaction taxes in certain of the jurisdictions where our members reside. A successful assertion by any state, local jurisdiction or country in which we do not charge and collect such taxes that we should be collecting sales or other transaction taxes on the sale of our products or services, or the imposition of new laws requiring the collection of sales or other transaction taxes on the sale of our products or services, could result in substantial tax liabilities related to past sales, create increased administrative burdens or costs, reduce demand for our products or services, decrease our ability to compete if competitors lower their fees to offset the tax but we do not or otherwise substantially harm our business and results of operations.

Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.

        Our provision for income taxes is subject to volatility and could be adversely affected by the following:

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  changes in the valuation of our deferred tax assets;

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  foreign or domestic income tax assessments and any related tax interest or penalties;

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  expiration of, or lapses in, the research and development tax credit laws;

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  tax effects of nondeductible compensation;

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  adjustments to the pricing of intercompany transactions and transfers of intellectual property or other assets;

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  changes in accounting principles; or

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  changes in tax laws and regulations, including changes in taxation of the services provided by our foreign subsidiaries.

        Significant judgment is required to determine the recognition and measurement attributes prescribed in the accounting guidance for uncertainty in income taxes. The accounting guidance for uncertainty in income taxes applies to all income tax positions, including the potential recovery of previously paid taxes, that if settled unfavorably could adversely impact our provision for income taxes or additional paid-in capital. In addition, we are subject to the examination of our income tax returns by the U.S. Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. The outcomes from these examinations might have a material and adverse effect on our operating results and financial condition.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

        As of December 31, 2012, we had federal net operating loss carryforwards of $42.8 million and state net operating loss carryforwards of $40.2 million. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an "ownership change," the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an "ownership change" generally occurs if there is a cumulative change in our ownership by "5-percent shareholders" that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We may have experienced an ownership change in the past and may experience ownership changes in the future as a result of this issuance or future transactions in our stock, some of which may be outside our control. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards, or other pre-change tax attributes, to offset U.S. federal and state taxable income and taxes may be subject to significant limitations.

Our international operations subject us to potentially adverse tax consequences.

        We generally conduct our international operations through wholly owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

We may not be able to successfully prevent others, including copycat websites and mobile apps, from misappropriating our content in the future.

        From time to time, third parties have attempted to misappropriate our content through website scraping, search robots or other means. We have deployed several technologies designed to detect and prevent such efforts. However, we may not be able to successfully detect and prevent all such efforts in a timely manner or assure that no misuse of our content occurs.

        In addition, third parties operating "copycat" websites have attempted to imitate our brand or the functionality of our service. When we have become aware of such efforts by other companies, we have employed technological or legal measures in an attempt to halt their operations. However, we may not be able to detect all such efforts in a timely manner, or at all, and even if we could, the technological and legal measures available to us may be insufficient to stop their operations. In some cases, particularly in the case of companies operating outside of the United States, our available remedies may not be adequate to protect us against the damage to our business caused by such websites or mobile apps. Regardless of whether we can successfully enforce our rights against the operation of these third parties, any measures that we may take could require us to expend significant financial or other resources and have a significantly adverse effect on our brand.

Some of our solutions contain open source software, which may pose particular risks to our proprietary software and solutions.

        We use open source software in our solutions and will use open source software in the future. From time to time, we may face claims from third parties claiming ownership of, or demanding release of, the open source software and/or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license or cease offering the implicated solutions unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a negative effect on our business and operating results.

We are an "emerging growth company," and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

        As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The New York Stock Exchange and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors.

        We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

        Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the Securities and Exchange Commission after we become a public company. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile, and the value of an investment in our common stock may decline.

        Prior to this offering, there has been no public market for shares of our common stock. An active trading market for our common stock may not develop or be sustained, which could depress the market price of our common stock and could affect your ability to sell your shares. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which our common stock will trade following the completion of this offering. The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

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  our operating performance and the operating performance of similar companies;

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  the overall performance of the equity markets;

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  the number of shares of our common stock publicly owned and available for trading;

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  threatened or actual litigation;

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  changes in laws or regulations relating to our solutions;

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  any major change in our board of directors or management;

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  publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;

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  large volumes of sales of shares of our common stock by existing stockholders; and

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  general political and economic conditions.

        In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may seriously affect the market price of companies' stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in very substantial costs, divert our management's attention and resources and harm our business, operating results and financial condition.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain.

        Based upon the number of shares outstanding as of September 28, 2013, after the completion of the offering, we will have 29,746,202 outstanding shares of common stock (30,548,702 shares of common stock if the underwriters exercise in full their option to purchase additional shares). The shares of our common stock that we are selling in this offering may be resold immediately in the public market. We and all of our directors and officers and substantially all of our stockholders and option holders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of our common stock without the permission of the underwriters for a period of 180 days from the date of this prospectus. When the lock-up period expires, we and our locked-up security holders will be able to sell our shares in the public market. In addition, the underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. See "Shares Eligible for Future Sale" elsewhere in this prospectus. Sales of a substantial number of such shares upon expiration (or the perception that such sales may occur), or early release, of the lock-up could cause our share price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

If securities or industry analysts publish inaccurate or unfavorable research about our business, cease coverage of our company or make projections that exceed our actual results, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

        Furthermore, such analysts publish their own projections regarding our actual results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our stock price may decline if we fail to meet securities and industry analysts' projections.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

        Our management generally will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. We expect that we will use the net proceeds of this offering to fund increased advertising to achieve membership growth, development of our products and services and for general corporate purposes, including working capital, selling and marketing activities, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of businesses and assets that we believe are complementary to our own; however, we do not have any agreements or commitments for any specific acquisitions at this time. We have not otherwise allocated the net proceeds from this offering for any specific purposes. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Concentration of ownership among our officers, directors, large stockholders and their affiliates may prevent new investors, including purchasers in this offering, from influencing corporate decisions.

        Our officers, directors and their affiliated funds and certain of our pre-IPO stockholders beneficially own or control, directly or indirectly, a majority of the outstanding shares of our common stock, assuming no exercise of the underwriters' option to purchase additional shares. As a result, if some of these persons or entities act together, they will have significant influence over the outcome of matters submitted to our stockholders for approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit the ability of other stockholders to influence corporate matters and may have the effect of delaying or preventing an acquisition or cause the market price of our stock to decline. Some of these persons or entities may have interests different from yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a relatively longer period, they may be more interested in selling the company to an acquiror than other investors or may want us to pursue strategies that are different from the wishes of other investors.

We do not intend to pay dividends for the foreseeable future.

        We never have declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain any future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their shares of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Anti-takeover provisions contained in our certificate of incorporation and by-laws, as well as provisions of Delaware law, could impair a takeover attempt.

        Our certificate of incorporation, by-laws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

  •
  authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

  •
  limiting the liability of, and providing indemnification to, our directors and officers;

  •
  limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

  •
  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

  •
  controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

  •
  providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

  •
  establishing a classified board of directors so that not all members of our board are elected at one time;

  •
  limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; and

  •
  providing that directors may be removed by stockholders only for cause.

        These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

        In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the "Risk Factors" section and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

 USE OF PROCEEDS

        We estimate that the net proceeds to us of the sale of the common stock that we are offering will be approximately $72.5 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $5.0 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $83.7 million.

        We intend to use the net proceeds to us from this offering for working capital and other general corporate purposes, including potential acquisitions.

        Pending use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET, INDUSTRY AND OTHER DATA

        We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 28, 2013, as follows:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (1) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into 21,299,378 shares of common stock upon the closing of this offering, (2) the conversion of all of our warrants for redeemable convertible preferred stock into warrants for common stock immediately prior to the closing of this offering, and the related reclassification of contingent acquisition consideration liability that is currently payable in redeemable convertible preferred stock and the redeemable convertible preferred stock warrant liability to additional paid-in capital; and (3) the filing and effectiveness of our restated certificate of incorporation immediately prior to the closing of this offering; and

  •
  on a pro forma as adjusted basis to give further effect to our issuance and sale of 5,350,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other financial information contained in this prospectus.

	As of September 28, 2013
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$38,003	$38,003	$110,770
Redeemable convertible preferred stock warrants	328	—	—
Contingent acquisition consideration payable in redeemable convertible preferred stock	5,344	—	—
Redeemable convertible preferred stock, $0.01 par value; 22,632 shares authorized; 21,299 shares issued and outstanding as of September 28, 2013 actual; no shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted as of September 28, 2013	152,236	—	—
Stockholders' (deficit) equity:
Common stock, $0.001 par value; 32,000 shares authorized, 3,097 shares issued and outstanding as of September 28, 2013 actual; 300,000 shares authorized, 24,396 shares issued and outstanding pro forma; and 300,000 shares authorized, 29,746 shares issued and outstanding pro forma as adjusted	3	24	29
Additional paid-in capital	8,279	165,931	238,458
Accumulated deficit	(75,917)	(75,682)	(75,682)
Accumulated other comprehensive income	1,489	1,489	1,489

Total stockholders' (deficit) equity	(66,146)	91,762	164,294

Total cash and cash equivalents and capitalization	$129,765	$129,765	$275,064

        A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $5.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The table above does not include:

  •
  3,553,291 shares of our common stock issuable upon exercise of stock options outstanding as of September 28, 2013, at a weighted-average exercise price of $4.27 per share;

  •
  80,697 shares of our common stock issuable upon exercise of warrants outstanding as of September 28, 2013, at a weighted-average exercise price of $1.69 per share;

  •
  178,410 shares of our common stock reserved as of September 28, 2013 for future issuance under our 2006 Stock Incentive Plan;

  •
  4,112,048 shares of our common stock reserved for future issuance under our 2014 Incentive Award Plan, which will become effective on the day prior to the public trading date of our common stock, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

  •
  191,278 shares of our Series E redeemable preferred stock (or an equivalent number of shares of our common stock in the event our Series E redeemable preferred stock has been converted into common stock) we expect to issue to certain of our stockholders in the first quarter of 2014 as a result of the achievement of specified performance milestones in connection with a 2012 acquisition.

 DILUTION

        If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of September 28, 2013 was $16.7 million, or $0.69 per share of our common stock. Pro forma net tangible book value per share represents our total tangible assets reduced by the amount of our total liabilities excluding redeemable convertible preferred stock warrants and contingent consideration payable in redeemable convertible preferred stock, divided by the total number of shares of our common stock outstanding after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock upon the closing of this offering.

        After giving effect to the sale of 5,350,000 shares of common stock that we are offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 28, 2013 would have been approximately $89.3 million, or approximately $3.00 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.31 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $12.00 per share to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of September 28, 2013	$0.69
Increase per share attributable to this offering	$2.31

Pro forma as adjusted net tangible book value per share after this offering		$3.00

Dilution per share to new investors		$12.00

        A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $0.17, and dilution in pro forma net tangible book value per share to new investors by approximately $0.83, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the pro forma as adjusted net tangible book value after the offering would be $3.29 per share, the increase in pro forma net tangible book value per share to existing stockholders would be $2.60 and the dilution per share to new investors would be $11.71 per share, in each case assuming an initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus.

        The following table summarizes, as of September 28, 2013, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing stockholders	24,396,202	82.0%	$156,332,034	66.1%	$6.41
New investors	5,350,000	18.0	80,250,000	33.9	15.00

Total	29,746,202	100%	$236,582,034	100%	$9.11

        The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of September 28, 2013 after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock upon the closing of this offering, and excludes:

  •
  3,553,291 shares of our common stock issuable upon exercise of stock options outstanding as of September 28, 2013, at a weighted-average exercise price of $4.27 per share;

  •
  80,697 shares of our common stock issuable upon exercise of warrants outstanding as of September 28, 2013, at a weighted-average exercise price of $1.69 per share;

  •
  178,410 shares of our common stock reserved as of September 28, 2013 for future issuance under our 2006 Stock Incentive Plan;

  •
  4,112,048 shares of our common stock reserved for future issuance under our 2014 Incentive Award Plan, which will become effective on the day prior to the public trading date of our common stock, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan; and

  •
  191,278 shares of our Series E redeemable preferred stock (or an equivalent number of shares of our common stock in the event our Series E redeemable preferred stock has been converted into common stock) we expect to issue to certain of our stockholders in the first quarter of 2014 as a result of the achievement of specified performance milestones in connection with a 2012 acquisition.

        To the extent any of these outstanding options or warrants is exercised, there will be further dilution to new investors. To the extent all of such outstanding options and warrants had been exercised as of September 28, 2013, the pro forma as adjusted net tangible book value per share after this offering would be $3.13, and total dilution per share to new investors would be $11.87.

        If the underwriters exercise their over-allotment option in full:

  •
  the percentage of shares of our common stock held by existing stockholders will decrease to approximately 79.9% of the total number of shares of our common stock outstanding after this offering; and

  •
  the number of shares of our common stock held by new investors will increase to 6,152,500, or approximately 20.1% of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected historical consolidated financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included in this prospectus. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included in this prospectus.

        The consolidated statements of operations and balance sheets data for the years ended and as of December 31, 2011 and 2012 are derived from our audited consolidated financial statements included in this prospectus. The consolidated statements of operations and balance sheet data for the year ended and as of December 31, 2010 are derived from our audited consolidated financial statements not included in this prospectus. The unaudited consolidated statements of operations data for the nine months ended September 30, 2012 and September 28, 2013, and the unaudited consolidated balance sheet data as of September 28, 2013, are derived from our unaudited consolidated financial statements that are included elsewhere in the prospectus. We have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year.

	Fiscal Year Ended December 31,			Nine Months Ended
				September 30, 2012	September 28, 2013
	2010	2011	2012(1)
	(in thousands, except per share data, revenue per paying family and revenue per paying caregiver)
Revenue	$12,856	$26,006	$48,493	$32,567	$58,976
Cost of revenue	2,932	6,225	10,210	7,224	13,992
Operating expenses:
Selling and marketing	7,658	22,480	35,916	27,919	43,852
Research and development	2,620	4,639	7,662	5,443	8,419
General and administrative	2,975	4,621	13,671	8,959	13,307
Depreciation and amortization	55	173	1,724	786	3,166

Total operating expenses	13,308	31,913	58,973	43,107	68,744

Operating loss	(3,384)	(12,132)	(20,690)	(17,764)	(23,760)
Other (expense) income, net	(117)	(20)	(47)	(45)	(318)

Loss before income taxes	(3,501)	(12,152)	(20,737)	(17,809)	(24,078)
Provision for (benefit from) income taxes	—	—	(317)	70	587

Net loss	(3,501)	(12,152)	(20,420)	(17,879)	(24,665)
Accretion of preferred stock	(34)	(41)	(48)	(34)	(42)

Net loss attributable to common stockholders	$(3,535)	$(12,193)	$(20,468)	$(17,913)	$(24,707)

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.84)	$(5.57)	$(7.97)	$(7.28)	$(8.36)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	1,921	2,188	2,568	2,462	2,957
Pro forma net loss per share attributable to common stockholders:
Basic and diluted			$(1.03)		$(1.00)
Pro forma weighted average shares used to compute pro forma net loss per share outstanding:
Basic and diluted			19,702		24,256
Other Financial and Operational Data:
Adjusted EBITDA(2)	$(2,860)	$(11,431)	$(15,511)	$(14,355)	$(16,136)
Total members	2,057	3,635	6,678	6,169	9,178
Total families	916	1,706	3,509	3,213	4,932
Total caregivers	1,141	1,929	3,169	2,956	4,246
Total paying families	136	241	407	348	453
Total revenue per paying family	$94	$108	$119	$94	$130
Total paying caregivers	14	29	62	51	74
Total revenue per paying caregiver	$45	$49	$66	$59	$59

(1)
The results of operations for Besser Betreut GmbH, or Betreut, have been included in our consolidated financial statements since the date of acquisition on July 5, 2012. The results of operations for Breedlove & Associates, L.L.C., or Breedlove, have been included in our consolidated financial statements since the date of acquisition on August 3, 2012. The results of operations for Parents in a Pinch, Inc., or PIAP, have been included in our consolidated financial statements since the date of acquisition on December 31, 2012.

(2)
We define adjusted EBITDA as net loss, plus: provision for (benefit from) income taxes, other (expense) income, net, depreciation and amortization, stock-based compensation, accretion of contingent consideration, merger and acquisition related costs and other unusual or non-cash significant adjustments. Please see "Adjusted EBITDA" below for more information and for a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.

        Stock-based compensation included in the statements of operations data above was as follows (in thousands):

	Fiscal Year Ended December 31,			Nine Months Ended
				September 30, 2012	September 28, 2013
	2010	2011	2012
Cost of revenue	$29	$20	$159	$84	$132
Selling and marketing	72	264	369	427	265
Research and development	51	70	213	167	195
General and administrative	317	174	1,211	1,043	604

Total stock-based compensation	$469	$528	$1,952	$1,721	$1,196

	As of December 31,
				As of September 28, 2013
	2010	2011	2012
Consolidated Balance Sheet Data:
Cash and cash equivalents	$20,718	$35,663	$44,776	$38,003
Working capital	18,304	31,445	39,688	15,522
Total assets	22,054	37,444	129,402	122,302
Total deferred revenue	2,207	2,408	5,102	8,135
Total non-current liabilities	109	414	11,020	7,078
Redeemable convertible preferred stock	36,079	61,078	152,194	152,236
Total stockholders' deficit	(17,642)	(29,238)	(43,442)	(66,146)

Adjusted EBITDA

        To provide investors with additional information regarding our financial results, we have disclosed in the table above and within this prospectus adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

        We have included adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business.

        Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

        Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

  •
  adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

  •
  adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

  •
  other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

        Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss, and our other GAAP results. The following table presents a reconciliation of adjusted EBITDA for each of the periods indicated (in thousands):

	Fiscal Year Ended December 31,			Nine Months Ended
				September 30, 2012	September 28, 2013
	2010	2011	2012(1)
Reconciliation of adjusted EBITDA:
Net loss	$(3,501)	$(12,152)	$(20,420)	$(17,879)	$(24,665)
(Benefit from) provision for income taxes	—	—	(317)	70	587
Other expense, net	117	20	47	45	318
Depreciation and amortization	55	173	2,440	1,060	5,167
Stock-based compensation	469	528	1,952	1,721	1,196
Accretion of contingent consideration	—	—	239	108	423
Merger and acquisition related costs	—	—	548	520	—
IPO related costs	—	—	—	—	838

Adjusted EBITDA	$(2,860)	$(11,431)	$(15,511)	$(14,355)	$(16,136)

(1)
The results of operations for Betreut have been included in our consolidated financial statements since the date of acquisition on July 5, 2012. The results of operations for Breedlove have been included in our consolidated financial statements since the date of acquisition on August 3, 2012. The results of operations for PIAP have been included in our consolidated financial statements since the date of acquisition on December 31, 2012.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. You should review the "Special Note Regarding Forward-Looking Statements" and "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are the world's largest online marketplace for finding and managing family care with more than 9.7 million members, including approximately 5.2 million families and 4.5 million caregivers, spanning 16 countries. In 2013, we had an average of over 6.3 million unique visitors to our platform each month, including approximately 2.2 million visitors per month from mobile devices. We help families address their particular lifecycle of care needs, which includes child care, senior care, special needs care and other non-medical family care needs such as pet care, tutoring and housekeeping. In the process, we also help caregivers find rewarding full-time and part-time employment opportunities. We believe the scale and breadth of our services, combined with our commitment to delivering the best possible member experience for families and caregivers, have made us the most trusted and leading brand for finding and managing family care.

        Our platform provides families with robust solutions. Our consumer matching solutions—our core offering—allow families to search for, qualify, vet, connect with and ultimately select caregivers in a low-cost, reliable and easy way. Our platform also provides caregivers with solutions to create personal profiles, describe their unique skills and experience, and otherwise differentiate and market themselves in a highly fragmented marketplace.

        In addition to our core consumer matching solutions, we offer our members innovative products and services to facilitate their interaction with caregivers. We provide solutions intended to improve both the ease and reliability of the care relationship in the home. One product area we are particularly focused on is consumer payments. Through our consumer payments solutions, families can not only electronically pay a caregiver, they can also subscribe for tax preparation services through our Care.com HomePay product. This product offering deepens our relationship with our members and could dramatically enhance the lifetime value associated with each member.

        We have expanded our marketplace beyond families and caregivers. We also serve employers by providing access to our platform to over 600,000 employer-sponsored families. In addition, we serve care-related businesses—such as day care centers, nanny agencies and home care agencies—who wish to market their services to our care-seeking families and recruit our caregiver members. These businesses improve our member experience by providing additional caregiving choices for families and employment opportunities for caregivers.

        Since our founding in October 2006, we have continually introduced innovative product offerings and solutions to assist families in addressing their particular lifecycle of care needs, including the following:

  •
  In May 2007, we launched our website, which included service offerings for child care, senior care, pet care and tutoring;

  •
  During 2008, we expanded our service offerings to include care for special needs children and adults, as well as housekeeping;

  •
  In July 2010, we launched our first television marketing campaign;

  •
  In September 2010, we launched our solution for employers, which allows employers to offer our service as an employee benefit;

  •
  In April 2011, we expanded our service offerings to include care for the unique needs of military families;

  •
  In May 2011, we launched our marketing solutions offering, which provides care-related businesses an efficient and cost-effective way to target qualified families looking for care services;

  •
  In April 2012, we launched our website in the United Kingdom. This was our first non-U.S. location and marked the start of international growth;

  •
  In July 2012, we acquired Besser Betreut GmbH, or Betreut, a Berlin-based provider of online care matching solutions in Western Europe. Betreut also offers a solution for employers, which allows employers to offer their service as an employee benefit. This acquisition allowed us to establish a business presence in the Western European market and made us the largest online care destination in the world;

  •
  In August 2012, we acquired Breedlove & Associates, L.L.C., or Breedlove, an Austin-based provider of household employer payroll, tax and compliance services;

  •
  In November 2012, we launched our recruiting solutions offering, which allows care-related businesses to recruit caregivers for full-time and part-time employment;

  •
  In December 2012, we acquired Parents in a Pinch, Inc., or PIAP, a Boston-based provider of in-home backup childcare and eldercare services for working families. This acquisition expanded our product offering for members needing alternative care arrangements for their child or senior due to events such as school closure or the illness of their child or regular caregiver;

  •
  In June 2013, we acquired the assets of the Big Tent public groups platform, which hosts a wide range of public and private groups, including over 1,600 parent-oriented groups with over 200,000 members; and

  •
  In July 2013, we launched our convenience payments product, which enables families to make electronic payments to their caregivers using our website or mobile apps.

        We have experienced rapid growth in revenue and members. Our members grew from 1.9 million as of September 30, 2010 to more than 9.1 million as of September 28, 2013, representing a 70% compounded annual growth rate. Our revenue has grown from $12.9 million for the fiscal year ended December 31, 2010 to $48.5 million for the fiscal year ended December 31, 2012, representing a 94% compounded annual growth rate, primarily driven by our consumer matching solutions. Revenue for the nine months ended September 28, 2013 increased to $59.0 million, representing an 81% increase from the $32.6 million of revenue generated during the nine months ended September 30, 2012. We experienced net losses of $3.5 million in 2010, $12.2 million in 2011 and $20.4 million 2012.

Key Business Metrics

        In addition to traditional financial and operational metrics, we use the following business metrics to monitor and evaluate results (in thousands, except revenue per paying family and revenue per paying caregiver):

	Fiscal Year Ended December 31,			Nine Months Ended
	2010	2011	2012	September 30, 2012	September 28, 2013
Total members	2,057	3,635	6,678	6,169	9,178
Total families	916	1,706	3,509	3,213	4,932
Total caregivers	1,141	1,929	3,169	2,956	4,246
Total paying families	136	241	407	348	453
Total revenue per paying family	$94	$108	$119	$94	$130
Total paying caregivers	14	29	62	51	74
Total revenue per paying caregiver	$45	$49	$66	$59	$59

        Total Members.    We define total members as the number of paying and non-paying families, including those who have registered through employer programs, and caregivers who have registered through our websites since the launch of our marketplace in 2007, as well as subscribers of our HomePay product. Our total members increased 84% during the twelve months ended December 31, 2012 and 49% during the nine months ended September 28, 2013, compared to the same periods in the prior year.

        Total Families.    We define total families as the number of paying and non-paying families who have registered through our websites, including those who have registered through employer programs, since the launch of our marketplace in 2007, as well as subscribers of our HomePay product. Our total families increased 106% during the twelve months ended December 31, 2012 and 54% during the nine months ended September 28, 2013, compared to the same periods in the prior year.

        Total Caregivers.    We define total caregivers as the number of paying and non-paying caregivers who have registered through our websites since the launch of our marketplace in 2007. Our total caregivers increased 64% during the twelve months ended December 31, 2012 and 44% during the nine months ended September 28, 2013, compared to the same periods in the prior year.

        Total Paying Families.    We define total paying families as the number of families that have made a subscription payment to us during the relevant fiscal period. Our total paying families have increased 69% during the twelve months ended December 31, 2012 and 30% during the nine months ended September 28, 2013, compared to the same periods in the prior year. We expect our total paying families to continue to expand if we are able to continue to increase the conversion rate of families to paying families and introduce new products and services that attract new families to our platform.

        Total Revenue per Paying Family.    We calculate total revenue per paying family as total revenue in the relevant fiscal period divided by total paying families in the relevant fiscal period. Our total revenue per paying family increased 10% during the twelve months ended December 31, 2012 and 38% during the nine months ended September 28, 2013, compared to the same periods in the prior year. The three acquisitions we completed during the second half of fiscal 2012 contributed to the increase during the nine-month period ended September 28, 2013. We expect our total revenue per paying family to continue to grow as we further expand our offerings and services, as well as seek to increase the percentage of families that are using our HomePay product.

        Total Paying Caregivers.    We define total paying caregivers as the number of caregivers that have made a subscription payment to us during the relevant fiscal period. Our total paying caregivers increased

118% during the twelve months ended December 31, 2012 and 47% during the nine months ended September 28, 2013, compared to the same periods in the prior year.

        Total Revenue per Paying Caregiver.    We calculate total revenue per paying caregiver as revenue derived from caregivers in the relevant fiscal period divided by total paying caregivers in the relevant fiscal period. Our total revenue per paying caregiver increased 36% during the twelve months ended December 31, 2012 and remained consistent during the nine months ended September 28, 2013, compared to the same periods in the prior year. We do not expect revenue derived from caregivers to be a material component of our total revenue in the foreseeable future.

Factors and Trends of Our Business

        We believe that our performance and future success depend upon a number of factors, including our ability to continue to expand our member base, convert basic members to paying members, introduce innovative new products and enhance existing offerings and our infrastructure. Each of these areas presents significant opportunities for us, but also poses significant risks and challenges that we must successfully address. See the section titled "Risk Factors" for a further discussion on these and other risks to our business.

        Lifetime Revenue.    Our revenue is impacted by a number of factors, including the pricing and mix of our monthly, quarterly and annual subscriptions, our ability to cross-sell our suite of products and services and the total length of time a member subscribes to our consumer matching solutions, including renewals, which we define as subscriptions by the same subscriber after, but not necessarily consecutively with, the initial subscription. During fiscal 2012, our U.S. consumer matching paying member spent an average of $34 per month to subscribe to our consumer matching solutions. Based on our historical data, the expected number of paid months of these paying members for the three-year period beginning with their initial subscription is seven months: six months in the first year and one month in the next two years. Over time, we expect to generate higher monthly revenue per member and more paid months per member if we are successful in cross-selling our other products and services. In particular, we have started to successfully cross-sell our HomePay product, where users on average pay $1,000 per year over 3.5 years. As we cross-sell HomePay and other products and services, we expect to see a significant increase in the lifetime revenue of our members.

        Customer Acquisition Costs.    We expect to continue to make significant investments to grow our member and enterprise customer bases. Our average cost of acquisition per member and the number of new members we generate depends on a number of factors, including the effectiveness of our marketing campaigns, changes in cost of media, the mix of our media expenditures between television and search advertising, the competitive environment in our markets and publicity about our company. In addition, an increasing percentage of our paying members have come from unpaid sources, including word-of-mouth referrals, search engine optimization and returning users, which lowers our total customer acquisition cost. In 2012, a majority of our paying families originated from unpaid sources. Currently, a majority of our marketing expenditures are spent on acquiring new U.S. members for our consumer matching solutions. In fiscal 2012, we spent $67 per new paying U.S. consumer matching solutions member, which includes television advertising, search advertising and all direct marketing expenses.

        Impact of Seasonal Demands.    We generally experience some seasonality fluctuations in our financial results due to a heightened demand for caregivers at the beginning of a school year and at the beginning of a calendar year. Accordingly, purchases of subscriptions for our consumer matching solutions generally increase in the first and third quarters compared to the second and fourth quarters. Revenue recognition associated with these subscriptions is recognized on a ratable basis over the subscription term, which could result in cash collection and revenue recognition occurring in different fiscal quarters.

        Acquisitions.    As part of our ongoing growth strategy, we have completed a number of acquisitions since July 2012. Our growth since this time has been significantly affected by these acquisitions. In general, we pursue acquisitions for several reasons, such as acquiring additional products which enhance the user experience of our services and complement our existing business.

Financial Operations Overview

Revenue

        We generate revenue primarily through subscription fees to our suite of products and services, which enable families to manage their diverse and evolving care needs and caregivers to describe their unique skills and experience, and otherwise differentiate and market themselves in a highly fragmented marketplace. Additionally, we generate revenue through annual contracts with corporate employers to provide access to our suite of products and services as an employee benefit and through contractual obligations with businesses to recruit employees and advertise their business profiles. Substantially all of our revenue earned is recognized on a ratable basis over the period the service is provided.

        Consumer Matching Solutions.    Our consumer matching solutions provide families access to job postings, search features, caregiver profiles and content. Access to this platform is free of charge for basic members. Paying family members pay a monthly, quarterly or annual subscription fee to connect directly with caregivers and to utilize enhanced tools such as background checks. Paying caregiver members pay a subscription fee for priority notification of jobs, messaging services and to perform limited third-party background checks on themselves. Subscription payments are received from all paying members at the time of signup and are recognized on a daily basis over the subscription term as the services are delivered once the revenue recognition criteria are met (see "Critical Accounting Policies and Estimates" for a description of the revenue recognition criteria).

        Additionally, we generate revenue through contracts that provide corporate employers access to a comprehensive suite of products and services that can be offered as an employee benefit. This product offering is typically sold through the use of an annual contract with an automatic renewal clause. Revenue related to this offering is recognized on a daily basis over the subscription term.

        Consumer Payments Solutions.    Our consumer payments solutions provide families several options to manage their financial relationship with their caregiver through the use of household employer payroll and tax services, as well as electronic convenience payments. Revenue related to these product offerings are primarily generated through quarterly subscriptions and recognized on a daily ratable basis over the period the services are provided. Revenue generated through electronic convenience payments are typically recognized in the period earned.

        Other Revenue.    Other revenue includes revenue generated through our marketing solutions offering, which is designed to provide care-related businesses an efficient and cost-effective way to target qualified families seeking care services, and our recruiting solutions offering, which allows care-related businesses to recruit caregivers for full-time and part-time employment, as well as revenue generated from international markets. Revenue related to these product offerings is typically recognized in the period earned or, in the case of revenue generated from international markets, on a daily ratable basis over the subscription term.

Cost of Revenue and Operating Expenses

        Cost of Revenue.    Our cost of revenue primarily consists of expenses that are directly related, or closely correlated, to revenue generation, including matching and payments member variable servicing costs such as personnel costs for customer support, transaction fees related to credit card payments and the cost of background checks run on both families and caregivers. Additionally, cost of revenue includes website hosting fees and amortization expense related to caregiver relationships, proprietary software acquired as part of acquisitions and website intangible assets. We currently expect cost of revenue to increase on an absolute basis in the near term as we continue to expand our customer base.

        Selling and Marketing.    Our selling and marketing expenses primarily consist of customer acquisition marketing, including television advertising, branding, other advertising and public relations costs, as well as allocated facilities and other supporting overhead costs. In addition, sales and marketing expenses include salaries, benefits, stock-based compensation, travel expense and incentive compensation for our sales and marketing employees. We plan to continue to invest heavily in sales and marketing to expand our global footprint, grow our current customer base and continue building brand awareness. In the near term, we expect sales and marketing expenses to increase on an absolute basis and to be our largest expense both on an absolute basis and as a percentage of revenue.

        Research and Development.    Our research and development expenses primarily consist of salaries, benefits and stock-based compensation for our engineers, product managers and developers. In addition, product development expenses include third-party resources, as well as allocated facilities and other supporting overhead costs. We believe that continued investment in features, software development tools and code modification is important to attaining our strategic objectives and, as a result, we expect product development expense to increase on an absolute basis in the near term.

        General and Administrative.    Our general and administrative expenses primarily consist of salaries, benefits and stock-based compensation for our executive, finance, legal, information technology, human resources and other administrative employees. In addition, general and administrative expenses include: third-party resources; legal and accounting services; acquisition-related costs; and facilities and other supporting overhead costs not allocated to other departments. We expect that our general and administrative expenses will increase on an absolute basis in the near term as we continue to expand our business and incur additional expenses to support our operations as a publicly traded company, including expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, director and officer insurance premiums and investor relations costs.

        Depreciation and Amortization.    Depreciation and amortization expenses primarily consist of depreciation of computer equipment, software and leasehold improvements and amortization of acquired intangibles. We expect that depreciation and amortization expenses will increase on an absolute basis as we continue to expand our technology infrastructure.

        Other Expense, Net.    Other expense, net consists primarily of the interest income earned on our cash and cash equivalents, changes in the fair value of redeemable convertible preferred stock warrants and foreign exchange gains and losses.

        (Benefit from) Provision for Income taxes.    (Benefit from) provision for income taxes consists of federal and state income taxes in the United States and income taxes in certain foreign jurisdictions.

Results of Operations

        The following table sets forth our consolidated results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
	(in thousands, except per share data)
Revenue	$26,006	$48,493	$32,567	$58,976
Cost of revenue	6,225	10,210	7,224	13,992
Operating expenses:
Selling and marketing	22,480	35,916	27,919	43,852
Research and development	4,639	7,662	5,443	8,419
General and administrative	4,621	13,671	8,959	13,307
Depreciation and amortization	173	1,724	786	3,166

Total operating expenses	31,913	58,973	43,107	68,744

Operating loss	(12,132)	(20,690)	(17,764)	(23,760)
Other expense, net	(20)	(47)	(45)	(318)

Loss before income taxes	(12,152)	(20,737)	(17,809)	(24,078)
(Benefit from) provision for income taxes	—	(317)	70	587

Net loss	(12,152)	(20,420)	(17,879)	(24,665)
Accretion of preferred stock	(41)	(48)	(34)	(42)

Net loss attributable to common stockholders	$(12,193)	$(20,468)	$(17,913)	$(24,707)

Net loss per share attributable to common stockholders:
Basic and diluted	$(5.57)	$(7.97)	$(7.28)	$(8.36)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	2,188	2,568	2,462	2,957

        Stock-based compensation included in the results of operations data above was as follows (in thousands):

	Fiscal Year Ended December 31,		Nine Months Ended
	2011	2012	September 30, 2012	September 28, 2013
Cost of revenue	$20	$159	$84	$132
Selling and marketing	264	369	427	265
Research and development	70	213	167	195
General and administrative	174	1,211	1,043	604

Total stock-based compensation	$528	$1,952	$1,721	$1,196

        The following tables set forth our consolidated results of operations for the periods presented as a percentage of revenue for those periods (certain items may not foot due to rounding).

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
Revenue	100%	100%	100%	100%
Cost of revenue	24	21	22	24
Operating expenses:
Selling and marketing	86	74	86	74
Research and development	18	16	17	14
General and administrative	18	28	28	23
Depreciation and amortization	1	4	2	5

Total operating expenses	123	122	132	117

Operating loss	(47)	(43)	(55)	(40)
Other expense, net	—	—	—	(1)

Loss before income taxes	(47)	(43)	(55)	(41)
(Benefit from) provision for income taxes	—	(1)	—	1

Net loss	(47)%	(42)%	(55)%	(42)%

Nine Months Ended September 30, 2012 and September 28, 2013

Revenue

	Nine Months Ended
	September 30, 2012	September 28, 2013	Dollar Change	Percent Change
	(in thousands, except percentages)
Revenue	$32,567	$58,976	$26,409	81%

        The increase in revenue was primarily driven by an increase in the number of paying families, mainly due to a greater emphasis on television advertising, and an increase in revenue per paying family resulting from increased subscription fees, longer subscription terms and background check revenue. Additionally, the acquisitions of Breedlove, Betreut and PIAP completed during the second half of fiscal 2012 contributed $11.5 million to this increase. Furthermore, there was an increase in caregiver related revenue of $1.4 million, primarily related to increased subscription fees and background check revenue.

Cost of Revenue

	Nine Months Ended
	September 30, 2012	September 28, 2013	Dollar Change	Percent Change
	(in thousands, except percentages)
Cost of revenue	$7,224	$13,992	$6,768	94%
Percentage of revenue	22%	24%

        The increase in cost of revenue was related to higher compensation and related expenses of $3.0 million due to an expanded headcount as a result of the acquisitions completed during the second half of fiscal 2012 and, to a lesser extent, to meet the demand associated with our larger network of families and expanded product offerings. Additionally, we incurred higher costs related to the amortization of certain acquired intangible assets of $1.8 million, as well as increased expenditures for credit card processing fees and background checks of $0.4 million and $0.3 million, respectively. Overall, cost of revenue as a percentage of revenue was flat due to the increase in revenue and our realization of economies of scale, partially offset by the increased expenses noted above.

Selling and Marketing

	Nine Months Ended
	September 30, 2012	September 28, 2013	Dollar Change	Percent Change
	(in thousands, except percentages)
Selling and marketing	$27,919	$43,852	$15,933	57%
Percentage of revenue	86%	74%

        The increase in selling and marketing expense was primarily attributed to increased spending on customer acquisition marketing of $11.6 million, of which $7.1 million was related to increased spending on television advertising. Additionally, there was an increase of $2.5 million in compensation and related expenses, largely due to the Breedlove and Betreut acquisitions completed in the second half of fiscal 2012. Furthermore, there was a $0.6 million increase in spending related to the recruitment of caregivers. Overall, selling and marketing expenses as a percentage of revenue decreased. This decrease was primarily the result of both the Breedlove and Betreut acquisitions. During the first nine months of fiscal 2013, both companies contributed revenue; however, our television advertising expenditures related to these companies were low. If we were to remove the revenue associated with Breedlove and Betreut, selling and marketing expense as a percentage of revenue would have been 95% for the nine months ended September 28, 2013.

Research and Development

	Nine Months Ended
	September 30, 2012	September 28, 2013	Dollar Change	Percent Change
	(in thousands, except percentages)
Research and development	$5,443	$8,419	$2,976	55%
Percentage of revenue	17%	14%

        The increase in research and development expense was primarily related to higher compensation and related expenses of $1.6 million, largely due to an increase in headcount. Additionally, there was increased spending on third-party resources of $1.0 million. The increase in both headcount and third-party resources was related to the continued investment in the development of our platform, principally related to work on new platform features, including work on our mobile applications, convenience payments product and our international platform, to encourage membership growth and enhance the user experience.

General and Administrative

	Nine Months Ended
	September 30, 2012	September 28, 2013	Dollar Change	Percent Change
	(in thousands, except percentages)
General and administrative	$8,959	$13,307	$4,348	49%
Percentage of revenue	28%	23%

        The increase in general and administrative expense was primarily related to higher compensation and related expenses of $1.3 million as we expanded our headcount to support our overall growth. Additionally, there was increased spending on audit and related expenses of $0.8 million and third-party resources of $0.7 million. The increases were primarily attributable to increased costs associated with our growth and preparation to be a public company. Furthermore, we experienced an increase in facilities-related costs of $0.6 million.

Depreciation and Amortization

	Nine Months Ended
	September 30, 2012	September 28, 2013	Dollar Change	Percent Change
	(in thousands, except percentages)
Depreciation and amortization	$786	$3,166	$2,380	303%
Percentage of revenue	2%	5%

        The increase in depreciation and amortization expense was primarily related to the amortization of certain intangible assets acquired as part of the Breedlove, Betreut and PIAP acquisitions completed during the second half of fiscal 2012. Over the next five years, we expect to incur total amortization expense associated with the three acquisitions of $12.1 million.

Other Income (Expense), net

	Nine Months Ended
	September 30, 2012	September 28, 2013	Dollar Change	Percent Change
	(in thousands, except percentages)
Other income (expense), net	$(45)	$(318)	$(273)	607%
Percentage of revenue	0%	1%

        The decrease in other income (expense), net was primarily driven by net unrealized transaction gains on foreign currency exchange, coupled with a mark-to-market adjustment of a redeemable convertible preferred stock warrant recorded.

Provision for Income Taxes

	Nine Months Ended
	September 30, 2012	September 28, 2013	Dollar Change	Percent Change
	(in thousands, except percentages)
Provision for income taxes	$70	$587	$517	739%
Percentage of revenue	0%	1%

        The increase in provision for income taxes was primarily driven by deferred tax liabilities related to goodwill associated with the acquisition of Breedlove.

Years Ended December 31, 2011 and 2012

Revenue

	Fiscal Year
	December 31, 2011	December 31, 2012	Dollar Change	Percent Change
	(in thousands, except percentages)
Revenue	$26,006	$48,493	$22,487	86%

        The increase in revenue was primarily driven by an increase in the number of paying families, mainly due to a greater emphasis on television advertising, and an increase in revenue per paying family resulting from increased subscription fees and longer subscription terms. Additionally, the acquisitions of Breedlove and Betreut completed during the second half of fiscal 2012 contributed $6.0 million to the increase. Furthermore, there was an increase in caregiver related revenue of $2.8 million, primarily related to increased subscription fees and background check revenue.

Cost of Revenue

	Fiscal Year
	December 31, 2011	December 31, 2012	Dollar Change	Percent Change
	(in thousands, except percentages)
Cost of revenue	$6,225	$10,210	$3,985	64%
Percentage of revenue	24%	21%

        The increase in cost of revenue was primarily related to higher compensation and related expenses of $0.8 million due to an expanded headcount as a result of the acquisitions completed during fiscal 2012 and, to a lesser extent, to meet the demand associated with our larger network of members and expanding product offerings. Additionally, we incurred higher costs related to the amortization of certain acquired intangible assets of $0.7 million, as well as increased expenditures for background checks, credit card processing fees and website hosting costs of $0.5 million, $0.5 million and $0.3 million, respectively. Overall, cost of revenue as a percentage of revenue has decreased due to the increase in revenue and our realization of economies of scale, partially offset by the increased expenses noted above.

Selling and Marketing

	Fiscal Year
	December 31, 2011	December 31, 2012	Dollar Change	Percent Change
	(in thousands, except percentages)
Selling and marketing	$22,480	$35,916	$13,436	60%
Percentage of revenue	86%	74%

        The increase in selling and marketing expense was primarily attributable to a larger spend on acquisition marketing of $9.7 million, of which $7.2 million related to increased spending on television advertising. Additionally, there was an increase of $2.1 million in compensation and related expenses largely due to the Breedlove and Betreut acquisitions completed in the second half of fiscal 2012, as well as other headcount increases as we have continued to invest more in brand awareness. Furthermore, there was a $0.8 million increase in spending related to the recruitment of caregivers, and a $0.4 million increase in facility-related costs, principally related to the relocation of our corporate headquarters. Overall, selling and marketing expenses as a percentage of revenue decreased. This decrease was primarily the result of both the Breedlove and Betreut acquisitions. During 2012, both companies contributed revenue; however, our television advertising expenditures related to these companies were low. If we were to remove the revenue associated with Breedlove and Betreut, selling and marketing expense as a percentage of revenue would have been 85%.

Research and Development

	Fiscal Year
	December 31, 2011	December 31, 2012	Dollar Change	Percent Change
	(in thousands, except percentages)
Research and development	$4,639	$7,662	$3,023	65%
Percentage of revenue	18%	16%

        The increase in research and development expense was primarily related to higher compensation and related expenses of $1.7 million largely due to an increase in headcount. Additionally, there was increased spending on third-party resources of $1.1 million. The increase in both headcount and third-party resources was related to the continued investment in the development of our platform, principally related to work on new platform features, including work on our mobile applications, convenience payments product and our international platform, to encourage membership growth and enhance the user experience.

General and Administrative

	Fiscal Year
	December 31, 2011	December 31, 2012	Dollar Change	Percent Change
	(in thousands, except percentages)
General and administrative	$4,621	$13,671	$9,050	196%
Percentage of revenue	18%	28%

        The increase in general and administrative expense was primarily related to higher compensation and related expenses of $5.8 million as we expanded our headcount to support our overall growth and, to a lesser extent, an increase in stock-based compensation expense. Additionally, we experienced an increase in acquisition-related transaction costs of $0.5 million, an increase in legal costs of $0.4 million (excluding those incurred as part of the acquisitions), an increase in audit and related expenses of $0.2 million, and an increase in accretion expense of contingent payments as a result of the three acquisitions that occurred during the second half of fiscal 2012.

Depreciation and Amortization

	Fiscal Year
	December 31, 2011	December 31, 2012	Dollar Change	Percent Change
	(in thousands, except percentages)
Depreciation and amortization	$173	$1,724	$1,551	897%
Percentage of revenue	1%	4%

        The increase in depreciation and amortization expense was primarily related to the amortization of certain intangible assets acquired as part of the Breedlove and Betreut acquisitions completed during the second half of fiscal 2012.

Other Expense, Net

	Fiscal Year
	December 31, 2011	December 31, 2012	Dollar Change	Percent Change
	(in thousands, except percentages)
Other expense, net	$(20)	$(47)	$(27)	135%
Percentage of revenue	0%	0%

        The decrease in other expense, net was primarily driven by net unrealized transaction gains on foreign currency exchange, coupled with a mark-to-market adjustment of a redeemable convertible preferred stock warrant recorded.

Benefit From Income Taxes

	Fiscal Year
	December 31, 2011	December 31, 2012	Dollar Change	Percent Change
	(in thousands, except percentages)
Benefit from income taxes	$—	$(317)	$(317)	(100)%
Percentage of revenue	0%	(1)%

        The benefit from income taxes was primarily related to a foreign deferred tax benefit related to the operating losses incurred subsequent to the acquisition of Betreut, partially offset by deferred tax liabilities related to goodwill associated with the acquisition of Breedlove.

Quarterly Results of Operations Data

        The following tables set forth our unaudited quarterly consolidated statements of operations data and our unaudited consolidated statements of operations data as a percentage of revenue for each of the seven quarters presented (certain items may not foot due to rounding). We have prepared the quarterly data on a consistent basis with the audited consolidated financial statements included in this prospectus. In the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 28, 2013
	(in thousands, except per share data)
Revenue	$8,557	$9,802	$14,208	$15,926	$18,162	$19,133	$21,681
Cost of revenue	2,171	2,291	2,762	2,986	4,227	4,607	5,158
Operating expenses:
Selling and marketing	8,543	6,579	12,797	7,997	12,933	12,329	18,590
Research and development	1,547	1,745	2,151	2,219	2,667	2,890	2,862
General and administrative	1,820	2,448	4,691	4,712	3,701	4,156	5,450
Depreciation and amortization	54	63	669	938	1,019	1,057	1,090

Total operating expenses	11,964	10,835	20,308	15,866	20,320	20,432	27,992

Operating loss	(5,578)	(3,324)	(8,862)	(2,926)	(6,385)	(5,906)	(11,469)
Other income (expense), net	22	3	(70)	(2)	(127)	10	(201)

Loss before income taxes	(5,556)	(3,321)	(8,932)	(2,928)	(6,512)	(5,896)	(11,670)
Provision for (benefit from) income taxes	5	16	49	(387)	307	218	62

Net loss	(5,561)	(3,337)	(8,981)	(2,541)	(6,819)	(6,114)	(11,732)
Accretion of preferred stock	(10)	(10)	(13)	(15)	(14)	(14)	(14)

Net loss attributable to common stockholders	$(5,571)	$(3,347)	$(8,994)	$(2,556)	$(6,833)	$(6,128)	$(11,746)

Net loss per common share:
Basic and diluted	$(2.46)	$(1.46)	$(2.67)	$(0.88)	$(2.35)	$(2.08)	$(3.86)
Weighted average shares outstanding:
Basic and diluted	2,263	2,287	3,366	2,881	2,901	2,941	3,042

        The following tables set forth our consolidated results of operations for the periods presented as a percentage of revenue for those periods (certain items may not foot due to rounding).

	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 28, 2013
Revenue	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	25	23	19	19	23	24	24
Operating expenses:
Selling and marketing	100	67	90	50	71	64	86
Research and development	18	18	15	14	15	15	13
General and administrative	21	25	33	30	20	22	25
Depreciation and amortization	1	1	5	6	6	6	5

Total operating expenses	140	111	143	100	112	107	129

Operating loss	(65)	(34)	(62)	(18)	(35)	(31)	(53)
Other income (expense), net	—	—	—	—	(1)	—	—

Loss before income taxes	(65)	(34)	(63)	(18)	(36)	(31)	(53)
Provision for (benefit from) income taxes	—	—	—	(2)	2	1	—

Net loss	(65)%	(34)%	(63)%	(16)%	(38)%	(32)%	(53)%

	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 28, 2013
	(in thousands, except revenue per paying family and revenue per paying caregiver)
Other Financial and Operational Data:
Adjusted EBITDA(1)	$(5,335)	$(2,555)	$(6,465)	$(1,156)	$(4,287)	$(3,645)	$(8,204)
Total members	4,784	5,386	6,169	6,678	7,453	8,211	9,178
Total families	2,384	2,706	3,213	3,509	3,948	4,354	4,932
Total caregivers	2,401	2,680	2,956	3,169	3,505	3,857	4,246
Total paying families	175	190	247	242	261	273	318
Total revenue per paying family	$49	$52	$58	$66	$70	$70	$68
Total paying caregivers	19	27	32	30	32	41	45
Total revenue per paying caregiver	$42	$40	$36	$36	$39	$37	$36

(1)
We define adjusted EBITDA as net loss, plus: provision for (benefit from) income taxes, other (expense) income, net, depreciation and amortization, stock-based compensation, accretion of contingent consideration, merger and acquisition related costs and other unusual non-recurring or non-cash significant adjustments. Please see "Adjusted EBITDA" in the section titled "Selected Consolidated Financial Data" for more information.

	For the Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 28, 2013
	(in thousands)
Reconciliation of adjusted EBITDA:
Net loss	$(5,561)	$(3,337)	$(8,981)	$(2,541)	$(6,819)	$(6,114)	$(11,732)
Provision for (benefit from) income taxes	5	16	49	(387)	307	218	62
Other (income) expense, net	(22)	(3)	70	2	127	(10)	201
Depreciation and amortization	54	63	943	1,380	1,666	1,700	1,801
Stock-based compensation	178	197	1,346	231	297	421	478
Accretion of contingent consideration	—	—	108	131	135	140	148
IPO related costs	—	—	—	—	—	—	838
Merger and acquisition related costs	11	509	—	28	—	—	—

Adjusted EBITDA	$(5,335)	$(2,555)	$(6,465)	$(1,156)	$(4,287)	$(3,645)	$(8,204)

        Our revenue has increased in all periods presented, primarily as a result of the growth in the number of paying members and revenue associated with the Breedlove, Betreut and PIAP acquisitions completed during the second half of fiscal 2012. The increase in our customer base was primarily attributed to increased spending on acquisition marketing as we began to place a greater emphasis on television advertising. Consumer needs for care typically decrease during the summer months. As a result, new member signups are typically higher during the third quarter of our fiscal year, contributing to a larger portion of revenue recognized during the second half of our fiscal year.

        Our cost of revenue has increased sequentially in absolute dollars consistent with the growth in our revenue. Additionally, there was an increase beginning in the third quarter of fiscal 2012 related to the amortization expense of certain acquired intangible assets.

        Our selling and marketing expenses have increased primarily due to planned increases in advertising expense. We generally increase our advertising expenditures in the first and third quarters of the calendar year to attract families. We generally decrease advertising expenditures during the last quarter of the calendar year as consumers' needs for our services shifts as winter holidays approach. Additionally, we have experienced increases in compensation and related costs largely due to the Breedlove and Betreut acquisitions completed in the second half of fiscal 2012, as well as other headcount increases as we have continued to invest more in brand awareness.

        Our research and development expenses increased sequentially as we continued to invest in hiring employees and utilizing third-party resources to improve our current platform and develop new features such as mobile applications, convenience payments and our international platform.

        Our general and administrative expenses increased sequentially in absolute dollars as we invested in our infrastructure to support our growth in operations by hiring employees and utilizing third-party resources on project initiatives and to, a lesser extent, an increase in stock-based compensation expense.

        Our depreciation and amortization expense increased sequentially primarily as a result of amortization expense on certain intangible assets acquired as part of the three acquisitions consummated in fiscal 2012.

Liquidity and Capital Resources

        The following table summarizes our cash flow activities for the periods indicated (in thousands):

	Nine Months Ended		Fiscal Year Ended
	September 30, 2012	September 28, 2013	December 31, 2011	December 31, 2012
Cash flow (used in) provided by:
Operating activities	$(11,966)	$(5,374)	$(9,594)	$(15,155)
Investing activities	(24,246)	(1,467)	(488)	(25,860)
Financing activities	50,164	220	25,027	50,157
Effect of exchange rates on cash balances	(17)	(152)	—	(29)

Decrease (increase) in cash and cash equivalents	$13,935	$(6,773)	$14,945	$9,113

        As of September 28, 2013, we had cash and cash equivalents of $38.0 million.

        Since inception, we have financed our operations and capital expenditures primarily through private sales of redeemable convertible preferred stock. Specifically, since inception we received an aggregate of $111.3 million in gross proceeds from the issuance of redeemable convertible preferred stock. We believe that our existing cash and cash equivalents balance will be sufficient to meet our working capital expenditure requirements for at least the next 12 months.

Operating Activities

        Our primary source of cash from operations was from ongoing subscription fees to our consumer matching solutions. We believe that cash inflows from these fees will grow from our continued penetration into the market for care.

  Nine months ended September 28, 2013

        Cash from operating activities used $5.4 million during the first nine months of fiscal 2013. This amount resulted from a net loss of $24.7 million, adjusted for non-cash items of $7.6 million, and a net $11.7 million source of cash due to increases in operating liabilities, partially offset by increases in operating assets.

        Non-cash expenses within net loss consisted primarily of $5.2 million for depreciation and amortization expense, $1.2 million of stock-based compensation expense and $0.7 million for deferred income taxes.

        An increase in operating liabilities and a decrease in operating assets contributed $11.7 million to net cash used in operating activities. The cash generated from this change consisted of an increase in accrued expenses and other current liabilities of $7.5 million and increase in deferred revenue of $3.2 million and an increase in accounts payable of $2.8 million, partially offset by an increase in unbilled accounts receivable of $0.6 million, an increase in prepaid expenses and other assets of $0.5 million and an increase in accounts receivable of $0.4 million.

  Nine months ended September 30, 2012

        Cash from operating activities used $12.0 million during the first nine months of fiscal 2012. This amount resulted from a net loss of $17.9 million, adjusted for non-cash items of $3.0 million, and a net $2.8 million source of cash due to increases in operating liabilities, partially offset by increases in operating assets.

        Non-cash expenses within net loss consisted primarily of $1.7 million of stock-based compensation expense and $1.1 million for depreciation and amortization expense.

        An increase in operating liabilities and a decrease in operating assets contributed $2.8 million to net cash used in operating activities. The cash generated from this change consisted of an increase in accounts payable of $2.5 million, an increase in deferred revenue of $2.0 million and an increase in accrued expenses and other current liabilities of $0.8 million, partially offset by an increase in unbilled accounts receivable of $1.0 million, an increase in accounts receivable of $0.8 million and an increase in prepaid expenses and other assets of $0.5 million.

  Fiscal 2012

        Cash from operating activities used $15.2 million during fiscal 2012. This amount resulted from a net loss of $20.4 million, adjusted for non-cash items of $4.4 million, and a net $0.8 million source of cash due to increases in operating assets, partially offset by increases in operating liabilities.

        Non-cash expenses within net loss consisted primarily of $2.4 million for depreciation and amortization expense and $2.0 million of stock-based compensation expense.

        An increase in both operating assets and liabilities contributed $0.9 million to net cash used in operating activities. The cash generated from this change consisted of an increase in deferred revenue of $1.9 million, an increase in accounts payable of $0.7 million and an increase in accrued expenses and other current liabilities of $0.3 million, partially offset by an increase in unbilled receivables of $1.1 million, an increase in prepaid expenses and other assets of $0.6 million and an increase in accounts receivables of $0.5 million.

  Fiscal 2011

        Cash from operating activities used $9.6 million during fiscal 2011. This amount resulted from a net loss of $12.2 million, adjusted for non-cash items of $0.8 million, and a net $1.8 million source of cash due to increases in operating liabilities, partially offset by increases in operating assets.

        Non-cash expenses within net loss consisted primarily of $0.5 million of stock-based compensation expense and $0.2 million for depreciation and amortization expense.

        An increase in operating liabilities and a decrease in operating assets contributed $1.8 million to net cash used in operating activities. The cash generated from this change consisted of an increase in accrued expenses of $1.8 million, a decrease in prepaid expenses and other assets of $0.4 million and an increase in other non-current liabilities of $0.3 million, partially offset by a decrease in accounts payable of $0.3 million, an increase in other non-current assets of $0.3 million and an increase in accounts receivable of $0.2 million.

Investing Activities

  Nine months ended September 28, 2013

        During the first nine months of fiscal 2013, we used $1.5 million of cash for investing activities. This was related to capital expenditures of $1.1 million, principally related to furniture and fixtures expenditures and $0.4 million used in the acquisition of the assets of the Big Tent public groups platform.

  Nine months ended September 30, 2012

        During the first nine months of fiscal 2012, we used $24.2 million of cash for investing activities. The cash used consisted primarily of $23.9 million related to the cash portion of the acquisitions of Breedlove and Betreut, and $0.4 million related to computer hardware and software expenditures.

  Fiscal 2012

        During fiscal 2012, we used $25.9 million of cash for investing activities. The cash used consisted primarily of $25.1 million related to the cash portion of the acquisitions of Breedlove, Betreut and PIAP, and $0.4 million related to computer hardware and software expenditures. We are not currently a party to any material purchase contracts related to future purchases of property, plant and equipment.

  Fiscal 2011

        During fiscal 2011, we used $0.5 million of cash for investing activities, primarily related to computer hardware and software expenditures.

Financing Activities

  Nine months ended September 28, 2013

        During the first nine months of fiscal 2013, we received $0.2 million of cash for financing activities. The cash generated consisted of $0.5 million from the exercise of employee stock options, partially offset by payments for deferred offering costs of $0.2 million.

  Nine months ended September 30, 2012

        During the first nine months of fiscal 2012, we received $50.2 million of cash for financing activities. The cash generated consisted primarily of $49.9 million from the issuance of Series E redeemable convertible preferred stock.

  Fiscal 2012

        During fiscal 2012, we received $50.2 million of cash for financing activities. The cash generated consisted primarily of $49.9 million from the issuance of Series E redeemable convertible preferred stock.

  Fiscal 2011

        During fiscal 2011, we received $25.0 million of cash for financing activities. The cash generated consisted of $25.0 million from the issuance of Series D redeemable convertible preferred stock.

Off-Balance Sheet Arrangements

        We did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission, in fiscal 2012 or 2011 or in the nine months ended September 28, 2013.

Contractual Obligations

        We lease our facility in Waltham, Massachusetts under an operating lease that expires in 2016. We lease other facilities in Austin, Texas and Berlin, Germany, the longest lease of which expires in 2020. We do not have any debt or capital lease obligations.

        As of December 31, 2012, our contractual obligations were as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Operating lease obligations	$12,150	$2,419	$5,290	$2,881	$1,560

        In addition to the commitments discussed above, we have commitments to make potential future milestone payments as part of the Breedlove acquisition—up to $5.0 million in cash and 382,555 shares of redeemable convertible preferred stock—and the PIAP acquisition of $0.7 million in cash, in each case if certain revenue and bookings targets are achieved. See Note 3, "Business Acquisitions," in the accompanying notes to consolidated financial statements for additional information.

The Jumpstart Our Business Startups Act

        On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an "emerging growth company." As an emerging growth company, we are electing to not take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to not take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable. In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act.

        Subject to certain conditions set forth in the JOBS Act, if as an emerging growth company we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor's attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of our chief executive officer's compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we no longer meet the requirements of being an emerging growth company, whichever is earlier.

Critical Accounting Policies and Estimates

        Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe that the assumptions and estimates associated with the following critical accounting policies have the greatest potential impact on our consolidated financial statements:

  •
  Revenue recognition;

  •
  Business combinations;

  •
  Software development costs;

  •
  Goodwill;

  •
  Amortization of intangible assets;

  •
  Income taxes; and

  •
  Stock-based compensation.

        For further information on our significant accounting policies, see Note 2 to our consolidated financial statements.

Revenue Recognition

        In general, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. We derive our revenue primarily from ongoing subscription fees. Revenue from subscription fees is recognized on a daily basis over the subscription term as the services are delivered. Revenue from background checks, lead generation and advertising is recognized in the period earned. Other service revenues are recognized as the services are performed.

        Certain of our arrangements provide companies the opportunity to purchase Care.com services on behalf of their employees. These arrangements typically include a subscription to our consumer matching solutions for their employees. These arrangements are accounted for as multiple element arrangements. We have concluded that each element in the arrangement has stand-alone value as the individual services can be sold separately. In addition, there is no right of refund once service has been delivered. Therefore, we have concluded each element of the arrangement is a separate unit of accounting. In accordance with authoritative guidance on revenue recognition, we allocate consideration at the inception of an arrangement to each unit of accounting based on the relative selling price method in accordance with the selling price hierarchy. The objective of the hierarchy is to determine the price at which we would transact a sale if the service were sold on a stand-alone basis, and requires the use of: (1) vendor-specific objective evidence, or VSOE, if available; (2) third-party evidence, or TPE, if VSOE is not available; and (3) best estimate of selling price, or BESP, if neither VSOE nor TPE is available. Since VSOE or TPE are not typically available, BESP is generally used to allocate the selling price to each unit of accounting. We determine BESP for units of account by considering multiple factors, including but not limited to prices we charges for similar offerings, sales volumes, geographies and other factors contemplated in negotiating multiple element transactions.

Business Combinations

        We determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed based on their fair values as of the business combination date, including identifiable intangible assets, which either arise from a contractual or legal right or are separable from goodwill. We base the fair value of identifiable intangible assets acquired in a business combination on detailed valuations that use information and assumptions provided by management, which consider management's best estimates of inputs and assumptions that a market participant would use. We allocate any excess purchase price over the fair value of the net tangible and identifiable intangible assets acquired to goodwill. The use of alternative valuation assumptions, including estimated revenue projections, growth rates, cash flows, discount rates, estimated useful lives and probabilities surrounding the achievement of revenue-based milestones, could result in different purchase price allocations and amortization expense in current and future periods. Transaction costs associated with these acquisitions are expensed as incurred through general and administrative costs.

        In those circumstances where an acquisition involves a contingent consideration arrangement, we recognize a liability equal to the fair value of the contingent payments we expect to make as of the acquisition date. We re-measure this liability at each reporting period and record changes in the fair value as a component of operating expenses. Increases or decreases in the fair value of the contingent consideration liability can result from changes in discount periods and rates, as well as changes in the timing and amount of revenue estimates or in the timing or likelihood of achieving revenue-based milestones.

        Results of operations and cash flows of acquired companies are included in our operating results from the date of acquisition.

Software Development Costs

        Internal and external software development costs associated with the development of software for internal use are expensed to research and development during the preliminary project stage and capitalized during the application development stage. To date, costs incurred during application development stage have been insignificant. During the years ended December 31, 2011 and 2012 and the nine months ended September 28, 2013, we believe the substantial majority of our development efforts were either in the preliminary stage of development or were for maintenance of, and minor upgrades and enhancements to, internal-use software and, accordingly, application development costs have been insignificant.

Goodwill

        Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. We evaluate goodwill and indefinite lived intangible assets for impairment at the reporting unit level (operating segment or one level below an operating segment) annually or more frequently if we believe indicators of impairment exist. In accordance with the guidance, we are permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a two-step goodwill impairment test is performed.

        The first step of the impairment test involves comparing the fair value of our reporting unit against its aggregate carrying value, including goodwill. If the carrying amount exceeds the reporting unit's fair value, we perform the second step of the impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of goodwill with the carrying value of that goodwill. We have selected October 1 as the date we will perform our annual impairment test.

Amortization and Impairment of Intangible Assets

        We amortize our intangible assets that have finite lives over their estimated useful lives. We use a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. Amortization is recorded over the estimated useful lives ranging from one to ten years. We review our intangible assets subject to amortization to determine if any adverse conditions exist, or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. If the carrying value of an asset exceeds its undiscounted cash flows, we will write-down the carrying value of the intangible asset, or asset group, to its fair value in the period identified. In assessing fair value, we must make assumptions regarding estimated future cash flows and discount rates. If these estimates or related assumptions change in the future, we may be required to record impairment charges. We generally calculate fair value as the present value of estimated future cash flows to be generated by the asset using a risk-adjusted discount rate. If the estimate of an intangible asset's remaining useful life is changed, we will amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

Income Taxes

        We account for income taxes in accordance with ASC 740, Income Taxes. ASC 740 is an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis, and for operating loss and tax credit carryforwards. ASC 740 requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such position are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

Stock-Based Compensation

        We account for all stock-based compensation payments issued to employees, consultants and directors using an option pricing model for estimating fair value. Accordingly, stock-based compensation expense is measured based on the estimated fair value of the awards on the date of grant, net of forfeitures. Compensation expense is recognized for the portion that is ultimately expected to vest over the period during which the recipient renders the required services to us using the straight-line single option method. In accordance with authoritative guidance, the fair value of non-employee stock-based awards is re-measured as the awards vest, and the resulting value, if any, is recognized as expense during the period the related services are rendered.

        We use the Black-Scholes option-pricing model, or the Black Scholes model, to determine the fair value of stock-based awards requiring the input of subjective assumptions, including (a) the fair value of our common stock, (b) the expected term of the award, (c) our expected stock price volatility over the expected term of the award, (d) the risk-free interest rate and (e) expected dividends. A summary of these historical assumptions and estimates are as follows:

  •
  Fair Value of Our Common Stock.  Because our stock has not been publicly traded, the fair value of our common stock has been determined by our board of directors on each grant date, as discussed in "Common Stock Valuations" below.

  •
  Expected Term.  The expected term was estimated using the "simplified" method allowed under Securities and Exchange Commission guidance, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option.

  •
  Volatility.  As we did not have any trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average historic price volatility for a group of similarly situated publicly traded companies based on daily price observations over a period equivalent to the expected term of the stock option grants. These publicly traded companies were selected based on comparable characteristics to us and consist of several companies in the technology industry that are similar in enterprise value, stage of life cycle, risk profile, financial leverage and with historical share price information sufficient to meet the expected life of our stock-based awards. We did not rely on implied volatilities of traded options in our industry peers' common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case more suitable companies whose share prices are publicly available would be utilized in the calculation.

  •
  Risk-free Rate.  The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options during the period the options were granted.

  •
  Dividend Yield.  We have never declared or paid any cash dividends and we do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

        If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously. The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
Risk-free interest rate	1.41 - 3.31%	1.15 - 1.41%	1.41%	1.23 - 1.98%
Expected term (years)	6.25	6.25	6.25	6.25
Volatility	56.5%	56.5%	56.5%	44.6%
Expected dividend yield	—	—	—	—

        We are also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from our estimates. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent that actual forfeitures differ from our estimates, the difference is recorded as a cumulative adjustment in the period the estimates were revised. For the years ended December 31, 2011 and 2012, and the nine months ended September 30, 2012 and September 28, 2013, we applied a forfeiture rate that was determined based on historical forfeitures.

        Total stock-based compensation expense for the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2012 and September 28, 2013 was as follows (in thousands):

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
			(unaudited)
Cost of revenue	$20	$159	$84	$132
Selling and marketing	264	369	427	265
Research and development	70	213	167	195
General and administrative	174	1,211	1,043	604

Total stock-based compensation expense	$528	$1,952	$1,721	$1,196

        As of September 28, 2013, there was $4.3 million of unrecognized compensation cost related to unvested employee stock option agreements, which is expected to be recognized over a weighted-average period of approximately 3.0 years.

        The table below shows the intrinsic value of our outstanding vested and unvested options as of September 28, 2013 based upon an assumed initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus.

	Number of shares underlying options	Intrinsic Value
Total vested options outstanding	1,410,408	$16,801,358
Total unvested options outstanding	2,142,883	$21,330,425
Total options outstanding	3,553,291	$38,131,784

Common Stock Valuations

        We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes model. The fair value of the common stock underlying our stock-based awards was determined by our board of directors or the compensation committee of our board of directors (referred to in this "Stock-Based Compensation" section collectively as our board of directors), which intended all options to purchase shares of our common stock to be granted at an exercise price per share not less than the per share fair value of our common stock underlying those options on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we developed an estimate of the fair value of our common stock in order to determine an exercise price for the option grants based in part on input from an independent third-party valuation. The estimates of our common stock fair value were determined in accordance with methodologies and assumptions consistent with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation model were based on future expectations combined with management judgment. Our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

  •
  the prices of our redeemable convertible preferred stock sold to outside investors in arms-length transactions;

  •
  the rights, preferences and privileges of our redeemable convertible preferred stock relative to our common stock;

  •
  our operating and financial performance;

  •
  our stage of development and current business conditions and projections affecting our business, including the introduction of new products and services;

  •
  the hiring of key personnel;

  •
  the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, in light of prevailing market conditions;

  •
  any adjustment necessary to recognize a lack of a liquid trading market for our common stock;

  •
  the market performance of comparable publicly traded companies; and

  •
  the overall U.S. and global economic and capital market conditions.

        We granted stock options with the following exercise prices between September 1, 2012 and the date of this prospectus:

Option Grant Dates	Number of Shares Underlying Options	Exercise Price Per Share
10/16/2012	292,450	$5.92
12/13/2012	126,000	5.92
3/1/2013	842,000	6.02
3/31/2013	304,912	6.02
7/29/2013	155,000	6.28

        To assist our board of directors with the determination of the exercise price of our stock options and the estimated fair value of the common stock underlying the options, we obtained third-party valuations of our common stock as of August 3, 2012, December 31, 2012 and April 30, 2013.

        In determining the estimated per share fair value of our common stock, we utilized the option pricing method, or OPM, at each valuation date. The OPM treats common stock and redeemable convertible preferred stock as call options on the enterprise value of the company, with exercise prices based on the liquidation preference of the redeemable convertible preferred stock. Therefore, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale or initial public offering, or IPO, assuming the enterprise has funds available to make a liquidation preference meaningful and collectible by the stockholders. The common stock is modeled to be a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after the redeemable convertible preferred stock is liquidated. The OPM uses the Black-Scholes model to price the call option. Each of the assumption underlying the inputs to the OPM at each value date and the specific facts and circumstances considered by our board of directors on the valuation and grant dates are discussed below.

Stock Option Grants October 1, 2012 through December 31, 2012

        Our board of directors granted stock options on October 16, 2012 and December 13, 2012, with each having an exercise price of $5.92 per share. The exercise price per share was supported by the independent third-party valuation as of August 3, 2012. The specific facts and circumstances considered by our board of directors for the August 3, 2012 valuation included the following:

  •
  In July 2012, we completed the acquisition of Betreut for aggregate consideration of approximately $23.3 million.

  •
  On August 3, 2012, we completed a $50.0 million financing issuing shares of our Series E redeemable convertible preferred stock at a purchase price of $13.07 per share.

  •
  On August 3, 2012, and in conjunction with our Series E redeemable convertible preferred stock financing, we completed our acquisition of Breedlove for aggregate consideration of approximately $53.9 million and the issuance of 1,676,500 shares of our Series E redeemable convertible preferred stock as partial consideration in the acquisition.

        Given the Series E financing occurred on the valuation date, we relied on the valuation ascribed to our company by our investors in this arms-length transaction to determine the equity value of the company under the OPM using a back-solve approach. Importantly, the valuation ascribed by our investors in the Series E financing priced in the acquisition of Breedlove and payment of the cash and stock consideration in the acquisition transaction. The back-solve approach resulted in a valuation reflecting both the growth in our core business and the value of the acquisition. After deriving this equity value, the value of the call options were derived under the OPM using the Black-Scholes model utilizing the assumptions described above for the expected term of the award, expected stock price volatility, risk-free interest rate and expected dividends. After applying a discount for lack of marketability of 20%, the resulting estimated per share value of our common stock was $5.92 as of September 30, 2012. At each grant date, our board of directors considered whether any events occurred that would trigger any material changes to the business or would require adjustment to the estimated fair value. At October 16, 2012 and December 13, 2012, our board of directors did not identify any such events that would require adjustment to the estimated fair value from August 3, 2012.

Stock Option Grants January 1, 2013 through March 31, 2013

        Our board of directors granted stock options on March 1, 2013 and March 31, 2013, with each having an exercise price of $6.02 per share. The exercise price per share was supported by the independent third-party valuation as of December 31, 2012, which indicated a fair value of our common stock of $5.95 per share. Although our board of directors did not determine that any material events for the company occurred between August 3, 2012 and each of the grant dates in this period, as a result of a requirement to revalue the contingent consideration associated with our acquisition of Breedlove, the board secured an independent third-party valuation as of December 31, 2012 to support this revaluation. For purposes of the December 31, 2012 valuation, we utilized two methodologies, each weighted equally to derive the equity value of the company—a market-based approach and an income-based approach. Under the market based approach, we selected public companies that we considered to be comparable to us based on industry, size and market. Utilizing these comparable companies, we derived a mean revenue multiple associated with their market value and then derived an equity value of our company applying these mean revenue market multiples. Under the income-based approach, we utilized a discounted cash flow method to derive an equity value of the company. After we applied a discount for lack of marketability of 20% to the blended equity value, we derived an fair estimated per share value of our common stock of $5.95 as of December 31, 2012. At March 1, 2013 and March 31, 2013, our board of directors did not identify any such material events or require adjustment to the estimated fair value from December 31, 2012.

Stock Option Grants on July 29, 2013

        Our board of directors granted stock options on July 29, 2013, with an exercise price of $6.28 per share, which was determined to be the fair market value at that time. The exercise price per share was supported by the independent third-party valuation as of April 30, 2013.

        For purposes of the April 30, 2013 valuation, we utilized a methodology consistent with the December 31, 2012 valuation, whereby we estimated the equity value of the company weighting equally the equity value derived under a market-based approach and an income-based approach or discounted cash flow model. Utilizing this methodology, we derived an increased overall equity value of the company reflective of an increase in our equity value under the market-based approach. We then applied a discount for lack of marketability of 15% resulting in an estimated per share value of our common stock of $6.28 as of April 30, 2013. The decrease in the discount for lack of marketability from the December 31, 2012 valuation reflected a shorter time to liquidity based on discussion with management in regards to a potential initial public offering, as well as an overall strengthening in the U.S. equity capital markets for IPO issuers. At July 29, 2013, our board of directors did not identify any such material events or require adjustment to the estimated fair value from April 30, 2013.

        In connection with the preparation of our financial statements for the nine months ended September 28, 2013, we undertook a retrospective reassessment of the fair market value of our common stock on July 29, 2013 for financial reporting purposes. In connection with that reassessment, we determined $10.23 per share to be the fair market value of our common stock on July 29, 2013. This value was supported by an independent third-party valuation of our common stock as of July 31, 2013 received on October 23, 2013. For purposes of this valuation, we utilized a methodology consistent with the April 30, 2013 valuation, whereby we estimated the equity value of the company weighting equally the equity value derived under a market-based approach and an income-based approach or discounted cash flow model. Utilizing this methodology, we derived an increased overall equity value of the company reflective of an increase in our equity value under the market-based approach. We then applied a weighted-average discount for lack of marketability of 13.7% resulting in an estimated per share value of our common stock of $10.23 as of July 31, 2013. The decrease in the discount for lack of marketability from the April 30, 2013 valuation reflected a potentially shorter time to liquidity.

Quantitative and Qualitative Disclosures About Market Risk

        We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business.

Foreign Currency Exchange Risk

        We have foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar, principally the Euro, the British pound sterling, the Canadian dollar and the Swiss franc. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We have experienced and will continue to experience fluctuations in our net loss as a result of transaction gains (losses) related to revaluing certain cash balances, trade accounts receivable balances and accounts payable balances that are denominated in currencies other than the U.S. dollar. In the event our foreign currency denominated cash, accounts receivable, accounts payable, sales or expenses increase, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. At this time we do not, but we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Interest Risk

        We did not have any long-term borrowings as of December 31, 2012 or as of September 28, 2013.

        Under our current investment policy, we invest our excess cash in money market funds. Our current investment policy seeks first to preserve principal, second to provide liquidity for our operating and capital needs and third to maximize yield without putting our principal at risk.

        Our investments are exposed to market risk due to the fluctuation of prevailing interest rates that may reduce the yield on our investments or their fair value. As our investment portfolio is short-term in nature, we do not believe an immediate 10% increase in interest rates would have a material effect on the fair market value of our portfolio, and therefore we do not expect our results of operations or cash flows to be materially affected to any degree by a sudden change in market interest rates.

Inflation Risk

        We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Internal Control Over Financial Reporting

        Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the preparation of the registration statement of which this prospectus forms a part, our independent registered public accounting firm discovered errors in our financial statements related to the accounting for intangible assets. Specifically, we erroneously recognized impairment charges related to certain acquired intangible assets that should not have been impaired and determined periodic amortization using inappropriate economic useful lives. The effect of these errors was material to our financial statements. As a result of these items, we concluded that a material weakness in our internal control over financial reporting existed as of December 31, 2012.

        A "material weakness" is a deficiency, or a combination of deficiencies, in our control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, detected and corrected on a timely basis. The cause of the material weakness was related to our lack of resources within our finance function required to analyze and account for such non-routine transactions stated above in a timely manner.

        Since January 1, 2013, we have taken steps to build a more experienced accounting and finance organization, including hiring a new chief financial officer, senior vice president of finance, assistant controller and senior accountant, and designing and implementing improved processes and controls, and we believe we have remediated this material weakness during fiscal 2013. However, our efforts to remedy this material weakness may not prevent future material weaknesses or significant deficiencies in our internal control over financial reporting. See also "Risk Factors" for additional information on this matter.

Recently Issued and Adopted Accounting Pronouncements

        In July 2013, the Financial Accounting Standards Board, or the FASB, issued ASU 2013-11 regarding accounting standards update, or ASU, Topic 740 "Income Tax." This ASU clarifies the guidance on the presentation of an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. This ASU will be effective for our fiscal year beginning December 29, 2013. Early adoption is permitted. At this time, we expect that the adoption of this ASU will impact the presentation of tax assets and liabilities on the statement of financial position, but will not impact our consolidated financial position, results of operations or cash flows.

        In February 2013, the FASB issued updated authoritative guidance requiring entities to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety from accumulated other comprehensive income to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. We adopted this guidance in our interim period ended March 31, 2013. The adoption of this guidance did not impact our financial statements, as the guidance is related to disclosure only, and we have not had significant reclassifications out of accumulated other comprehensive income.

        In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. This ASU requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statements of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on their financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The amendments clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The effective date is the same as the effective date of ASU 2011-11. The adoption of this ASU did not have a material impact on our consolidated financial statements.

BUSINESS

Our Mission

        Our mission is to improve the lives of families and caregivers by helping them connect in a reliable and easy way. Our solutions help families make informed decisions in one of the most important and highly considered aspects of their family life—finding and managing quality care for their family—their children, parents, pets and other loved ones. In providing families a comprehensive marketplace for care, we are building the largest destination for quality caregivers to find fulfilling employment and career opportunities globally. We strive to help our members—families and caregivers—pursue their passions and fulfill the basic human need of caring for each other.

Overview

        We are the world's largest online marketplace for finding and managing family care with more than 9.7 million members, including approximately 5.2 million families and 4.5 million caregivers, spanning 16 countries. In 2013, we had an average of over 6.3 million unique visitors to our platform each month, including approximately 2.2 million visitors per month from mobile devices. We help families address their particular lifecycle of care needs, which includes child care, senior care, special needs care and other non-medical family care needs such as pet care, tutoring and housekeeping. In the process, we also help caregivers find rewarding full-time and part-time employment opportunities. In 2013, 60% of all job postings were for part-time care services, with the remaining 40% seeking full-time care. Examples of the various types of care services families find in our marketplace, depending on their diverse and evolving needs, include:

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  An experienced nanny to care for a new-born child and help with laundry;

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  A daycare professional seeking to earn additional income by babysitting on occasional "date nights";

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  A college student helping to pay tuition by watching a 7-and 10-year old and assisting with after-school pick-ups, driving to activities, homework and meal preparation;

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  A retired nurse to drive an aging parent to routine medical appointments and assist with personal hygiene; and

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  A pet lover to take the family dog for her daily walk and care for her during family vacations.

        We believe the scale and breadth of our services, combined with our commitment to delivering the best possible member experience for families and caregivers, have made us the most trusted and leading brand for finding and managing family care.

        Our platform provides families with robust solutions. Our consumer matching solutions—our core offering—allow families to search for, qualify, vet, connect with and ultimately select caregivers in a low-cost, reliable and easy way. Based on an internal survey of the families who subscribe to our consumer matching solutions, on average four out of five of these families find their caregiver on Care.com. Our platform also provides caregivers with solutions to create personal profiles, describe their unique skills and experience, and otherwise differentiate and market themselves in a highly fragmented marketplace.

        In addition to our core consumer matching solutions, we offer our members innovative products and services to facilitate their interaction with caregivers. We provide solutions intended to improve both the ease and reliability of the care relationship in the home. One product area we are particularly focused on is consumer payments. Through our consumer payments solutions, families can not only electronically pay a caregiver, they can also subscribe for tax preparation services through our Care.com HomePay product. This product offering deepens our relationship with our members and could dramatically enhance the lifetime value associated with each member.

        The overall market for care and care-related services is large. According to IBIS research, in 2012 an aggregate of $243 billion was spent in the United States on care, including day care, in-home care providers, housekeepers, nursing care facilities, tutoring and pet care. In other industry marketplaces, such as online travel, vacation rentals, and general merchandise, companies that provide marketing and payment solutions receive between 3% and 15% of gross spend. We believe that in the marketplace for care, companies that provide marketing and payment solutions could receive a similar amount of the gross spend.

        We believe this large market is driven primarily by the significant percentage of dual-income and single-parent households and an aging population. According to a report from Child Care Aware of America, the cost of full-time center-based care in 2012 for families with two children in the United States was the highest single household expense in the average budget of families in the Northeast, Midwest and South—exceeding the cost of housing, transportation, food, utilities and health care—and was surpassed for families in the West only by the cost of housing. These macro trends have driven consumers and care professionals to seek a more comprehensive, easy-to-use and efficient solution like ours to find and manage their care and career needs.

        Our primary target market is women, who typically take the responsibility of making care decisions for their family—either as mothers or adult daughters—and are a majority of caregivers. Women represent 95% of our caregivers and 85% of our care-seeking members. As a result of the shared characteristics of both sides of our marketplace, we are able to leverage our marketing investments targeted at families to also attract caregivers.

        We have expanded our marketplace beyond families and caregivers. We also serve employers by providing access to our platform to over 600,000 employer-sponsored families. In addition, we serve care-related businesses—such as day care centers, nanny agencies and home care agencies—who wish to market their services to our care-seeking families and recruit our caregiver members. These businesses improve our member experience by providing additional caregiving choices for families and employment opportunities for caregivers.

        We have experienced rapid growth in revenue and members. Our members grew from 1.9 million as of September 30, 2010 to more than 9.1 million as of September 28, 2013, representing a 70% compounded annual growth rate. Our revenue has grown from $12.9 million for the fiscal year ended December 31, 2010 to $48.5 million for the fiscal year ended December 31, 2012, representing a 94% compounded annual growth, primarily driven by our consumer matching solutions. Revenue for the nine months ended September 28, 2013 increased to $59.0 million, representing an 81% increase from the $32.6 million of revenue generated during the nine months ended September 30, 2012. We experienced net losses of $3.5 million in 2010, $12.2 million in 2011 and $20.4 million in 2012.

Our Market Opportunity

        The market for care is large and highly fragmented. We believe that our target market includes all households with income greater than $50,000 and 15% of households with income less than $50,000, in each case with either a child under the age of 18 or a senior over the age of 65. According to the U.S. Census Bureau, there were 42 million such households in the United States in 2010. The needs of families seeking care are diverse, taking many different forms depending on the circumstances and life stage of the family. These needs include childcare, such as nannies and babysitters, in-home senior care, such as assistance with personal hygiene, meal preparation and transportation, and other family care needs, such as pet care, tutoring and housekeeping.

        We believe that the following key trends contribute to the large and growing total addressable market for online care marketplaces:

        Significant Percentage of Dual-Income and Single-Parent Households with Children.    In 2012, according to the Bureau of Labor Statistics, 63% of U.S. households had either two working parents or a working parent that is single with children under the age of 18. In addition, according to the Pew Research Center, mothers are now the sole or primary income provider in 40% of households with children, four times the rate from 1960.

        Aging Population with High Preference for In-Home Care.    According to Business Monitor International, the percentage of people ages 65 and over living in the United States is expected to increase approximately 30% between 2012 and 2020 to 56 million. In addition, according the the AARP Public Policy Institute, 89% of Americans ages 50 and over indicate that they want to remain in their homes as long as possible.

        Growth of Employer-Sponsored Care Services.    As a majority of households are headed by either two working parents or a working parent that is single, we believe employers are experiencing an increasing need to provide family care-related benefits to their employees. In addition, employers are finding employees challenged by senior and other adult care needs—according to a 2009 study conducted for the National Alliance for Caregiving, nearly 60% of individuals with caregiving responsibilities for an aging parent or a disabled family member were actively employed either full-time or part-time.

        Consumers Increasingly Using the Internet and Mobile Devices for Important and Highly Personal Decisions and Transactions.    Growth in the number of Internet users is transforming the way consumers access information, connect with each other and transact. According to IDC, there were 2.5 billion Internet users globally in 2012, 45% of whom accessed the Internet on their mobile device, representing a 12% CAGR in Internet users and a 37% CAGR in mobile Internet users since 2009. We believe consumers have come to expect that they can manage their home needs through the Internet—and importantly through mobile devices—and that they are increasingly comfortable using mobile devices to interact. We also believe this tendency will enhance our core utility, and thus our relationship with our members, over time.

        Despite the size and growth of the care market, there has historically been no proven, efficient and cost-effective way for families to connect with quality caregivers and for caregivers or care-related businesses to target a large number of families. Traditional alternatives suffer from the following limitations:

Challenges for Families:

  •
  Traditional ways of finding quality care can be inefficient, unreliable and expensive.  Traditional search methods, including word-of-mouth, directories and job boards suffer from limited reach or limited information, making quality matches difficult and time-consuming to obtain. In many cases, they also lack references, reviews or other resources—such as background checking services—to help families make more informed decisions. While placement agencies, such as nanny agencies, often provide comprehensive matching services, they can be expensive for many families, charging a family up to 15% of a caregiver's annual salary (which can equal up to $4,000 for a full-time caregiver), rendering this option unaffordable for certain segments of the population.

  •
  Lack of single, comprehensive solution for addressing multiple, diverse and evolving care needs.  A family's care needs continually evolve, as children are born and grow, parents age and family circumstances change. In addition, families often have multiple care needs at once—for example, an afternoon babysitter for the third grader, a tutor for the seventh grader, back-up care when a child is ill and a housekeeper for the parents. Care needs often change quickly and unexpectedly, such as when an elderly parent suddenly becomes ill, a job change requires relocation or a caregiver goes back to college or decides to switch jobs. Finding one solution to address multiple care needs at once and/or evolving needs over time is challenging due to the multiple fragmented sources for finding care today.

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  Traditional approach for managing the financial relationship of household employees can be time consuming and inconvenient.  To date, the predominant form of payment for household employees has been cash or check, which can be inconvenient for a family. In addition, families often struggle to understand and comply with the tax and reporting obligations required of household employers.

Challenges for Caregivers:

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  Caregivers lack effective ways to promote their services and target families at scale.  Caregivers have historically relied on the same methods to find care jobs as families have to find caregivers: word-of-mouth, directories, job boards and placement agencies. These methods typically suffer from limited reach or are not care specific, making it difficult for caregivers to differentiate themselves. As a result, they are frequently an ineffective way for caregivers to target a large and diverse audience of families actively seeking care.

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  Caregivers lack a platform from which to professionalize and manage their careers.  Caregivers lack a care-specific resource to build and manage their professional identity with detailed profiles that include work history, credentials, references, background check results, information about the specific care services they provide and the payment forms they will accept. Caregivers also lack resources to help them understand and access household employee benefits.

Challenges for Employers and Care-Related Businesses:

  •
  Employers lack a single comprehensive solution to help their employees address their particular care needs.  Each employee's family care needs are different and continually evolving. To help compete for top talent, reduce family care-related absenteeism and increase employee productivity and loyalty, we believe more employers are looking for a single, comprehensive solution to help their employees manage their diverse and evolving family care responsibilities.

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  Care-related businesses lack cost-effective ways to target families and recruit caregivers.  Historically, care-related businesses have relied on general job board sites, newspaper web sites and print marketing to target families seeking care and recruit caregivers as employees. Because these channels are not typically care specific, they make it more difficult for care-related businesses to target a large and qualified audience of families actively seeking care. In addition, because they do not generally support detailed profiles or have robust search capabilities, they are less efficient as recruiting tools.

Our Solutions

        Our suite of products and services enables families to manage their diverse and evolving care needs, caregivers to find jobs and manage their careers and businesses to recruit employees and advertise their business profiles.

Efficient, Reliable and Affordable Way for Families and Caregivers to Connect and Manage Their Care and Career Needs

        Our comprehensive and differentiated platform provides significant benefits to our members, including:

  •
  Efficient and reliable way for families to find quality caregivers.  Our members have access to easy-to-use job posting tools, powerful search features and detailed caregiver profiles that are designed to allow them to efficiently navigate our vast database of individual caregivers and assess which caregivers best suit their needs. We also provide families with a comprehensive suite of tools and resources to help them make more informed decisions throughout the search and hiring process, including rate calculators, reviews, articles, an online safety center and access to a range of background checking services.

  •
  Efficient way for caregivers to target large, qualified audiences and professionalize their careers.  Caregivers can easily create detailed profiles that include work history, education, credentials, references, third-party background check results and information about the specific care services they provide. In addition, we provide caregivers with services, educational resources and content to professionalize and manage their careers, as well as the opportunity to establish their professional reputation and enhance their profile through the reviews and ratings they receive from families.

  •
  Easy-to-use and secure communication tools.  We provide a cross-platform suite of communication tools to enable easy and efficient communication between families and caregivers. These easy-to-use tools are built around a monitored messaging system that members access through the Care.com website and mobile apps. Families may communicate with caregivers individually or send a broadcast message to a list of "favorite" caregivers. When members receive new messages they can be notified by email, SMS text messages and alert notifications on their mobile devices. For greater security, members can respond to email notifications through our monitored messaging system without exposing their email address to other members. Additionally, if a caregiver shares a phone number, families may contact caregivers by phone or SMS text messages.

  •
  Comprehensive solutions.  Through our platform, families have access to a broad range of care solutions to address their diverse and evolving care needs, including childcare, tutoring, senior care options and housekeeping. In addition, families can use our solutions for back-up care when primary care arrangements fall through. Families also have access to a range of payment services to help manage the financial relationship with their caregivers. Similarly, caregivers can apply to jobs in any category of care posted by families or by care-related businesses.

  •
  Cost-effective alternative.  Families are provided free access to search, post a job and preview detailed caregiver profiles. After an initial review of profiles, families have the option of selecting a paid subscription plan to contact caregivers and access background checks. Our consumer matching subscription pricing for families ranges from approximately $37 for a monthly subscription to $147 for an annual subscription. This subscription allows families to contact an unlimited number of caregivers through our platform during the term of the subscription, including nannies, babysitters, pet sitters and tutors. At no additional cost, paying members can also request an unlimited number of preliminary background checks on caregivers. Our caregiver members can apply to jobs through our platform and target families and care-related businesses at no cost. Caregivers have the option to pay for additional features such as priority notification of newly posted jobs.

  •
  Anytime, anywhere access.  Our services are available across multiple platforms and mobile devices to ensure that our members access Care.com easily and conveniently wherever they go. We provide our services through mobile apps on iOS and Android devices. We also make our website experience available on personal computers and mobile web browsers. Across these platforms, members are able to access our core features for finding care and jobs and for paying caregivers.

Easy-to-Use Payment Offerings

        We provide HomePay, a payroll and tax product for families that employ a household worker. HomePay is not only designed to facilitate the management of a family's financial relationship with a caregiver but also to enable a caregiver to establish the compliance framework to qualify for important household employee benefits. We also provide a convenience payments product that enables families to make electronic payments to a caregiver from a computer or mobile device.

Comprehensive Care Solution for Employers

        We provide a comprehensive suite of care services for employers to offer to their employees, including our consumer matching solutions, payment offerings, back-up care services and care concierge services. In addition to helping employees better manage the balance between work and home life, these services are designed to benefit employers by promoting increased productivity, engagement and loyalty and reduced care-related absences.

Efficient Marketing and Recruiting Channel for Care-Related Businesses

        We provide a highly targeted suite of marketing and recruiting solutions for care-related businesses. These solutions enable care-related businesses to advertise their business profiles to millions of families seeking care and to post care jobs and search our database of caregivers seeking employment.

Our Competitive Strengths

Largest Global Marketplace Focused on Care

        We are the world's largest online marketplace for finding and managing family care with more than 9.7 million members, including approximately 5.2 million families and 4.5 million caregivers, spanning 16 countries. Since the launch of our marketplace in 2007, we estimate, based on internal member surveys, that over half a million families have found caregivers and over half a million caregivers have found care jobs through our service in the areas of childcare, senior care, special needs care, tutoring, pet care and housekeeping. Our service is available nationwide, with our member families residing in 83% of all U.S. zip codes and our member caregivers residing in 81% of all U.S. zip codes. Additionally, in the 20 most populated metro areas in the United States, we have at least 5,000 caregivers within a 10 mile radius of 85% of the zip codes of such metro area and at least 1,000 caregivers within a 10 mile radius of 98% of the zip codes of such metro area, where the zip codes of a metro area include all zip codes within 30 miles of the relevant city center.

High Quality Match Rate

        Based on our high match rate of paying members with caregivers, we believe our breadth of selection and our matching algorithms enhance the effectiveness of our marketplace and the value we offer to both families and caregivers. In the United States, our member surveys indicate that approximately four out of five families that subscribe to our consumer matching solutions successfully find a caregiver. Furthermore, our surveys indicate that families who hire caregivers using our consumer matching solutions have a high degree of satisfaction with the caregivers they find: 85% of responding families indicate that they are satisfied with their caregiver, and almost 50% indicate that they are extremely satisfied with their caregiver, responding with a score of ten out of ten.

Growing and Engaged Membership

        Over the last five years, we have expanded from 500,000 members to more than 9.7 million members. In 2013, on average, a new job was posted on our platform more frequently than every 30 seconds. During the same period, a new job application was submitted more frequently than every two seconds, and families and caregivers exchanged over 120,000 messages a day on our platform. Sixty percent of these applications were for part-time care services, with the remaining 40% seeking full-time care. As we grow our membership, improve the member experience and offer additional tools and features, more members are using our services for longer periods of time and coming back sooner after their initial use. This highly engaged membership helps improve the effectiveness of our services and increases the lifetime value of our members.

Powerful Network Effects

        We benefit from significant network effects as the market leader in the highly fragmented and growing care market. As more families use our services, we attract more caregivers seeking a large pool of families in need of their services. Similarly, the increasing number of caregivers using our services has attracted more families. This cycle has driven more and more people to use our services and has resulted in a significant percentage of our new members coming from unpaid sources. For example, between 2009 and 2012, referrals of paying families from family members and friends grew at a compound annual growth rate of over 70%. In addition, a majority of our paying families in 2012 originated from unpaid sources.

Trusted and Recognized Brand

        We have invested in building a differentiated member experience for finding care. This investment includes the ongoing prioritization of features and processes that we believe contribute to the quality of our marketplace. Examples of these investments include the manual review of all job and profile postings for suspicious or inappropriate content, tools for members to review and report other members, a monitored messaging system that allows members to communicate without sharing their personal email, the proactive screening of certain member information against various databases and other sources for criminal or other inappropriate activity and the use of technology to identify and prevent inappropriate activity through our platform. We believe these product investments, combined with our investments in national brand advertising and our domain name itself, have established the Care.com brand as a leading and trusted brand for finding care.

Our Growth Strategy

Attract More Members to Our Platform

        In order to grow our membership, we intend to increase our investments in various marketing channels, including television, online search and community groups and forums, to increase brand awareness in the United States among families and caregivers. For example, in June 2013 we acquired the assets of the Big Tent public groups platform. This platform hosts a wide range of public and private groups, including over 1,600 parent-oriented groups with over 200,000 members. We believe a majority of these members are prospective members of our consumer matching solutions.

        In addition to direct marketing channels, we are also investing in efficient channels of membership growth. We have a strategic relationship with United Services Automobile Association, or USAA—an investor in Care.com. We are currently working with USAA and certain of its affiliates to develop offerings to help address the family care needs of USAA's approximately nine million members of the U.S. military and their families.

        We also intend to increase our member base by selling our services to more employers who will offer our platform as a benefit to their employees. We intend to do this by continuing to promote a comprehensive suite of services to the growing number of employers who are providing care-related benefits to their employees.

Increase Revenue per Member

        As we improve our user experience and expand our product and service offerings, we have seen an increase in revenue per member. We intend to further increase revenue per member by introducing new products which are targeted at recurring uses, such as our recently introduced convenience payments and "date night" products and by increasing the cross-selling and merchandising of our existing products, such as HomePay and senior care services, within our existing membership base and via the employer channel. In addition, we intend to continue to engage our non-paying members with content and resources such as our weekly newsletters and online forums even when they are not actively looking for care so that we remain top of mind when they are. We believe increasing engagement among our members will drive higher conversion of members to paying members.

Expand and Increase Adoption of Our Payment Offerings

        We believe there is significant opportunity for us to grow our consumer payments solutions. Our recently introduced convenience payments product allows families to make secure electronic payments to their caregivers using our mobile or desktop applications. Since our acquisition of Breedlove & Associates, L.L.C., or Breedlove (now rebranded as Care.com HomePay), in August 2012, an increasing percentage of Care.com members are using our household employer payroll and tax product. We expect this trend to continue. We also plan to offer other payment and financial solutions to our members as we expand our offerings and services, including a lower cost payroll and tax product.

Grow Our International Business

        We believe the global secular trends of a significant number of dual-income households with children and an aging population provide significant growth opportunities outside the United States. The majority of our international business today occurs in Western Europe—the market served by Berlin-based Besser Betreut GmbH, or Betreut, which we acquired in 2012. This acquisition allowed us to establish a Western European footprint from which to grow not only our consumer matching base but also our employer base. We are currently operating in 16 countries and in 7 languages. We intend to grow our international business by focusing on raising awareness of our services in these markets.

Attract More Care-Related Businesses to Our Platform

        We recently launched our marketing solutions offering, which provides care-related businesses an efficient and cost-effective way to target qualified families looking for care services, and our recruiting solutions offering, which allows care-related businesses to recruit caregivers for full-time and part-time employment. These solutions provide us with additional monetization opportunities. We are still early in the penetration of the addressable client base for these services and believe there is a significant runway for future growth for both of these solutions.

Selectively Pursue Acquisitions and Strategic Relationships

        In 2012, we acquired Betreut, Breedlove and Parents in a Pinch, Inc., and in 2013 we acquired the assets of the Big Tent public groups platform. These acquisitions further our strategy of growing our membership and increasing the value we offer. The integration of these companies enables us to offer our members a more comprehensive caregiving platform. In the future, we may selectively pursue acquisitions that complement our existing business, enhance the user experience of our services, represent a strong cultural fit and are consistent with our overall growth strategy. In addition, we may enter into various strategic relationships to provide a more comprehensive offering to our members.

Our Products and Services

        Our consumer products and services are designed to make it easier for families to find and manage quality caregivers and for caregivers to find satisfying jobs and manage their careers. We also offer services to employers and care-related businesses that are designed to benefit those organizations as well as our family and caregiver members.

Consumer Matching Solutions

        Matching the right caregiver with the right family can create tremendous value for our members. Our innovative consumer matching solutions and large member base facilitate quality matches for the diverse and evolving needs of our members. Our members may use most of the tools and features of our consumer matching solutions for free, and may purchase additional features by upgrading to a paid subscription membership and/or paying separate à la carte fees. Many of our tools and features are also accessible on a tablet or mobile device.

  Free Tools and Features for Families

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  Job Posting.  Families quickly and easily post a detailed job description specifying their care need (e.g., nanny, babysitter, senior care support, tutor, housekeeper, pet sitter, etc.), the frequency, hourly rate, responsibilities and other requirements for the job and any other relevant information they choose to provide. Families receive, on average, approximately 20 caregiver applications for each job they post, which are sorted by our matching algorithm based on their suitability.

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  Search.  Families search for potential caregivers based on specific search criteria such as type of care provided, location, hourly rate, whether the caregiver has their own transportation or smokes, comfort with pets and willingness to accept non-cash payments and/or have taxes withheld. The initial search results are based on an algorithm we designed to highlight the most relevant caregivers, but a family can also sort the search results by additional criteria, such as distance from the family, experience, availability, membership length or age.

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  Detailed Caregiver Profiles.  Families review detailed information about the caregivers who apply to their jobs or appear in their search results. This detailed information includes a bio, work history and references, the type of care they provide, any additional services they provide (such as laundry, grocery shopping and errands), their experience, certifications and qualifications (such as college degree and CPR certification or other languages spoken), their availability and hourly rate, the types of payments they accept, whether they are willing to have taxes withheld, caregiver reviews from other members, a caregiver's verifications, any connections the caregiver has to other members, and any other relevant information the caregiver chooses to provide.

  Paid Tools and Features for Families

        Families may pay a subscription fee to access additional features. This fee ranges from approximately $37 per month for a monthly subscription to approximately $147 per year for an annual subscription.

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  Messaging.  Paying members may use our messaging system to contact caregivers who have applied to their jobs or appeared in their search results. Unless a caregiver has made a phone number available to paying family members in their profile, this is the only way a family can initiate communication with a caregiver. Because this messaging system is internal to Care.com, members do not have to disclose personal contact or other information to communicate through this system. When a family sends a message to a caregiver through our messaging system, we also send an email to the caregiver's personal email and an alert to their mobile device (if they have installed our mobile app) to notify them that a family has sent them a message.

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  Background Check Services.  To help narrow their search, paying members can request free unlimited preliminary background checks on potential caregivers. We currently offer three levels of enhanced background checks from consumer credit reporting agencies: preferred ($59), preferred plus ($79) and premier ($300). These fees are in addition to the consumer matching subscription fees. Enhanced background checks include everything covered by the preliminary background check plus in-person or online searches of federal and state or county courthouse records and other searches depending on the background check purchased. Caregivers must approve background checks requested by a family before they are performed.

  Free Tools and Features for Caregivers

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  Profile.  Caregivers create and post detailed profiles that include their bio, work history and references, the type of care they provide, any additional services they provide (such as laundry, grocery shopping and errands), their experience, certifications and qualifications (such as college degree and CPR certification or other languages spoken), their availability and hourly rate, the types of payments they accept, whether they are willing to have taxes withheld and any other relevant information they choose to provide. To build their credibility with families, caregivers may elect to verify their phone number and email addresses with us and connect to other members.

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  Search.  Caregivers search for specific jobs posted by families, as well as for families based on specific search criteria such as type of care needed, location, hourly rate and number and age of children.

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  Apply.  Caregivers can review and apply to jobs that interest them. When a caregiver applies to a job, the family is notified of the new applicant by email, SMS text message or a mobile alert.

  Paid Tools and Features for Caregivers

        Caregivers may pay a subscription fee to access additional features. This fee ranges from approximately $20 per month for a monthly subscription to approximately $60 per six-month period for a six-month subscription.

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  Priority Status.  Paying caregivers receive priority job notifications and appear higher on search results than nonpaying caregivers of the same relevance.

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  Messaging.  Paying caregivers may contact families directly through our messaging system regardless of whether the family has subscribed.

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  Background Check Services.  Paying caregivers may elect to have a free preliminary background check run on themselves. These caregivers may also purchase preferred ($59) or preferred plus ($79) background checks on themselves. Caregivers who do not subscribe to our consumer matching services may elect to purchase preliminary ($9) background checks.

  Additional Free Tools and Features for Families and Caregivers

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  Email Notifications.  Families receive weekly emails highlighting new caregivers near them, and caregivers receive daily emails notifying them of new jobs in their area. We send families and caregivers additional email communications to help them maximize their use of our consumer matching solutions and to inform them of additional products or services that may be appropriate for them.

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  Safety Center.  Our website features a safety center that provides resources and information designed to help families and caregivers make safer and more informed hiring and job selection decisions, including recommendations to families for screening, interviewing and ongoing monitoring of caregivers and recommendations to caregivers for avoiding scams. Members may also contact our member care department directly by phone or email if they have concerns about other members. We also offer an online tool that allows families and caregivers to report other members through our website.

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  Mobile Apps.  Families and caregivers can download our free mobile apps for iOS and Android. These apps provide families and caregivers the same job posting, profile creation, search and messaging features described above.

Consumer Payments Solutions

        Our consumer payments solutions provide families several options to manage their financial relationship with their caregiver. These products also help caregivers professionalize and manage their careers.

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  Convenience Payments.  This offering enables families to make electronic payments to their caregivers using our website or mobile apps. This solution is particularly applicable for families who pay their caregivers at irregular intervals, such as "date night" babysitters, after-school caregivers or tutors, or in varying amounts each time services are performed. We recently launched this offering and are currently evaluating various pricing models. In the future, we intend to offer additional financial products that make it easier for families to track and manage caregiver expenses.

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  Household Employer Payroll and Tax Services.  HomePay is our payroll and tax product for families that employ nannies, housekeepers or other domestic employees. HomePay is a technology-based, turnkey service that includes automated payroll processing and household employer-related tax filings at the federal, state and local levels. In addition, caregivers who are paid through HomePay may qualify for important benefits such as unemployment insurance and social security. Families who use this service pay approximately $1,000 per year. This product is available to anyone, not just paying members of our consumer matching solutions. In the future, we intend to offer additional payroll and tax products at tiered feature and pricing levels to address a range of market needs.

Solutions for Employers

        We provide a comprehensive suite of services that employers can offer their employees as an employee benefit. Currently, employers can choose to offer one or more of the following services to their employees:

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  Our consumer matching solutions;

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  Our payment solutions;

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  Back-up care services for employees needing alternative care arrangements for their child or senior due to events such as school closure or the illness of their child or regular caregiver; and

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  Care concierge services, which include senior care planning services to assist employees struggling to understand their options for an aging family member as well as hands-on assistance with the caregiver search process.

        Employers generally pay for these services on a per employee basis and have access to features that allow them to manage employee access and track aggregate usage. Depending on the service and the employer's preference, the employer may subsidize all, a portion or none of the service cost for the employee.

Solutions for Care-Related Businesses

        We offer care-related businesses a recruiting solution to help them more effectively recruit caregivers and a marketing solution to help them target families at scale. These solutions also provide additional caregiving choices for families and employment opportunities for caregivers.

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  Recruiting Solutions.  Through this offering, businesses can either post jobs or search for candidates directly from our base of caregivers. Businesses pay us either a per job listing fee for each job posted each month or a subscription fee that ranges from an average of $125 for a monthly subscription to an average of $900 for an annual subscription.

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  Marketing Solutions.  Through this offering, businesses can list their services on our website, receive referrals and apply to jobs posted by families. Businesses typically pay us either a referral fee for each lead generated through our site or a subscription fee that generally ranges from an average of $140 for a 3-month subscription to an average of $420 for an annual subscription.

        The screen below illustrates a listing of babysitters in the Boston area. Families can browse a listing or interact with a map view. In addition, they can use our babysitter rate calculator to find the average rate in their neighborhood.

        The screen below illustrates the summary view of a profile for a caregiver providing childcare services.

Summary information
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Access to background checks and verifications
Contact or pay through Care.com
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Home » Child Care » Search Results » Monica S.
Monica S.
Full-time nanny, Boston, MA
Online now | Last signed in 9/16/11
Monica's services: Child care
Featured
10 Reviews
age 20
hourly rate $10-15
experience 5yrs
Has transportation
Willing to travel 20 mi
Non-smoker
CPR-certified
First aid trained
Comfortable with pets
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Meet Monica
I absolutely love kids and have babysat for all ages of children including some that are in high school. I am very flexible and can handle any sort of directions left for me for your children.
I can whip up dinner with practically nothing and I consider sitting a learning experience for myself in interacting with children. Additionally, I have 10+ years of paid babysitting experience, and have taught 350 students in the last three years.
Caregivers like Monica
Nelson P. 26 year old, Full Time Nanny Waltham, MA
Tricia C. 18 year old, Full Time Nanny Waltham, MA
Allie A. 31 year old, Full Time Nanny Waltham, MA
More
Work History
Babysitter - Mary S. family
2012-present
Read review
I'm currently taking care of twins who are 3 years old. I'm very close to Mary's family and they are willing to provide good references for me. I love my job and consider it very rewarded because I feel I am an essential part of the kids development. I consider myself as a patient, responsible and easygoing person. I love cooking for the twins and can make healthy meals for them."
Primary responsibilities:
Age groups - 6 months - 3 years, 4 years - 6 years
Swimming supervision
Travel
Light housekeeping
Crafts
Recently viewed
Nelson P. 24 year old, Full Time Nanny Waltham, MA
Tricia C. 24 year old, Full Time Nanny Waltham, MA
Allie A. 24 year old, Full Time Nanny Waltham, MA
Preschool Teacher
2008-2010
Verifications
Has worked for - 10 Families
Phone number - Verified
Email address - Verified
Facebook - Verify now
Twitter - Verify now
Google+ - Verify now
Preliminary check - Request now
Monica's Other Services

Key Features	Messaging

The screen above illustrates how easily families access features on our mobile app, including job posting and recently-viewed caregivers.	The screen above illustrates a conversation between a family and a caregiver related to a job posted by the family.
Payment Solutions	Job Details

The screen above illustrates how a family might pay a caregiver through Care.com using our mobile convenience payments product.	The screen above illustrates what a caregiver would see when reviewing and applying for a caregiving job through our mobile app.

Our Technology

        Our technology platform is designed to provide an efficient marketplace experience across our website and mobile apps. Our platform is based on stable and mature technology frameworks that allow us to rapidly scale our platform as our business grows.

        Key elements of our technology platform include:

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  Powerful Search and Ranking.  Our search platform has been designed to handle rapid and continuous growth in search queries and members. Our real-time platform enables families and caregivers to run faceted and free-form search queries and receive results ranked by relevance using our sorting algorithm. Members can run searches based on parameters, including location, type of care, hours of availability and hourly rate.

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  Targeting and Recommendations.  We employ statistical models and algorithms to ensure that we are managing the efficiency of our marketplace and optimizing the experience for both families and caregivers. These models are used to improve our customer acquisition efforts as well as our product experience and leverage our rich and growing data set. For example, we prioritize the order in which caregivers are presented to a family to give more prominence to caregivers we believe are more appropriate for the family based on their profile or job postings. Similarly, we present caregivers with job opportunities that we feel are best suited to their qualifications and interests. We also employ targeting technology to personalize the content that we display for members as they use our website and mobile apps. We refine the techniques we use for targeting and recommendations on an ongoing basis.

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  Mobile Solutions.  We offer mobile apps designed specifically for the iOS and Android operating systems. These apps are built on an interface layer that exposes the core features of our service in a generic manner. We use the same interface layer for our iOS and Android apps and believe this architecture will allow us to easily expand our services to new devices and mobile platforms in the future.

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  Testing and Optimization.  We have developed a platform for testing and optimizing the user experience and member engagement on our websites and in our email communications. This platform allows us to run multiple variations of a website feature or email tactic simultaneously and is supported by robust data collection and reporting. Based on our analysis of the user response to a given test, we are able to dynamically send more users to the experience that produces a better result.

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  Background Checking.  As part of our effort to provide our members with the information they need to make informed hiring decisions, we have built a sophisticated platform to facilitate access to background checking services. This platform includes a suite of tools to handle the requesting, processing and reviewing of various types of third-party background checks.

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  Infrastructure Management.  We have developed a proprietary suite of tools for managing, administering and monitoring our production website and mobile app platforms. These tools are used to streamline the deployment of releases and to help ensure high availability of our consumer-facing service.

Our Customers

        Our customers are our family and caregiver members, employers who offer our services as an employee benefit and care-related businesses who subscribe to our marketing and/or our recruiting solutions offerings.

        The typical care seeker for our consumer matching solutions is female (85%), has an average household income of $75,000, and has at least one child under 18 in the house (78%). Our typical caregiver is also female (95%) and well educated (64% indicating they have at least some college education).

Currently, we have more than 9.7 million members split almost evenly between families and caregivers. We have families in approximately 83% of U.S. zip codes and caregivers in approximately 81% of U.S. zip codes. Our members are in every state, and the geographic distribution of our members by state is roughly equal to the overall population distribution by state.

        In addition, we have a diverse range of employers who offer our services as a benefit to their employees, including technology companies, educational institutions, professional services firms and Fortune 500 companies. As of December 31, 2013, these employers employed over 600,000 employees who have full access to some or all of our services.

        Additionally, we have a diverse set of local, regional and national day care, senior care and other care centers that use our business services to help either find people who need the care they provide or find caregivers to work at their organization.

Case Studies

        The following are just a few of the many stories shared by Care.com families that illustrate how Care.com is used to meet diverse family care needs every day.

Consumer Matching Solutions

Nikki H., Member Since August 2009
Wife of Active Duty Marine Found Childcare

  "I don't know what I would do without your service. ... My daycare was closing and I was in a bind to find childcare. Care.com not only gave me the flexibility to find a caregiver whose schedule fit mine, but also the convenience of having the sitter come to me. ... Care.com is a single source tool with everything I need to find the right sitter for our family."

      Nikki and her husband, an active duty Marine, have three children. Her husband is deployed much of the time and she uses Care.com to find care for her children.

Lawrence F., Member Since January 2013
Found Senior Care for His Wife

  "I found the service provided by Care.com to be exceptional in every way. Each person who responded to my request ... provided the kind of information I needed. The woman I selected is well qualified ... and my wife of 62 years is pleased with the help provided."

      Lawrence, a retired clinical psychologist, found a caregiver for his wife on Care.com.

Carolyn D., Member Since April 2012
Found Senior Care for Her 100-Year Old Mother

  "I am very grateful for access to such competent caregivers. So flexible, and yet with manageable costs."

      Carolyn was looking for a solution that would allow her 100-year old mother to remain in her home—and keep caregiving costs manageable. She turned to Care.com where she has found multiple caregivers for her mother.

Kim S., Member Since February 2009
Found a Nanny for Her Twins

  "We worked with a nanny placement agency and also Care.com. The quality of the candidates was much higher on Care.com and the process of identifying candidates was more efficient."

      Kim used Care.com to find childcare. Care.com is provided as a benefit through her employer.

Consumer Payments Solutions

Elizabeth L.
Managed payroll for her nanny with HomePay

  "You made managing the payroll for my nanny so easy. The online tool was simple to use and helped keep me organized. Also the staff was so helpful with answering questions and providing very personalized support. I will recommend this service to my friends who have household staff."

Chris and Allison T.
Managed payroll for their caregivers with HomePay

  "We were extremely satisfied with the level of service and support provided during our tenure (6 years). Would highly recommend them to anyone requiring professional services in their area of expertise. A truly exceptional organization that was a pleasure to do business with."

Solutions for Employers

TripAdvisor
Customer Since 2012

  TripAdvisor offers our back-up care and senior care planning services to their employees in the United States, the United Kingdom, Germany and France. They introduced Care.com as an employee benefit to more effectively compete for talent in a competitive job market and to ensure their employees are focused and productive while at work. With Care.com, TripAdvisor has been able to reduce employee absenteeism. Additionally, 70% of employees that have used the Care.com benefit and responded to our survey report that it has increased their productivity, and 76% say that it contributes to their job satisfaction. 100% of those employees say they would use it again.

Prominent Mid-Western University
Customer Since 2010

  "The work-life issues facing this vast population are complex and diverse. Life happens, good and bad, and Care.com helps us solve the work-life puzzle. Childcare is the number one issue for students, faculty and other employees. What if someone has to work late, or a student has a group study project on Wednesday night? That's where Care.com comes in. We can't build 25 day care centers, but we can give students and employees the tools they need to hire at home and do so on their own terms. If you are at the university but your elderly mom needs help in Chicago, you can use Care.com to find caregivers that live near her. If you are a professor with a conference in Atlanta but you have a still-nursing baby, you can find someone to watch your baby in the conference hotel while you give your presentation. This kind of benefit is a way to hire and retain the 'best and the brightest'."

      This prominent mid-western university offers our consumer matching solutions as a benefit to their students, faculty and staff.

Our Competition

        With respect to our consumer matching solutions, we compete for members with traditional offline consumer resources, online job boards and other online care marketplaces. We also compete for a share of the overall recruiting and advertising budgets of care-related businesses with traditional, offline media companies and other Internet marketing providers. The principal competitive factors in this market include:

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  network size and quality of caregivers and families;

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  product reliability, features, effectiveness and efficiency;

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  the quality and completeness of family job postings and caregiver profiles;

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  product line breadth and applicability;

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  affordability and value of the products provided;

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  reliability of safety and security measures;

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  the performance and reliability of a mobile solution;

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  international footprint; and

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  brand awareness and reputation.

        Our principal competitors in this market are online classifieds, such as Craigslist, and other online care marketplaces, such as Sittercity.

        In the consumer payments market, our convenience payments product competes with other payment solutions such as PayPal and Google Payments, and HomePay competes with similar products offered by 4nannytaxes.com and GTM Payroll Services.

        We believe we generally compete favorably with our competitors on the basis of our scale, trusted brand and member experience.

Marketing and Sales

        Our marketing strategy is focused on attracting families and caregivers to our marketplace. Our marketing efforts are designed to increase brand awareness, maximize reach and penetration and grow our member base. Marketing activities include demand generation, advertising, conferences, press relations and customer awareness.

        Our target market is primarily women on both sides of the marketplace. Women are typically the primary care decision makers for their family—either as mothers or adult daughters—and represent 95% of our caregivers and 85% of our families. As a result of the shared characteristics of both sides of our marketplace, we are able to leverage our marketing investments targeted at families to also attract caregivers, resulting in lower acquisition costs for caregivers.

        We acquire consumers through a diverse mix of free and paid acquisition channels. As a result of our strong focus on our member experience and engagement to ensure a successful match for families and caregivers, the majority of our new subscribers come from unpaid channels, including word-of-mouth referrals, SEO, online communities and forums and repeat users.

        Our paid direct marketing efforts for both families and caregivers comprise both offline channels such as network cable TV, local radio and direct mail and online channels such as SEM, display ads, affiliates and select paid job board sites. We spent $35.9 million in sales and marketing in 2012, of which $14.3 million was spent on TV marketing, and $43.9 million in the first nine months of 2013, of which $19.2 million was spent on TV marketing. Our marketing spend is weighted towards our high seasons in the first and third quarters based on demand from families seeking care.

        Our sales organization is responsible for attracting and retaining employers and care-related businesses to grow adoption of our services and offerings to those organizations. We expect to continue to grow our sales headcount to grow these channels.

Government Regulation

        We are subject to a number of U.S. federal, state and foreign laws, regulations and industry standards some of which are unsettled or still developing and could be interpreted in ways that could harm our business. For example, we are subject to laws, regulations and industry standards relating to privacy, data security and the use of consumer background information.

        There are numerous federal, state and foreign laws regarding privacy and the protection of member data. The regulatory environment in this area for online businesses is very unsettled in the United States and internationally and new legislation is frequently being proposed and enacted. For example, California recently amended the California Online Privacy Protection Act to require online services to include additional disclosures in their privacy policies. If we are not able to comply with existing or new privacy laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability.

        In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the Massachusetts Data Breach Notification Law, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. In addition, our operations subject us to certain payment card association operating rules, certification requirements and rules, including the Payment Card Industry Data Security Standard, or PCI DSS, a security standard with which companies that collect, store or transmit certain data regarding credit and debit cards, credit and debit card holders, and credit and debit card transactions are required to comply. Our failure to comply fully with the PCI DSS may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors and merchant banks.

        In addition, in the United States we acquire consumer background information about our members from consumer credit reporting agencies, which subjects us to the Fair Credit Reporting Act, or the FCRA. Among other things, the FCRA limits the distribution and use of consumer reports and establishes consumer rights to access and dispute their own credit files, among other rights and obligations. Violation of the FCRA can result in civil and criminal penalties. Many states have enacted laws with requirements similar to the FCRA. Some of these laws impose additional, or more stringent, requirements than the FCRA.

        Because our services are accessible worldwide, we are also subject to a number of other laws and regulations in foreign jurisdictions. In some cases, a foreign jurisdiction may claim that we are required to comply with its laws even if we have no local entity, employees or infrastructure in that jurisdiction.

Intellectual Property

        Our success depends in part upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as contractual restrictions. We enter into confidentiality and assignment of invention agreements with our employees and certain consultants and confidentiality agreements with other third parties. We do not have any patents or pending patent applications.

        We pursue the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. Our registered trademarks in the United States include "Care.com", which is registered on the supplemental register, and our registered trademarks in the European Union and Canada include the Care.com design mark. We have also registered "Betreut.de" in Germany. We have filed other trademark applications in the United States and certain other countries.

        The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, Internet, technology and social media companies are frequently subject to litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. We have received in the past and may in the future receive notices asserting that we have infringed, misappropriated or otherwise violated a third party's intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows.

Employees

        We believe we have assembled an extremely talented group of employees and strive to hire the best employees. As of December 31, 2013, we had 357 full-time employees and 186 part-time employees, not including approximately 250 PIAP part-time caregiver employees who provide back-up care from time to time. None of our employees is represented by a labor organization or is a party to any collective bargaining arrangement. We have never had a work stoppage, and we consider our relationship with our employees to be good.

Facilities

        We lease approximately 54,000 square feet of space in our headquarters in Waltham, Massachusetts under a lease that expires in June 2016. We also lease approximately 20,000 square feet of space in Austin, Texas, approximately 19,000 square feet of space in Berlin, Germany and have insignificant rental spaces in various other locations in the United States and Europe. We believe our current and planned office facilities are generally suitable to meet our needs for the foreseeable future. However, we will seek additional space as needed to satisfy our growth.

Litigation

        From time to time we are involved in legal proceedings arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that there is no litigation pending that is likely to have a material adverse effect on our business. Regardless of the outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the name, age and position of each of our executive officers and directors as of December 31, 2013.

Name	Age	Position(s)
Sheila Lirio Marcelo	43	Founder, President, Chief Executive Officer and Director
David Krupinski	47	Co-Founder and Chief Technology Officer
John Leahy	55	Executive Vice President and Chief Financial Officer
Diane Musi	45	General Counsel and Corporate Secretary
Steven Cakebread(1)	62	Director
Tony Florence(1)(2)	45	Director
Amanda Ginsberg	44	Director
J. Sanford Miller(1)(3)	64	Director
Patricia Nakache(2)(5)	48	Director
Antonio Rodriguez(2)(3)	39	Director
Brian Swette(2)(4)	59	Director

(1)
Member of our audit committee.

(2)
Member of our compensation committee.

(3)
Member of our nominating and corporate governance committee.

(4)
Lead independent director.

(5)
Ms. Nakache has submitted a conditional resignation from our board of directors, effective immediately prior to and contingent upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Nakache's resignation is not the result of any disagreement with the company.

        Sheila Lirio Marcelo is our founder and has served as our Chief Executive Officer and a director since October 2006. Ms. Marcelo has served as the chairman of our board of directors since October 2011. Prior to founding Care.com in 2006, Ms. Marcelo was an Entrepreneur-in-Residence at Matrix Partners, a venture capital firm, for six months. From 2005 to the beginning of 2006, Ms. Marcelo served as Vice President and General Manager of TheLadders.com, an online job matching service. Before joining TheLadders.com, Ms. Marcelo spent five years at Upromise, Inc., an online service that helps families save for college, where she held various executive positions, including Vice President, Product Management and Marketing. Earlier in her career, Ms. Marcelo was a consultant for Monitor Group and Pyramid Research, and she began her career as an analyst at Putnam, Hayes & Bartlett. Ms. Marcelo graduated from Mount Holyoke College with a degree in economics and received her M.B.A. and J.D. from Harvard University. We believe Ms. Marcelo is qualified to serve on our board of directors due to the perspective, leadership and operational experience she brings as our Chief Executive Officer, as well as the vision and continuity she brings as our founder.

        David Krupinski is our co-founder and has served as our Chief Technology Officer since February 2012. Mr. Krupinski previously served as our Senior Vice President of Product and Technology from February 2010 to January 2012, as our Vice President of Product and Technology from February 2008 to January 2010 and as our VP of Product from November 2006 to January 2008. Prior to co-founding Care.com, Mr. Krupinski held senior product management roles at Upromise, including Director of Product Management from 2003 to 2006. Prior to Upromise, Mr. Krupinski held senior management positions at several start-up companies, including Direct Hit (acquired by Ask Jeeves) and Stylus Innovation (acquired by Artisoft). Mr. Krupinski began his career as a Software Engineer at Thomson Financial in 1988. He holds a B.A. and an M.S. from Boston College and received an M.B.A. for Executives from INSEAD in Fontainebleau, France.

        John Leahy has served as our Executive Vice President and Chief Financial Officer since March 2013. From June 2008 to March 2013, Mr. Leahy served as Executive Vice President, Chief Financial Officer and Treasurer of iRobot Corporation, a designer and marketer of robots. Mr. Leahy's responsibilities included advising the company on matters related to financial planning and analysis, corporate strategy, mergers and acquisitions, accounting, investor relations, information technology, tax and treasury. Earlier in his career, Mr. Leahy spent eight years at Keane, Inc., a provider of business consulting and outsourcing services to Fortune 1000 companies, as the company's Executive Vice President and Chief Financial Officer. Prior to this, Mr. Leahy served in a number of domestic and international financial positions for PepsiCo, Inc., a global food and beverage company. Mr. Leahy received a B.S. in Finance from Merrimack College and an M.B.A. from Boston College.

        Diane Musi has served as our General Counsel and Corporate Secretary since June 2011. From 2000 to June 2011, Ms. Musi served in a number of roles at Upromise, including General Counsel from February 2007 to June 2011. At Upromise, Ms. Musi's responsibilities included advising the company on matters related to legal and regulatory analysis and strategy, mergers and acquisitions, financings, dispute resolution and the negotiation of business critical agreements. Ms. Musi was also responsible for managing the company's in-house and outside legal counsel. Before Upromise, Ms. Musi was a corporate associate at Goodwin Procter LLP. Ms. Musi is a member of the Massachusetts Bar and holds an A.B. in Government from Dartmouth College and a J.D. from the University of Virginia School of Law.

        Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and officers.

        Steven Cakebread has served as a member of our board of directors since December 2013. Mr. Cakebread currently serves, since March 2013, as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of D-Wave Systems Inc., a quantum computer manufacturer. From March 2010 to December 2012, Mr. Cakebread served as Executive Vice President and Chief Financial Officer of Pandora Media, Inc., a provider of Internet radio. From February 2009 to August 2009, Mr. Cakebread served as Senior Vice President and Chief Accounting Officer of Xactly Corporation, a provider of on-demand sales performance management software. From February 2008 to January 2009, Mr. Cakebread served as President and Chief Strategy Officer of Salesforce.com, Inc., a customer relationship management service provider, and as Executive Vice President and Chief Financial Officer of Salesforce.com from May 2002 to February 2008. Mr. Cakebread currently serves on the boards of directors of SolarWinds, Inc. and ServiceSource International LLC, as well as several private companies. Mr. Cakebread also previously served on the board of directors of eHealth, Inc. from June 2006 to June 2012. Mr. Cakebread holds a B.S. in Business from the University of California at Berkeley and an M.B.A. from Indiana University. We believe Mr. Cakebread is qualified to serve on our board of directors due to his extensive financial, operational and senior management experience with both public and private companies.

        Tony Florence has served as a member of our board of directors since October 2010. Mr. Florence is a General Partner of New Enterprise Associates, or NEA, a venture capital firm, where he co-leads the firm's consumer Internet investment practice and venture growth equity efforts. Mr. Florence currently serves as a director of Cvent, Inc., a provider of online software for event management, web surveys and email marketing. In addition to Care.com, Mr. Florence also currently serves on the boards of several other private companies. Prior to joining NEA in 2008, Mr. Florence spent 14 years at Morgan Stanley, most recently as a Managing Director and Head of Technology Banking in New York. Mr. Florence holds an M.B.A. and an A.B. in Economics from Dartmouth College. We believe Mr. Florence is qualified to serve on our board of directors due to his broad investment experience in the consumer Internet industry.

        Amanda Ginsberg has served as a member of our board of directors since February 2012. Ms. Ginsberg currently serves as Chief Executive Officer of Tutor.com, a provider of on-demand instructional solutions for students and professionals. Prior joining Tutor.com, from January 2012 until May 2013 Ms. Ginsberg served as Chief Executive Officer of Match.com, an online dating website, and as President of Match.com

North America from 2006 to 2012. Ms. Ginsberg also served as Vice President and General Manager for Match.com's sister site, Chemistry.com, from 2006 to 2008. Ms. Ginsberg holds an undergraduate degree from the University of California at Berkeley and an M.B.A. from The Wharton School of Business at the University of Pennsylvania. We believe Ms. Ginsberg is qualified to serve on our board of directors due to her extensive operational and senior management experience with consumer Internet companies.

        J. Sanford (Sandy) Miller has served as a member of our board of directors since August 2012. Since 2006, Mr. Miller has been a General Partner of Institutional Venture Partners, or IVP, a venture capital firm, where he focuses on later-stage venture and growth equity investments in technology, Internet and digital media companies. Mr. Miller served as a director of Vonage, a provider of broadband phone services, from 2004 to May 2011 and as a director of FleetMatics, a provider of GPS tracking applications for commercial fleets, from November 2010 to August 2013. Mr. Miller currently serves as a director of several private companies. Prior to joining IVP in 2006, Mr. Miller was a Senior Partner with 3i, a venture capital firm, from 2001 to 2006. Earlier in his career, Mr. Miller was a technology investment banker, management consultant and corporate lawyer. Mr. Miller holds a B.A. from the University of Virginia and an M.B.A. and a J.D. from Stanford University. We believe Mr. Miller is qualified to serve on our board of directors due to his extensive background in the private equity industry and his service on the boards of directors of public and private companies.

        Patricia Nakache has served as a member of our board of directors since February 2008. Ms. Nakache is a General Partner of Trinity Ventures, a venture capital firm, where she focuses on funding companies launching innovative online consumer and business services. In addition to Care.com, Ms. Nakache currently serves as a director of several other private companies. Prior to joining Trinity Ventures in 1999, Ms. Nakache worked at McKinsey & Company advising enterprises in technology, retailing and financial services on strategic and operational matters. Ms. Nakache is a graduate of Harvard University where she majored in Physics and Chemistry and holds an M.B.A. from the Stanford Graduate School of Business. We believe Ms. Nakache has been qualified to serve on our board of directors due to her broad experience in the venture capital industry advising online consumer and business services companies.

        Antonio Rodriguez has served as a member of our board of directors since December 2012. Mr. Rodriguez is a General Partner at Matrix Partners, a venture capital firm, where he focuses on consumer Internet, mobile, software and Internet infrastructure companies. Mr. Rodriguez currently serves as a director of several other private companies. Prior to joining Matrix in 2010, Mr. Rodriguez was Chief Technology Officer of the Consumer Imaging and Printing Division at HP, a global technology company, from 2007 to 2010. Prior to that, Mr. Rodriguez was the Founder and Chief Executive Officer of Tabblo, a high-end photo site, from 2005 until its acquisition by HP in 2007. Mr. Rodriguez holds an A.B. from Harvard University and an M.B.A. from the Stanford Graduate School of Business. We believe Mr. Rodriguez is qualified to serve on our board of directors due to his extensive operational, senior management and board experience with consumer Internet, mobile and software companies.

        Brian Swette has served as a member of our board of directors since May 2007 and as our lead independent director since December 2013. Mr. Swette has served as Chairman of Sweet Earth Natural Foods, a natural foods company, since September 2011 and as its President since September 2012. Mr. Swette currently serves as a director of Jamba, Inc., owner and franchisor of Jamba Juice beverage and food offerings, and Shutterfly, a retailer of personalized products and services. Mr. Swette previously served on the board of directors of Schiff Nutrition International, a nutritional supplement company, from November 2011 until its acquisition by Reckitt Benckiser Group in October 2012. Mr. Swette also previously served on the board of directors of Burger King Holdings, Inc. from 2002 to 2010. From 1998 to 2002, Mr. Swette served as eBay's Chief Operating Officer where he oversaw the company's international expansion, marketing and customer support. Prior to joining eBay, Mr. Swette spent 17 years at PepsiCo, including four years as Executive Vice President and Chief Marketing Officer from 1994 to 1998 where he was responsible for the worldwide marketing and advertising efforts for all Pepsi-Cola brands. Mr. Swette holds a bachelor's degree in economics from Arizona State University. We believe Mr. Swette is qualified to serve on our board of directors due to his extensive operational, senior management and board experience with public and private consumer products and Internet companies.

Composition of our Board of Directors

        Our board of directors currently consists of eight members. The members of our board of directors were elected in compliance with the provisions of our voting agreement. Upon the closing of this offering, our voting agreement will terminate and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

        In accordance with the terms of our certificate of incorporation and by-laws that will become effective upon the closing of this offering, our board of directors will be divided into three classes, each of whose members will serve for staggered three-year terms. Upon the closing of this offering, the members of the classes will be divided as follows:

  •
  the class I directors will be Sheila Lirio Marcelo and Steven Cakebread, and their term will expire at the first annual meeting of our stockholders held after the closing of this offering;

  •
  the class II directors will be Tony Florence, J. Sanford Miller and Antonio Rodriguez, and their term will expire at the second annual meeting of our stockholders held after the closing of this offering; and

  •
  the class III directors will be Brian Swette and Amanda Ginsberg, and their term will expire at the third annual meeting of our stockholders held after the closing of this offering.

        Our certificate of incorporation that will become effective upon the closing of this offering provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

        Our certificate of incorporation and by-laws that will become effective upon the closing of this offering also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Role of Board in Risk Oversight Process

        Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Following completion of this offering, our nominating and governance committee will monitor the effectiveness of our corporate governance guidelines.

Leadership Structure of the Board

        Our board of directors is currently chaired by Sheila Lirio Marcelo, our President and Chief Executive Officer. In December 2013, our board established the position of lead independent director and elected Mr. Swette as lead independent director. Our amended and restated by-laws and corporate governance guidelines, which will become effective immediately prior to the completion of this offering, will provide our board of directors with flexibility to combine or separate the positions of Chairman of the board and Chief Executive Officer and/or utilize a lead director in accordance with its determination that one or the other structure would be in the best interests of our company. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Director Independence

        Our board of directors has determined that all directors we expect to be serving on the board at the time of listing, other than Ms. Marcelo, qualify as "independent" directors in accordance with the listing requirements of the New York Stock Exchange, or the NYSE. Ms. Marcelo is not considered independent because she is an employee of Care.com. The NYSE independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of such director's family members has engaged in various types of business dealings with us. In addition, as required by NYSE rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Board Committees

        Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board and that satisfies the applicable standards of the Securities and Exchange Commission, or the Commission, and the NYSE. Following the closing of this offering, copies of each committee's charter will be posted on the Corporate Governance section of our website, www.care.com. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

  Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

  •
  appoints and determines the compensation and retention of our independent registered public accounting firm;

  •
  evaluates the independent registered public accounting firm's qualifications, independence and performance;

  •
  determines the engagement of the independent registered public accounting firm;

  •
  reviews and approves the scope of the annual audit and the audit fee;

  •
  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

  •
  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  reviews our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the Commission; and

  •
  reviews, at least annually, the audit committee charter and the committee's performance.

        At the time we list our shares on the NYSE, the members of our audit committee will be Messrs. Cakebread, Florence and Miller, with Mr. Cakebread serving as chairperson of the committee. Our board of directors has determined that each of these members is an independent director under NYSE rules and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each of these members meets the requirements for financial literacy under the applicable rules and regulations of the Commission and the NYSE. Our board of directors has determined that Mr. Cakebread is an "audit committee financial expert" as defined by applicable Commission rules and has the requisite accounting or related financial management expertise as defined under the applicable NYSE rules and regulations.

  Compensation Committee

        The compensation committee's responsibilities include:

  •
  reviewing and recommending policies relating to compensation and benefits of our officers and employees;

  •
  reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and determining (either alone or, if directed by the board, in conjunction with a majority of the independent directors on the board) our Chief Executive Officer's compensation;

  •
  recommending to our board of directors the compensation of our executive officers other than our Chief Executive Officer;

  •
  reviewing and approving or recommending to our board of directors the issuance of stock options and other awards under our stock plans;

  •
  reviewing and making recommendations to our board of directors with respect to director compensation;

  •
  appointing, compensating and overseeing the work of any compensation consultant or other advisor retained by the committee; and

  •
  reviewing and evaluating, at least annually, the performance of the committee and its members, including compliance by the committee with its charter.

        At the time we list our shares on the NYSE, the members of our compensation committee will be Messrs. Florence, Swette and Rodriguez, with Mr. Florence serving as chairperson of the committee. Our board of directors has determined that each of these members is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. Our board of directors has also determined that Messrs. Florence and Swette are independent under the applicable rules and regulations of the NYSE. We intend to rely on the phase-in schedule permitted by the listing requirements of the NYSE for compliance with the independence requirements relating to the members of our compensation committee.

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee's responsibilities include:

  •
  identifying individuals qualified to become board members;

  •
  recommending to our board of directors the persons to be nominated for election as directors and to each of our board's committees;

  •
  developing and recommending to our board of directors a set of corporate governance guidelines and principles; and

  •
  overseeing the evaluation of our board of directors and its various committees.

        At the time we list our shares on the NYSE, the members of our nominating and corporate governance committee will be Messrs. Miller and Rodriguez, with Mr. Miller serving as the chairperson of the committee. Each of these members is an independent director under the applicable rules and regulations of the NYSE relating to nominating and corporate governance committee independence.

Compensation Committee Interlocks and Insider Participation

        During our last fiscal year, the members of our compensation committee were Patricia Nakache, Tony Florence, Brian Swette and Antonio Rodriguez. No member of our compensation committee is or has been a current or former officer or employee of Care.com, Inc. or had any related person transaction involving Care.com, Inc. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the fiscal year ended December 28, 2013.

Code of Ethics and Code of Conduct

        Our board of directors has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Prior to completion of this offering, we will post a copy of the code on our website, www.care.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

 EXECUTIVE AND DIRECTOR COMPENSATION

Overview

        The compensation earned by our "named executive officers" for 2013 is set forth in detail in the 2013 Summary Compensation Table and other tables and the accompanying footnotes and narrative in this section. As an "emerging growth company" as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

        Our named executive officers for 2013 were:

  •
  Sheila Lirio Marcelo, Founder, President and Chief Executive Officer;

  •
  David Krupinski, Co-Founder and Chief Technology Officer; and

  •
  John Leahy, Executive Vice President and Chief Financial Officer.

        The discussion in this section may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the existing and currently planned programs summarized in this discussion.

2013 Summary Compensation Table

        The following table presents summary information regarding the total compensation earned by our named executive officers for fiscal year 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)(5)
Sheila Lirio Marcelo	2013	269,167		—	1,408,683	—	—	1,677,850
Founder, President and	2012	259,167		11,250	78,750	113,750	—	462,917
Chief Executive Officer
David Krupinski	2013	209,167		—	267,679	—	—	476,846
Co-Founder and Chief	2012	198,750		2,430	92,500	42,570	30,000	366,250
Technology Officer
John Leahy(1)	2013	206,343	(2)	—	765,326	—	—	971,669
Executive Vice President	2012	—		—	—	—	—	—
and Chief Financial
Officer

(1)
Mr. Leahy joined our company as Executive Vice President and Chief Financial Officer on March 25, 2013.

(2)
Represents salary earned by Mr. Leahy for the portion of 2013 during which he was employed by us. Mr. Leahy worked as a part-time employee from March 25, 2013 through April 7, 2013 and received a reduced base salary during this period. He became a full-time employee on April 8, 2013 and was paid an annual base salary of $270,000 during the period of his full-time employment.

(3)
The amount of any non-equity incentive plan awards and/or bonus payments to be made to our named executive officers for services performed in 2013 has not yet been determined by our board of directors. We expect that the amount of any such non-equity incentive plan and/or bonus awards will be determined by our board of directors in the first quarter of 2014. Additional information regarding our annual performance-based cash bonus program is provided in the section titled "Cash Bonuses" below.

(4)
Represents the grant date fair value of stock option awards granted in 2012 or 2013, as applicable, calculated in accordance with FASB ASC Topic 718. For a description of the assumptions relating to our valuation of stock options, see Note 9 to the consolidated financial statements included in this prospectus. For Ms. Marcelo, the amount shown in this column for 2013 also includes $150,592, which is the grant date fair value, determined in accordance with FASB ASC Topic 718, of the portion of a stock option to purchase 150,000 shares of our common stock granted to Ms. Marcelo in December 2010 that is considered under FASB ASC Topic 718 to have been granted during 2013. The value of this award assuming the highest level of performance conditions is achieved is $150,592, though there is no assurance that the performance conditions will be achieved. Additional information regarding this grant is provided in the Outstanding Equity Awards at 2013 Fiscal Year End table and the section titled "Equity Compensation" below.

(5)
The amount of any non-equity incentive plan awards and/or bonus payments to be made to our named executive officers for services performed in 2013 has not yet been determined by our board of directors. We expect that the amount of any such non-equity incentive plan and/or bonus awards will be determined by our board of directors in the first quarter of 2014.

Role of the Compensation Committee

        The compensation committee of our board of directors periodically reviews executive compensation, including our cash and equity-based compensation programs, and recommends adjustments to our board of directors for approval. Our board of directors approves executive compensation arrangements based on the compensation committee's recommendations and the collective judgment of the board's members. Following the completion of this offering, our compensation committee may assume primary authority for the design, implementation and approval of our executive compensation programs.

Executive Compensation Components

  Base Salary

        Base salaries provide our executive officers with a fixed amount of consistent compensation and, in conjunction with equity-based and cash incentive awards, are a significant motivating factor in attracting and retaining our executive officers. We have designed base salaries to be competitive while also seeking to manage our cash resources. At the time an executive officer is first hired, an initial base salary is generally established through individual negotiations between us and the executive officer, taking into account subjective judgments of our board of directors as to the executive officer's qualifications, experience, job duties and responsibilities as well as internal pay equity considerations and the executive officer's prior salary.

        The compensation committee annually reviews the base salaries of our executive officers and recommends any adjustments it determines to be appropriate to our board of directors for approval. The compensation committee's recommendations may be based on merit, market considerations or other factors the committee determines to be important. Our board of directors approves any adjustments to our executive compensation arrangements based on the compensation committee's recommendations and the collective judgment of the board's members.

        Adjustments to base salary generally become effective in the first quarter of the year following completion of our annual review process, which includes a comprehensive self-performance review as well as a manager performance review. Adjustments to base salaries may also be made from time to time in connection with promotions.

        Based on the annual review completed in early 2013, Ms. Marcelo's annual base salary was increased from $260,000 to $270,000, and Mr. Krupinski's annual base salary was increased from $200,000 to $210,000, in each case effective as of February 1, 2013. Mr. Leahy's annual base salary for 2013 was $270,000.

  Cash Bonuses

        We maintain an annual performance-based cash bonus program for executives, including our named executive officers, to reward performance in achieving corporate as well as department and individual goals. Our board of directors is ultimately responsible for approving and administering the bonus program. The compensation committee annually recommends to the board for approval the target bonus amounts (expressed as a percentage of base salary) for each executive payable based upon the relative achievement of the applicable performance goals. Our board of directors and our Chief Executive Officer, in consultation with our senior management team, establish the bonus program's corporate performance metrics and goals as well as the relative weightings of the corporate, department and individual performance goals for each executive. The board determines actual bonuses for a particular year with reference to the performance metrics and weightings, based upon the recommendation of the compensation committee and the board's judgment.

        Throughout the course of the year, our senior management team meets periodically to discuss, develop and approve the bonus program's department goals for each executive and to evaluate the performance of their respective departments against the goals that were established at earlier meetings. In addition, each executive other than our Chief Executive Officer meets periodically throughout the year with our Chief Executive Officer to develop that executive's individual goals and discuss the executive's performance against those goals. At the completion of the bonus year, our Chief Executive Officer develops and recommends bonus amounts to the compensation committee for each executive officer other than herself. When developing her recommendations, our Chief Executive Officer considers the executive officer's performance relative to applicable department and individual goals for the year, the board's determination of our performance relative to the corporate goals for the year and the relative weightings of the corporate, department and individual performance metrics established by the board for the executive officer. Our compensation committee and our Chief Executive Officer then meet to discuss each executive's performance during the year against the executive's individual and department goals as well as our Chief Executive Officer's recommendation with respect to the executive. The compensation committee further considers our Chief Executive Officer's recommendations and the committee's evaluation of individual and overall company performance and may adjust recommended awards based on those considerations or other factors. The compensation committee then recommends bonus amounts for all of our executive officers to the board for approval.

        In keeping with historical practice, for the 2013 bonus program, Ms. Marcelo's annual bonus will be based on attaining corporate performance goals and the bonuses of our other named executive officers will be based upon attaining corporate, department and individual goals established as described above. The corporate performance goals established for the 2013 bonus program relate to gross bookings, operational expenses and servicing margin targets. The department goals and individual goals relate to each executive's respective area of responsibility within our business. The relative weightings of performance goals for our named executive officers other than Ms. Marcelo will be: corporate goals—60%, department goals—30% and individual goals—10%.

        The target bonuses for our named executive officers under the 2013 bonus program are set forth in the following table:

Name	Target Bonus as a Percentage of Base Salary (%)
Sheila Lirio Marcelo	50
David Krupinski	30
John Leahy	50

As of the date of this prospectus, our board has not determined the amounts payable to employees, including our named executive officers, under the 2013 bonus program. We expect that our board will determine the amount of any payments under the 2013 bonus program in the first quarter of 2014.

  Equity Compensation

        Since our inception, equity-based compensation in the form of stock options, including both non-qualified stock options and tax-qualified incentive stock options, has been an integral component of our executive compensation program. Vesting of stock options is generally based on continued employment with us, typically over four years, thereby encouraging the retention of our executive officers. Our board of directors may from time to time grant options with other vesting requirements, including the achievement of certain corporate performance metrics. All stock options held by our named executive officers are subject to accelerated vesting in connection with an acquisition of our company or certain terminations of employment, as described in the section titled "Potential Payments upon Termination or Change of Control" below.

        Our policy is to grant stock options with an exercise price not less than the fair market value of our common stock, as determined by our board of directors, on the date of grant. In the past, the board has determined the fair market value of our common stock based on inputs that included valuation analyses prepared by an independent third-party valuation firm.

        Our executive officers generally receive a stock option grant in connection with their hiring, and may from time to time receive additional stock option grants to encourage their retention as well as reward them for promotions or performance. Historically, we have not applied a formula to determine the size of individual stock option grants to our named executive officers. Instead, our board of directors has determined the size of individual grants based on the recommendation of our compensation committee or our Chief Executive Officer and the collective business judgment and experience of the members of the board. In recommending equity-based awards to our board of directors, the compensation committee and the Chief Executive Officer may consider, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive's position, the size and value of existing equity awards and the committee's subjective evaluation of individual performance and prior contributions to the company. No specific weights are assigned to any one of the foregoing factors, although larger awards are typically granted to executive officers with duties and responsibilities that are more likely to have a larger impact on the creation of long-term shareholder value.

        In December 2010, we granted Ms. Marcelo an option to purchase 150,000 shares of our common stock, subject to the achievement of certain performance conditions. The option is eligible to vest annually as to 25% of the underlying shares based on achievement of corporate performance goals that are established by our board of directors for each of calendar years 2011 through 2014. If the corporate performance goals for a particular year are attained, the applicable 25% portion of the option vests on January 31 of the calendar year following the performance year. For the 2013 performance year, our board of directors determined to use the same corporate performance goals as applied to our annual cash bonus program. The board has not yet determined whether the applicable corporate performance goals were attained for 2013. We expect the board will make this determination in the first quarter of 2014. If the applicable goals are attained, the 25% portion of the award eligible to vest based on the 2013 corporate performance goals will vest effective January 31, 2014.

        In March 2013, we awarded Mr. Leahy an option to purchase 285,912 shares of our common stock upon his commencing employment with us. This award vests as to 25% of the underlying shares on March 25, 2014 and as to an additional 6.25% of the underlying shares at the end of each successive three-month period following March 25, 2014. In addition, during 2013, we awarded Ms. Marcelo and Mr. Krupinski options to purchase 470,000 shares of our common stock and 100,000 shares of our common stock, respectively. These awards vest as to 6.25% of the underlying shares at the end of each successive three-month period following February 1, 2013.

        Currently, stock options are the only type of equity award held by our executive officers. All stock options have been issued pursuant to the Care.com, Inc. 2006 Stock Incentive Plan, or the 2006 Plan. Our board of directors has adopted, and our stockholders have approved, a new incentive plan to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain the services of these individuals, which we consider to be essential to our long-term success. This new plan will become effective on the day prior to the public trading of our common stock. For additional information about the 2006 Plan or the new plan, please see the section titled "Incentive Plans" below.

  401(k) Plan

        We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. Eligible employees may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as full-time U.S. employees generally. Currently, we do not match contributions made by participants in the 401(k) plan or make other contributions to participant accounts.

  Other Employee Benefits and Perquisites

        We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees.

        We may from time to time reimburse moving expenses for our named executive officers that we require to relocate during the course of performing services for us. Our named executive officers do not receive any other perquisites or personal benefits that are not available to all of our U.S. full-time employees generally.

Outstanding Equity Awards at 2013 Fiscal Year End

        The following table provides information about outstanding stock options held by each of our named executive officers at December 28, 2013. All of these options were granted under the 2006 Plan. Our named executive officers did not hold any restricted stock or other stock awards at the end of 2013.

	Option Awards
Name	Vesting Start Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Sheila Lirio Marcelo	10/31/2010	(1)	450,000	150,000	—		2.68	12/8/2020
	—		—	—	75,000	(2)	2.68	12/8/2020
	2/1/2013	(1)	88,125	381,875	—		6.02	2/28/2023
David Krupinski	11/16/2010	(1)	67,500	22,500	—		2.68	12/8/2020
	2/1/2012	(1)	10,937	14,063	—		3.70	2/21/2022
	2/1/2013	(1)	18,750	81,250	—		6.02	2/28/2023
John Leahy	3/25/2013	(3)	—	285,912	—		6.02	3/30/2023

(1)
The option vests as to 6.25% of the underlying shares at the end of each successive three-month period following the vesting start date.

(2)
The option vests in four equal annual installments on January 31, 2012, 2013, 2014 and 2015, based upon whether we achieve the corporate performance goals established by our board of directors for the 2011, 2012, 2013 and 2014 performance years. In December 2012, our board of directors approved vesting of the 25% portion of the award that was eligible to vest based on 2012 performance, and therefore 37,500 of the underlying shares vested on January 31, 2013. Our board of directors has not yet determined whether the applicable corporate performance goals were attained for the 2013 performance year. We expect the board will make this determination in the first quarter of 2014. If the applicable goals are attained, 37,500 shares (the 25% portion of the award eligible to vest based on the 2013 corporate performance goals) will vest effective January 31, 2014. Additional information regarding this grant is provided in the 2013 Summary Compensation Table and the section titled "Equity Compensation" above.

(3)
The option vests as to 25% of underlying shares on the first anniversary of the vesting start date and as to an additional 6.25% of the underlying shares at the end of each successive three-month period thereafter.

Potential Payments upon Termination or Change of Control

        We have entered into letter agreements with Ms. Marcelo, dated November 15, 2006 and December 9, 2010, and with Mr. Leahy, dated January 28, 2013, that provide benefits in the event of certain terminations of employment. Under the terms of the letter agreements with Ms. Marcelo, if we terminate Ms. Marcelo's employment without cause or Ms. Marcelo's employment terminates due to her death, disability or resignation for good reason, she (or her estate or other designee in the event of her death) will be entitled to receive an amount equal to 50% of her annual base salary as in effect at the time of her termination and six months of continued coverage under our medical and dental plans on the same terms that were in effect at the time of her termination (including coverage for her spouse and dependents to the extent covered at the time of her termination). Under the terms of the letter agreement with Mr. Leahy, if we terminate Mr. Leahy's employment without cause prior to an acquisition of our company, he will be entitled to receive an amount equal to six months of his annual base salary. If we terminate Mr. Leahy's employment without cause or Mr. Leahy resigns his employment for good reason following an acquisition of our company, he will be entitled to receive an amount equal to 12 months of his annual base salary and reimbursement for a portion of the premiums to continue coverage under our medical and dental plans for 12 months, based on our then-current contribution rate for active employees.

        All options held by our named executive officers vest and become exercisable as to an amount equal to 25% of the original number of underlying shares immediately prior to an acquisition of our company. In addition, if a named executive officer is terminated without cause or resigns for good reason within 12 months following an acquisition of our company, all of the named executive officer's outstanding options will immediately vest and become exercisable in full.

        For purposes of the foregoing letter agreements and option agreements: "cause" means (i) a failure to perform reasonably assigned duties which remains uncured for 10 days following written notice, (ii) engaging in dishonesty, gross negligence or misconduct that is injurious to the company or (iii) conviction of a felony or crime involving moral turpitude; and "good reason" means a material adverse change in responsibilities, duties or compensation without consent or the relocation of an individual's place of work such that the distance from the individual's residence to place of work increases by more than 30 miles.

Confidentiality, Non-Competition and Non-Solicitation Agreements

        Our named executive officers have each entered into agreements containing confidentiality, non-compete and non-solicit covenants. Under the terms of these agreements, our named executive officers have agreed to refrain from disclosing our proprietary information in perpetuity and from competing with us or soliciting our clients, customers or employees for a period of 12 months following termination of their employment.

Non-Employee Director Compensation

        We do not currently provide any cash compensation to our non-employee directors. New non-employee members of our board of directors who are not affiliated with our venture capital firm stockholders historically received stock option awards upon commencing service as directors and upon completing four years of continuous service as directors. Employee directors do not receive additional compensation for their service as directors.

        The following table presents the compensation earned by each person who served as a non-employee member of our board of directors in fiscal year 2013:

Name	Fees Earned or Paid in Cash	Option Awards ($)(1)	All Other Compensation	Total ($)
Steven Cakebread	—	—	—	—
Tony Florence	—	—	—	—
Amanda Ginsberg	—	—	—	—
J. Sanford Miller	—	—	—	—
Patricia Nakache	—	—	—	—
Victor Pascucci III(2)	—	—	—	—
Antonio Rodriguez	—	—	—	—
Brian Swette	—	—	—	—

(1)
Represents the grant date fair value of the stock option award calculated in accordance with FASB ASC Topic 718. For a description of the assumptions relating to our valuation of stock options, see Note 9 to the consolidated financial statements included in this prospectus. None of our non-employee directors held unvested stock awards as of December 28, 2013. The table below shows the aggregate number of option awards (exercisable and unexercisable) held as of December 28, 2013 by each non-employee director:

Name	Options Outstanding at Year End
Steven Cakebread	—
Tony Florence	—
Amanda Ginsberg	35,000
J. Sanford Miller	—
Patricia Nakache	—
Victor Pascucci III	—
Antonio Rodriguez	—
Brian Swette	105,000
(2)
Mr. Pascucci resigned as a director in December 2013.

        In December 2013, our board of directors approved the following annual cash payments to our three non-employee directors who are not affiliated with our venture capital firm stockholders, or our non-affiliated directors. The payment of such amounts will be made in connection with and contingent upon the closing of this offering and prorated from the date of closing of the offering to the end of the year:

Steven Cakebread	$50,000
Amanda Ginsberg	$30,000
Brian Swette	$50,000

        Additionally, in connection with the closing of this offering, we expect our board of directors to grant equity awards to our non-affiliated directors, in each case having a fair value as set forth in the table below:

Steven Cakebread	$150,000
Amanda Ginsberg	$100,000
Brian Swette	$150,000

Incentive Plans

  2014 Incentive Award Plan

        Our board of directors has adopted, and our stockholders have approved, a 2014 Incentive Award Plan, or the 2014 Plan, which will become effective on the day prior to the public trading of our common stock. The 2014 Plan permits us to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2014 Plan are summarized below.

        Eligibility and Administration.    Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries, will be eligible to receive awards under the 2014 Plan. Following our initial public offering, unless our board of directors otherwise determines, the 2014 Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2014 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2014 Plan, including any vesting and vesting acceleration conditions.

        Limitation on Awards and Shares Available.    An aggregate of 4,112,048 shares of our common stock will initially be available for issuance under awards granted pursuant to the 2014 Plan. The number of shares initially available for issuance will be increased by (i) the number of shares represented by awards outstanding under the 2006 Plan that are forfeited, lapse unexercised or are settled in cash and which following the effective date of the 2014 Plan are not issued under the 2006 Plan and (ii) an annual increase on January 1 of each calendar year beginning in 2015 and ending in 2019, equal to the lesser of (A) 4% percent of the shares of common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (B) an amount as determined by our board of directors. No more than 5,002,935 shares of common stock may be issued upon the exercise of incentive stock options. Shares issued under the 2014 Plan may be authorized but unissued shares, or shares purchased in the open market.

        If an award under the 2014 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2014 Plan. Awards granted under the 2014 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2014 Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any non-employee director for services as a director pursuant to the 2014 Plan during any calendar year will be 25,000, provided that a non-employee director may be granted awards under the 2014 Plan for services as a director for any one year in excess of such amount if the total awards granted to the director under the 2014 Plan for services as a director in the year do not have a grant date fair value, as determined in accordance with FASB ASC Topic 718 (or any successor thereto), in excess of $500,000.

        Awards.    The 2014 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, stock appreciation rights, or SARs, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2014 Plan. Certain awards under the 2014 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2014 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

  •
  Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

  •
  SARs.  SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will generally not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

  •
  Restricted Stock, RSUs and Performance Shares.  Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions that may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

  •
  Stock Payments, Other Incentive Awards and Cash Awards.  Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

  •
  Dividend Equivalents.  Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

        Performance Awards.    Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (i) net earnings (either before or after one or more of (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders' equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) expenses; (xv) working capital; (xvi) earnings per share; (xvii) adjusted earnings per share; (xviii) price per share; (xix) regulatory body approval for commercialization of a product; (xx) implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; (xxi) market share; (xxii) economic value; (xxiii) revenue and (xxiv) revenue growth.

        Certain Transactions.    The plan administrator has broad discretion to take action under the 2014 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as "equity restructurings," the plan administrator will make equitable adjustments to outstanding awards. In the event of a change of control of our company (as defined in the 2014 Plan) or a reorginzation, merger, liquidation or similar corporate transaction, or any other unusual or non-recurring transactions affecting us, the plan administrator may (i) terminate awards for cash or replace awards with other property or rights; (ii) provide that outstanding awards will be assumed or substituted by a successor entity; (iii) adjust the number and types of shares subject to outstanding awards; (iv) provide that outstanding awards will be fully vested and exercisable; or (v) terminate any outstanding awards. Individual award agreements may provide for additional accelerated vesting and payment provisions.

        Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2014 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the

2014 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a "market sell order" or such other consideration as it deems suitable.

        Plan Amendment and Termination.    Our board of directors may amend or terminate the 2014 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2014 Plan. The plan administrator will not have the authority, without the approval of our stockholders, to amend any outstanding stock option or SAR to reduce its price per share. No award may be granted pursuant to the 2014 Plan after the tenth anniversary of the date on which our board of directors adopts the 2014 Plan.

  2006 Stock Incentive Plan

        The 2006 Plan was adopted by our board of directors and approved by our stockholders in November 2006. A maximum of 4,567,500 are authorized for issuance under the 2006 Plan. As of September 28, 2013, there were options to purchase an aggregate of 3,553,291 shares of our common stock outstanding under the 2006 Plan at a weighted-average exercise price of $4.27 per share, and an aggregate of 835,799 shares of common stock issued upon the exercise of options granted under the 2006 Plan. As of September 28, 2013, there were 178,410 shares of common stock reserved for future issuance under the 2006 Plan. After the effective date of the 2014 Plan described above, we will grant no further stock options or other awards under the 2006 Plan; however, the 2006 Plan will continue to govern outstanding awards. As discussed above, shares of our common stock subject to awards granted under the 2006 Plan that are forfeited, lapse unexercised or are settled in cash and which, following the effective date of the 2014 Plan, are not issued under the 2006 Plan will be available for issuance under the 2014 Plan.

        Eligibility, Administration and Awards.    The 2006 Plan provides for the grant of ISOs, NSOs, restricted stock, restricted stock units and other stock-based awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2006 Plan; however, ISOs may only be granted to our employees. In accordance with the terms of the 2006 Plan, our board of directors administers the 2006 Plan and may delegate authority under the 2006 Plan to a committee appointed by the board, subject to applicable law. Subject to any limitations in the 2006 Plan, our board of directors selects the recipients of awards and determines:

  •
  the number of shares of common stock covered by options and the dates upon which those options become exercisable;

  •
  the exercise prices of options;

  •
  the duration of options;

  •
  the methods of payment of the exercise price; and

  •
  the number of shares of common stock subject to any restricted stock, restricted stock unit or other stock-based awards and the terms and conditions of those awards, including the conditions for repurchase, issue price and repurchase price.

        Certain Transactions.    If certain changes are made in, or events occur with respect to, our common stock, the 2006 Plan and outstanding awards will be appropriately adjusted in the class, number and, as applicable, exercise price and repurchase price of securities as determined by our board of directors. Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2006 Plan as to some or all outstanding awards:

  •
  provide that all outstanding awards shall be assumed or substituted by the successor corporation;

  •
  upon written notice to a participant, provide that the participant's unexercised options or other awards shall become exercisable in full and will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified period following the date of such notice;

  •
  provide that outstanding awards shall become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

  •
  in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to a participant equal to (a) the applicable acquisition price times the number of shares of our common stock subject to the participant's options or other awards (to the extent the exercise price does not exceed the applicable acquisition price) minus (b) the aggregate exercise price of all such outstanding options or other awards, in exchange for the termination of such options or other awards;

  •
  provide that, in connection with a liquidation or dissolution of the company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof); and

  •
  any combination of the foregoing.

        Upon the occurrence of a reorganization event other than a liquidation or dissolution of the company, the repurchase and other rights under each outstanding restricted stock award shall continue for the benefit of the successor company and shall apply to the cash, securities or other property into which shares of our common stock are converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution of the company, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

        Amendment and Termination.    At any time, our board of directors may amend, suspend or terminate as it deems appropriate the 2006 Plan or any outstanding award, provided that a termination, modification or amendment may not adversely affect the rights of an award holder with respect to an outstanding award without the award holder's consent.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        Since January 1, 2010, we have engaged in the following transactions with our directors and executive officers, holders of more than 5% of our voting securities and affiliates of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Issuance of Preferred Stock

Series E Preferred Stock Financing

        In August 2012, we issued an aggregate of 3,825,555 shares of our Series E redeemable convertible preferred stock to 13 accredited investors at a price per share of $13.07 for aggregate gross consideration of $50 million. The table below sets forth the number of shares of Series E redeemable convertible preferred stock sold to our directors, executive officers or holders of more than 5% of our voting securities, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series E Redeemable Convertible Preferred Stock	Aggregate Purchase Price($)
Institutional Venture Partners XIII, L.P.(1)	2,375,530	31,048,177
Trinity Ventures IX, L.P.(2)	657,528	8,593,891
New Enterprise Associates 13, LP(3)	612,089	8,000,003
Matrix Partners VII, LP(4)	76,680	1,002,208

(1)
Sandy Miller, a General Partner of Institutional Venture Partners, or IVP, is a member of our board of directors.

(2)
Includes 8,022 shares purchased by Trinity IX Side-By-Side Fund, L.P. and 10,981 shares purchased by Trinity Entrepreneurs' Fund, L.P. Patricia Nakache, a General Partner of Trinity Ventures, is a member of our board of directors.

(3)
Tony Florence, a General Partner of New Enterprise Associates, or NEA, is a member of our board of directors.

(4)
Antonio Rodriguez, a General Partner of Matrix Partners, is a member of our board of directors.

Series D Preferred Stock Financing

        In September 2011, we issued an aggregate of 2,870,265 shares of our Series D redeemable convertible preferred stock to 16 accredited investors at a price per share of $8.71 for aggregate gross consideration of $25 million. The table below sets forth the number of shares of Series D redeemable convertible preferred stock sold to our directors, executive officers or holders of more than 5% of our voting securities, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series D Redeemable Convertible Preferred Stock	Aggregate Purchase Price($)
United Services Automobile Association(1)	2,268,214	19,756,144
New Enterprise Associates 13, LP(2)	401,837	3,500,000
Trinity Ventures IX, L.P.(3)	121,478	1,058,073
Matrix Partners VII, LP(4)	45,734	398,343

(1)
Includes 1,134,107 shares purchased by USAA Casualty Insurance Company. Victor Pascucci III, an employee of USAA, became a member of our board of directors in connection with this transaction.

(2)
Tony Florence, a General Partner of NEA, is a member of our board of directors.

(3)
Includes 1,385 shares purchased by Trinity IX Side-By-Side Fund, L.P. and 1,859 shares purchased by Trinity Entrepreneurs' Fund, L.P. Patricia Nakache, a General Partner of Trinity Ventures, is a member of our board of directors.

(4)
Antonio Rodriguez, a General Partner of Matrix Partners, is a member of our board of directors.

Series C Preferred Stock Financing

        In October 2010, we issued an aggregate of 3,317,190 shares of our Series C redeemable convertible preferred stock to 19 accredited investors at a price per share of $6.03 for aggregate gross consideration of $20 million. The table below sets forth the number of shares of Series C redeemable convertible preferred stock sold to our directors, executive officers or holders of more than 5% of our voting securities, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series C Redeemable Convertible Preferred Stock	Aggregate Purchase Price($)
New Enterprise Associates 13, LP(1)	2,247,063	13,547,992
Trinity Ventures IX, L.P.(2)	663,438	4,000,000
Matrix Partners VII, LP(3)	199,399	1,202,216

(1)
Includes 4,976 shares purchased by NEA Ventures 2010, Limited Partnership. Tony Florence, a General Partner of NEA, is a member of our board of directors.

(2)
Includes 8,359 shares purchased by Trinity IX Side-By-Side Fund, L.P. and 10,946 shares purchased by Trinity Entrepreneurs' Fund, L.P. Patricia Nakache, a General Partner of Trinity Ventures, is a member of our board of directors.

(3)
Antonio Rodriguez, a General Partner of Matrix Partners, is a member of our board of directors.

Acquisitions

        In August 2012, we issued an aggregate of 1,676,500 shares of our Series E redeemable convertible preferred stock, together with approximately $23.1 million in cash, in connection with the acquisition of all of the equity securities of Breedlove & Associates, L.L.C. Pursuant to and as a result of such transaction, Stephanie Breedlove and William Breedlove together became the holders of an aggregate of more than 5% of our voting securities.

        In July 2012, we issued an aggregate 1,835,311 shares of our Series D-1 redeemable convertible preferred stock and 493,525 shares of our common stock, together with approximately $1.1 million in cash, in connection with the acquisition of all of the equity securities of Besser Betreut GmbH. Pursuant to such transaction, we issued an aggregate of 1,068,139 shares of Series D-1 redeemable convertible preferred stock to Rocket Internet GmbH, which, as a result of this transaction, became a holder of more than 5% of our voting securities.

Sales of Common Stock by our Executive Officers

        In August 2012, certain of our executive officers, or affiliates thereof, sold shares of our common stock at a price per share of $10.46 to holders of more than 5% of our voting securities, in the amounts and for the aggregate consideration set forth in the table below:

Name of Seller	Name of Purchaser	Number of Shares of Common Stock	Purchase Price($)
Sheila Lirio Marcelo	Trinity Ventures IX, L.P.(1)	116,500	1,219,113
	Institutional Venture Partners XIII, L.P.(2)	33,450	349,887
David Krupinski	Institutional Venture Partners XIII, L.P.(2)	16,000	167,360
Steven D. Boulanger 1996 Revocable Trust	Institutional Venture Partners XIII, L.P.(2)	30,000	313,800

(1)
Includes 1,422 shares purchased by Trinity IX Side-By-Side Fund, L.P. and 1,946 shares purchased by Trinity Entrepreneurs' Fund, L.P. Patricia Nakache, a General Partner of Trinity Ventures, is a member of our board of directors.

(2)
Sandy Miller, a General Partner of IVP, is a member of our board of directors.

        In October 2010, Sheila Lirio Marcelo sold an aggregate of 140,000 shares of our common stock at a price per share of $4.52 for aggregate proceeds of $632,800. Certain of these shares were purchased by holders of more than 5% of our voting securities, in the amounts and for the consideration set forth in the table below:

Name of Purchaser	Number of Shares of Common Stock	Purchase Price($)
Trinity Ventures IX, L.P.(1)	45,113	203,911
Matrix Partners VII, L.P.(2)	81,098	366,563

(1)
Includes 514 shares purchased by Trinity IX Side-By-Side Fund, L.P. and 690 shares purchased by Trinity Entrepreneurs' Fund, L.P. Patricia Nakache, a General Partner of Trinity Ventures, is a member of our board of directors.

(2)
Antonio Rodriguez, a General Partner of Matrix Partners, is a member of our board of directors.

Agreements with Stockholders

Investors Rights Agreement

        We have entered into a sixth amended and restated investors' rights agreement, dated as of August 3, 2012, with holders of our redeemable convertible preferred stock and certain holders of our outstanding warrants to purchase capital stock, including some of our holders of more than 5% of our voting securities and their affiliates. The sixth amended and restated investors' rights agreement contains a right of first offer provision that provides that we shall not make certain issuances of our securities unless we first offer such securities to holders of our redeemable convertible preferred stock in accordance with the terms of the agreement. The right of first offer provision does not apply to and will terminate upon the closing of this offering. The sixth amended and restated investors' rights agreement also provides that (i) certain holders of our redeemable convertible preferred stock have the right to demand that we file a registration statement, subject to certain limitations, and (ii) the holders of our redeemable convertible preferred stock and warrants to purchase capital stock will have the right to request that their shares be covered by a registration statement that we are otherwise filing. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights."

Right of First Refusal and Co-Sale Agreement

        We have entered into a sixth amended and restated right of first refusal and co-sale agreement, dated as of August 3, 2012, with certain holders of our redeemable convertible preferred stock and certain holders of our common stock, including some of our directors, executive officers and holders of more than 5% of our voting securities and their affiliates, pursuant to which such holders of redeemable convertible preferred stock have a right of purchase and co-sale in respect of sales of securities by our founders and other common stockholders party to the agreement. These purchase and co-sale rights do not apply to shares sold pursuant to this offering, and this agreement will terminate upon the closing of this offering.

Voting Agreement

        We have entered into a sixth amended and restated voting agreement, dated as of August 3, 2012, with holders of our redeemable convertible preferred stock and certain holders of our common stock, pursuant to which, among other things, each of the parties thereto has agreed to vote all of the shares of our capital stock they hold in the manner described therein with respect to the size and composition of our board of directors and acquisitions of the company, subject to certain specified exceptions. This agreement will terminate upon the closing of this offering.

Agreements with USAA

        In February 2011, we entered into a master services agreement with USAA, pursuant to which we and USAA agreed to provide services to each other as we would from time to time determine. No payments to or by us have been made pursuant to this agreement. The terms of this agreement have been superseded in their entirety by the terms of the alliance agreement referenced in the next paragraph.

        In December 2013, we entered into an alliance agreement with USAA Alliance Services, LLC, or USAA Alliance, an affiliate of USAA, pursuant to which USAA Alliance has agreed to promote our services to USAA members and we have agreed to offer our services to their members at specified discounts, which vary based on the nature of the services purchased. Under the terms of the alliance agreement, we have agreed to pay USAA Alliance specified commissions in connection with the services that are purchased by USAA members under the alliance agreement. Commissions vary based on the nature of the services purchased. We made no payments under the alliance agreement in 2013 and we anticipate that our payments under the agreement in 2014 will be less than $100,000.

Indemnification Agreements

        Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers.

Executive Compensation and Employment Arrangements

        For a description of the compensation arrangements we have with our executive officers, please see "Executive and Director Compensation."

Employment Arrangements With Immediate Family Members of Our Executive Officers

        Ronald Marcelo, the husband of Sheila Lirio Marcelo, is employed by us. For the years ended December 31, 2012 and December 28, 2013, we paid Mr. Marcelo total cash compensation of approximately $117,000 and $136,000, respectively.

Policies and Procedures for Related Person Transactions

        We have adopted a written policy, to be effective upon the closing of this offering, for the review of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be, a participant, the amount involved exceeds $120,000 in any one fiscal year, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," had, has or will have a direct or indirect material interest.

        The policy will call for such transaction, arrangement or relationship, which we refer to as a "related person transaction," to be reviewed and, if deemed appropriate, approved by the board's audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance approval of a related person transaction requiring the audit committee's approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the audit committee subject to ratification of the transaction by the audit committee at the committee's next regularly scheduled meeting. If the transaction is not so ratified, the policy will require management to make all reasonable efforts to cancel or annul such transaction. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. In reviewing and approving any such transactions, the audit committee will be tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction.

        All of the transactions described in this section occurred prior to the adoption of the policy.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2013 by:

  •
  each person known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and percentage ownership is based on 24,498,326 shares outstanding as of December 31, 2013, which reflects the assumed conversion of all of our outstanding shares of redeemable convertible preferred stock into common stock. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after December 31, 2013 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Care.com, Inc., 201 Jones Road, Suite 500, Waltham, MA 02451. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% Stockholders
Matrix Partners VII, LP(1)	5,428,869	22.16%	5,428,869	18.19%
Entities affiliated with Trinity Ventures IX, L.P.(2)	3,514,027	14.34%	3,514,027	11.77%
Entities affiliated with New Enterprise Associates 13, LP(3)	3,260,989	13.31%	3,260,989	10.93%
Institutional Venture Partners XIII, L.P.(4)	2,492,080	10.17%	2,492,080	8.35%
Entities affiliated with USAA(5)	2,268,214	9.26%	2,268,214	7.60%
Stephanie and William Breedlove(6)	1,676,500	6.84%	1,676,500	5.62%
Named Executive Officers and Directors
Sheila Lirio Marcelo(7)	1,760,250	7.00%	1,760,250	5.77%
David Krupinski(8)	260,750	1.06%	260,750	*
John Leahy	—	—	—	—
Steven Cakebread(9)	—	—	—	—
Tony Florence	—	—	—	—
Amanda Ginsberg(10)	17,500	*	17,500	*
J. Sanford Miller(11)	2,492,080	10.17%	2,492,080	8.35%
Patricia Nakache(12)	3,514,027	14.34%	3,514,027	11.77%
Antonio Rodriguez(13)	5,428,869	22.16%	5,428,869	18.19%
Brian Swette(14)	357,082	1.45%	357,082	1.19%
All executive officers and directors as a group (eleven persons)(15)	13,924,933	54.85%	13,924,933	45.30%

*
Less than 1%.

(1)
Matrix VII Management Co L.L.C. is the General Partner of Matrix Partners VII, L.P., or Matrix VII. Antonio Rodriguez is an employee of Matrix Partners Management Services, L.P., or Matrix Partners Management. By virtue of his management position at Matrix Partners Management and the authority granted to him by Matrix VII Management Co, L.L.C., Mr. Rodriguez has sole voting and dispositive power with respect to the shares of our common stock held by Matrix VII. The address of Matrix VII is 101 Main Street, 17th Floor, Cambridge, MA 02142.

(2)
Consists of (a) 3,412,325 shares held by Trinity Ventures IX, L.P., (b) 57,935 shares held by Trinity Entrepreneurs' Fund, L.P. and (c) 43,767 shares held by Trinity IX Side-By-Side Fund, L.P. Trinity TVL IX, LLC is the general partner of Trinity Ventures IX, L.P., Trinity IX Entrepreneurs' Fund, L.P. and Trinity IX Side-By-Side Fund, L.P. Noel J. Fenton, Kathleen A. Murphy, Patricia E. Nakache, Lawrence K. Orr, Augustus O. Tai and Fred Wang are the managing members of Trinity TVL IX, LLC and may be deemed to have shared voting and investment control with respect to these shares. The address of Trinity Ventures is 3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, California 94025.

(3)
Consists of (a) 3,256,013 shares held by New Enterprise Associates 13, LP, or NEA 13, and (b) 4,976 shares held by NEA Ventures 2010, Limited Partnership, or NEA Ventures 2010. The shares of our common stock held by NEA 13 are indirectly held by NEA Partners 13, L.P., or NEA Partners 13, its sole general partner, NEA 13 GP, LTD, or NEA 13 LTD, the sole general partner of NEA Partners 13, and each of the individual directors of NEA 13 LTD. The individual directors of NEA 13 LTD are M. James Barrett, Forest Baskett, Ryan D. Durant, Patrick J. Kerins, Krishna "Kittu" Kolluri, David M. Mott, Scott D. Sandell, Ravi Viswanathan and Harry R. Weller, which we refer to collectively as the NEA 13 Directors. The shares held by NEA Ventures 2010 are indirectly held by Karen P. Welsh, the general partner of NEA Ventures 2010. NEA Partners 13, NEA 13 LTD and the NEA 13 Directors share voting and dispositive power with regard to the shares held by NEA 13. Karen P. Welsh has voting and dispositive power with regard to the shares held by NEA Ventures 2010. The address of NEA 13 and NEA Ventures 2010 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(4)
Institutional Venture Management XIII LLC, or IVM XIII, is the General Partner of Institutional Venture Partners XIII, L.P., or IVP XIII. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps, as Managing Directors of IVM XIII, may be deemed to have shared voting and dispositive power with respect to the shares held by IVP XIII. The address for IVP XIII is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(5)
Consists of 1,134,107 shares held by each of USAA and USAA Casualty Insurance Company. USAA Casualty Insurance Company is a wholly owned subsidiary of USAA. The address for USAA and USAA Casualty Insurance Company is 9800 Fredericksburg Road, San Antonio, Texas 78288.

(6)
Consists of (a) 129,112 shares held by Stephanie Breedlove, all of which are held subject to forfeiture upon the occurrence of specified conditions under the terms of an escrow agreement between us and Ms. Breedlove, (b) 129,112 shares held by William Breedlove, the husband of Stephanie Breedlove, all of which are held subject to forfeiture upon the occurrence of specified conditions under the terms of an escrow agreement between us and Mr. Breedlove, (c) 709,138 shares held by The Breedlove Enterprises Irrevocable Trust, of which Mr. and Mrs. Breedlove are co-trustees and (d) 709,138 shares held by the Breedlove Family Irrevocable Trust, of which Mr. Breedlove is trustee.

(7)
Consists of (a) 682,763 shares held directly by Ms. Marcelo, (b) 427,237 shares held by The Sheila L. Marcelo 2012 Five-Year Grantor Retained Annuity Trust, of which Ms. Marcelo is the trustee, (c) 642,500 shares issuable to Ms. Marcelo upon exercise of stock options exercisable within 60 days after December 31, 2013 and (d) 7,750 shares issuable to Ronald Marcelo, Ms. Marcelo's husband, upon exercise of stock options exercisable within 60 days after December 31, 2013.

(8)
Consists of (a) 155,750 shares held directly by Mr. Krupinski and (b) 105,000 shares issuable to Mr. Krupinski upon exercise of stock options exercisable within 60 days after December 31, 2013.

(9)
Mr. Cakebread was appointed to our board of directors on December 10, 2013.

(10)
Consists of shares issuable to Ms. Ginsberg upon exercise of stock options exercisable within 60 days after December 31, 2013.

(11)
Consists of shares described in Note (4) above. Mr. Miller is a general partner of IVP XIII and, as such, may be deemed to share voting and dispositive power over the shares held by IVP XIII.

(12)
Consists of shares described in Note (2) above. Ms. Nakache is a managing members of Trinity TVL IX, LLC and, as such, may be deemed to share voting and dispositive power over the shares held by the entities affiliated with Trinity Ventures IX, L.P. Ms. Nakache has submitted a conditional resignation from our board of directors, effective immediately prior to and contingent upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Nakache's resignation is not the result of any disagreement with the company.

(13)
Consists of shares described in Note (1) above.

(14)
Consists of (a) 41,530 shares held by Mr. Swette as trustee of GRAT #2 under Brian T. Swette 2010 Master Grantor Retained Annuity Trust Agreement dated 3/1/10, (b) 41,530 shares held by Kelly Swette, Mr. Swette's wife and trustee of GRAT #2 under Kelly Swette 2010 Master Grantor Retained Annuity Trust Agreement dated 3/1/10, (c) 179,960 shares held by the Swette Family Trust—2000, of which Mr. Swette is a co-trustee, and (d) 94,062 shares issuable upon exercise of stock options exercisable within 60 days after December 31, 2013.

(15)
See footnotes 1 through 14 above. Includes 889,687 shares issuable upon exercise of stock options exercisable within 60 days after December 31, 2013.

 DESCRIPTION OF CAPITAL STOCK

General

        Following the closing of this offering, our authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock and provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to the certificate of incorporation and by-laws that will become effective upon the closing of this offering. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The description of our common stock reflects changes to our capital structure that will occur upon the closing of this offering.

Common Stock

        As of September 28, 2013, there were 24,396,202 shares of our common stock outstanding and held of record by 111 stockholders, assuming the conversion of all outstanding shares of redeemable convertible preferred stock into common stock.

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

        In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of the holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Under the terms of our certificate of incorporation that will become effective upon the closing of this offering, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Options

        As of September 28, 2013, we had outstanding options to purchase an aggregate of 3,553,291 shares of our common stock with a weighted-average exercise price of $4.27 per share.

Warrants

        As of September 28, 2013, we had outstanding warrants to purchase an aggregate of 80,697 shares of our common stock, including warrants to purchase 40,697 shares of our Series A-1 redeemable convertible preferred stock, which will convert into common stock warrants upon the closing of this offering, at a weighted-average exercise price of $1.69.

Registration Rights

        We entered into a sixth amended and restated investors' rights agreement, dated as of August 3, 2012, with the holders of shares of our common stock issuable upon conversion of the shares of our redeemable convertible preferred stock and the holder of warrants to purchase shares of our capital stock, which we refer to as registrable shares. Under the sixth amended and restated investors' rights agreement, certain holders of registrable shares can demand that we file a registration statement and all holders of registrable shares can request that their registrable shares be covered by a registration statement that we are otherwise filing, as described below.

        Demand Registration Rights.    At any time after 180 days after the closing of this offering, the holders of more than 33% of the registrable shares entitled to demand registration rights may request that we register all or a portion of their registrable shares for sale under the Securities Act of 1933, as amended, or the Securities Act, so long as the request for such registration is for at least 33% of all registrable shares then outstanding. We will effect the registration as requested unless, in the good faith judgment of our board of directors, such registration should be delayed. We may be required to effect two of these registrations. In addition, when we are eligible for the use of Form S-3, or any successor form, holders of at least 20% of registrable shares entitled to demand registration rights may make unlimited requests that we register all or a portion of their registrable shares for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public in connection with any such offering is at least $2.5 million.

        Incidental Registration Rights.    In addition, if at any time after this offering we register any shares of our common stock, the holders of all registrable shares are entitled to notice of the registration and to include all or a portion of their registrable shares in the registration.

        Other Provisions.    In the event that any registration in which the holders of registrable shares participate pursuant to the sixth amended and restated investors' rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

        We will pay all registration expenses related to any demand or incidental registration, other than underwriting discounts, selling commissions and the fees and expenses of the selling stockholders' own counsel, (except for the reasonable fees and disbursements of one counsel for the selling stockholders). The sixth amended and restated investors' rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Anti-Takeover Provisions

        We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

  Staggered Board; Removal of Directors

        Our certificate of incorporation and our by-laws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

        The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

  Super-Majority Voting

        The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in an annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described in the prior two paragraphs.

  Stockholder Action; Special Meeting of Stockholders

        Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors.

  Authorized But Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

New York Stock Exchange

        We have applied to have our common stock listed on the NYSE under the symbol "CRCM."

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock listed on the NYSE, we cannot assure you that there will be an active public market for our common stock.

        Upon the closing of this offering, we will have outstanding an aggregate of 29,746,202 shares of common stock, based on the number of shares outstanding as of September 28, 2013 and assuming the issuance of 5,350,000 shares of common stock offered by us in this offering and no exercise of options or warrants after September 28, 2013. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

        The remaining 24,396,202 shares of common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including pursuant to Rules 144 and 701, which are summarized below.

        Subject to the lock-up agreements described below or market stand-off agreements with the company, and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
180 days after the date of this prospectus	24,396,202

        In addition, of the 3,553,291 shares of our common stock that were subject to stock options outstanding as of September 28, 2013, options to purchase 1,410,408 shares of common stock were vested as of September 28, 2013 and, upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.

Lock-Up Agreements

        We and each of our directors and executive officers, holders of substantially all of our outstanding capital stock, who collectively own 24,318,075 shares of our common stock, based on shares outstanding as of September 28, 2013, and holders of substantially all of our outstanding warrants and stock options, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, subject to limited exceptions, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period ending 180 days after the date of this prospectus. See "Underwriters." Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144

  Affiliate Resales of Restricted Securities

        In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 297,462 shares immediately after this offering; or

  •
  the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

  Non-Affiliate Resales of Restricted Securities

        In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

        Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

        In general, under Rule 701, any of an issuer's employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

        The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144, and subject in each case to applicable lock-up restrictions. See "Underwriters."

Registration Rights

        Upon the closing of this offering, the holders of 21,599,887 shares of our common stock and the holders of warrants to purchase an aggregate of 80,697 shares of our common stock or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock—Registration Rights" for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK

        The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        This discussion is limited to non-U.S. holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder's particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS

AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Distributions

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

        Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

        Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

        Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if such class of stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder's holding period for such stock.

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign governments may enter into an agreement with the IRS to implement FATCA in a different manner. Under current IRS guidance, FATCA withholding will apply to payments of dividends on our common stock made on or after July 1, 2014, and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding these withholding provisions.

UNDERWRITERS

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner and Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner and Smith Incorporated
J.P. Morgan Securities LLC
Allen & Company LLC
Stifel, Nicolaus & Company, Incorporated
Total:	5,350,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 802,500 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 802,500 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $2.1 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

        We have applied to have our common stock listed on the NYSE under the trading symbol "CRCM."

        We and all directors and officers and the holders of substantially all of our outstanding stock, warrants and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as that term is used in Rule 13d-3 of the Exchange Act) by them or any other securities so owned convertible into or exercisable or exchangeable for shares of our common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

        The restrictions described in the immediately preceding paragraph to do not apply to:

  •
  the sale of shares to the underwriters in connection with this offering;

  •
  transfers or other dispositions of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock (i) as a bona fide gift, (ii) to any trust for the direct or indirect benefit of such person or the immediate family of such person or (iii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such person;

  •
  distributions by any such person of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock to limited partners, members or stockholders of such person;

  •
  the issuance by us of shares of our common stock upon the exercise of an option granted under any stock incentive plan or stock purchase plan or a warrant or the conversion of any security convertible into or exercisable or exchangeable for shares of our common stock outstanding on the date of this prospectus;

  •
  transactions relating to shares acquired in open market transactions after the completion of this offering;

  •
  the transfer of shares of our common stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control of the company; or

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our common stock during the restricted period.

        Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to herein as a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 200, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS shares may not be circulated or distributed, nor may the Non-CIS shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Non-CIS shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law; or

  (d)
  as specified in Section 276(7) of the SFA; or as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

 LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Waltham, Massachusetts. Ropes & Gray LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

        The consolidated financial statements of Care.com, Inc. at December 31, 2011 and 2012 and for the years then ended appearing in this prospectus and related registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Breedlove & Associates, L.L.C. at December 31, 2011 and August 3, 2012 and for the year ended December 31, 2011 and for the period from January 1, 2012 to August 3, 2012 included in this prospectus and related registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Besser Betreut GmbH at July 5, 2012 and for the period from January 1, 2012 to July 5, 2012 included in this prospectus and related registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the hours of operation by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

CARE.COM, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Care.com, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2011 and 2012, September 28, 2013 (unaudited), and pro-forma September 28, 2013 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2012 and September 28, 2013 (unaudited)	F-4
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2012 and September 28, 2013 (unaudited)	F-5

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity for the years ended December 31, 2011 and 2012 and the nine months ended September 28, 2013 (unaudited)

F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2012 and September 28, 2013 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-8
Financial Statements of Acquired Businesses
Breedlove & Associates, L.L.C.
Report of Independent Auditors	F-47
Balance Sheets as of December 31, 2011 and August 3, 2012	F-48
Statements of Operations for the year ended December 31, 2011 and for the period January 1, 2012 to August 3, 2012	F-49
Statements of Members' Equity for the year ended December 31, 2011 and for the period January 1, 2012 to August 3, 2012	F-50
Statements of Cash Flows for the year ended December 31, 2011 and for the period January 1, 2012 to August 3, 2012	F-51
Notes to Financial Statements	F-52
Besser Betreut GmbH
Report of Independent Auditors	F-60
Consolidated Balance Sheet as of July 5, 2012	F-61
Consolidated Statement of Operations for the period January 1, 2012 to July 5, 2012	F-62
Consolidated Statement of Stockholders' Deficit for the period January 1, 2012 to July 5, 2012	F-63
Consolidated Statement of Cash Flows for the period January 1, 2012 to July 5, 2012	F-64
Notes to Consolidated Financial Statements	F-65
Unaudited Pro Forma Financial Statements
Unaudited Pro Forma Condensed Consolidated Financial Information	F-74
Unaudited Pro Forma Condensed Consolidated Statement of Operations	F-75
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.	F-76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Care.com, Inc.

        We have audited the accompanying consolidated balance sheets of Care.com, Inc. as of December 31, 2011 and 2012, and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders' (deficit) equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Care.com, Inc. at December 31, 2011 and 2012, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

                        /s/ Ernst & Young LLP

Boston, Massachusetts
September 13, 2013

CARE.COM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
			September 28, 2013	Pro Forma September 28, 2013
	2011	2012
			(unaudited)	(unaudited) (Note 2)
Assets
Current assets:
Cash and cash equivalents	$35,663	$44,776	$38,003	$38,003
Restricted cash	—	39	628	628
Accounts receivable (net of allowance of $0, $99, $0 and $0, respectively)	462	1,168	2,008	2,008
Unbilled receivables	—	2,042	2,215	2,215
Prepaid expenses and other current assets	510	1,293	1,802	1,802

Total current assets	36,635	49,318	44,656	44,656
Property and equipment, net	454	715	1,268	1,268
Intangible assets, net	100	16,851	12,761	12,761
Goodwill	—	61,805	62,276	62,276
Other non-current assets	255	713	1,341	1,341

Total assets	$37,444	$129,402	$122,302	$122,302

Liabilities, redeemable convertible preferred stock and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$—	$1,000	$4,195	$4,195
Accrued expenses and other current liabilities	2,782	3,528	11,373	11,373
Current contingent acquisition consideration	—	—	5,431	2,759
Deferred revenue	2,408	5,102	8,135	8,135

Total current liabilities	5,190	9,630	29,134	26,462
Contingent acquisition consideration	—	9,288	4,974	2,302
Deferred tax liability	—	828	1,392	1,392
Other non-current liabilities	414	904	712	384

Total liabilities	5,604	20,650	36,212	30,540
Commitments and contingencies (See Note 6)
Redeemable convertible preferred stock, $0.01 par value; 14,014, 22,632 and 22,632 shares authorized; 13,962, 21,299 and 21,299 shares issued and outstanding as of December 31, 2011 and 2012 and September 28, 2013 (unaudited), respectively; aggregate liquidation value of $73,769, $161,666, and $161,666 as of December 31, 2012 and 2011 and September 28, 2013 (unaudited), respectively; no shares authorized, no shares issued or outstanding, pro forma as of September 28, 2013 (unaudited)	61,078	152,194	152,236	—

Stockholders' (deficit) equity
Common stock, $0.001 par value; 32,000 shares authorized; 2,236 and 2,882 shares issued and outstanding as of December 31, 2011 and 2012 and 3,097 and 24,396 shares issued and outstanding as of September 28, 2013 (unaudited) actual and pro forma, respectively	2	3	3	24
Additional paid-in capital	1,502	6,628	8,279	165,931
Accumulated deficit	(30,742)	(51,210)	(75,917)	(75,682)
Accumulated other comprehensive income	—	1,137	1,489	1,489

Total stockholders' (deficit) equity	(29,238)	(43,442)	(66,146)	91,762

Total liabilities, redeemable convertible preferred stock and stockholders' (deficit) equity	$37,444	$129,402	$122,302	$122,302

See accompanying notes to the consolidated financial statements.

CARE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
			(unaudited)
Revenue	$26,006	$48,493	$32,567	$58,976
Cost of revenue	6,225	10,210	7,224	13,992
Operating expenses:
Selling and marketing	22,480	35,916	27,919	43,852
Research and development	4,639	7,662	5,443	8,419
General and administrative	4,621	13,671	8,959	13,307
Depreciation and amortization	173	1,724	786	3,166

Total operating expenses	31,913	58,973	43,107	68,744

Operating loss	(12,132)	(20,690)	(17,764)	(23,760)
Other expense, net	(20)	(47)	(45)	(318)

Loss before income taxes	(12,152)	(20,737)	(17,809)	(24,078)
Provision for (benefit from) income taxes	—	(317)	70	587

Net loss	(12,152)	(20,420)	(17,879)	(24,665)
Accretion of preferred stock	(41)	(48)	(34)	(42)

Net loss attributable to common stockholders	$(12,193)	$(20,468)	$(17,913)	$(24,707)

Net loss per share attributable to common stockholders:
Basic and diluted	$(5.57)	$(7.97)	$(7.28)	$(8.36)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	2,188	2,568	2,462	2,957
Pro forma net loss per share attributable to common stockholders (see Note 10) (unaudited):
Basic and diluted		$(1.03)		$(1.00)
Pro forma weighted-average shares used to compute pro forma net loss per share outstanding (see Note 10) (unaudited):
Basic and diluted		19,702		24,256

See accompanying notes to the consolidated financial statements.

CARE.COM, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
			(unaudited)
Net loss	$(12,152)	$(20,420)	$(17,879)	$(24,665)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	1,137	512	352

Total other comprehensive income (loss)	—	1,137	512	352

Comprehensive loss	$(12,152)	$(19,283)	$(17,367)	$(24,313)

See accompanying notes to the consolidated financial statements.

CARE.COM, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' (DEFICIT) EQUITY

(in thousands, except per share data)

			Stockholders' (Deficit) Equity
	Redeemable Convertible Preferred Stock
			Common Stock
							Accumulated Other Comprehensive Income	Total Stockholders' (Deficit) Equity
	Number of Shares	Amount	Number of Shares	$0.001 Par Value	Additional Paid-In Capital	Accumulated Deficit
Balance at December 31, 2010	11,092	$36,079	2,100	$2	$905	$(18,549)	$—	$(17,642)
Preferred stock financing	2,870	24,958	—	—	—	—	—	—
Exercises of stock options	—	—	136	—	69	—	—	69
Accretion of issuance costs	—	41	—	—	—	(41)	—	(41)
Stock-based compensation	—	—	—	—	528	—	—	528
Net loss	—	—	—	—	—	(12,152)	—	(12,152)

Balance at December 31, 2011	13,962	61,078	2,236	2	1,502	(30,742)	—	(29,238)
Preferred stock financing	3,826	49,904	—	—	—	—	—	—
Preferred stock issued in connection with acquisitions	3,511	41,164	—	—	—	—	—	—
Exercises of stock options	—	—	152	—	253	—	—	253
Issuance of common stock in connection with acquisitions	—	—	494	1	2,921	—	—	2,922
Accretion of issuance costs	—	48	—	—	—	(48)	—	(48)
Stock-based compensation	—	—	—	—	1,952	—	—	1,952
Foreign currency translation adjustment	—	—	—	—	—	—	1,137	1,137
Net loss	—	—	—	—	—	(20,420)	—	(20,420)

Balance at December 31, 2012	21,299	152,194	2,882	3	6,628	(51,210)	1,137	(43,442)
Exercises of stock options (unaudited)	—	—	215	—	455	—	—	455
Accretion of issuance costs (unaudited)	—	42	—	—	—	(42)	—	(42)
Stock-based compensation (unaudited)	—	—	—	—	1,196	—	—	1,196
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	352	352
Net loss (unaudited)	—	—	—	—	—	(24,665)	—	(24,665)

Balance at September 28, 2013 (unaudited)	21,299	152,236	3,097	3	8,279	(75,917)	1,489	(66,146)
Assumed conversion of redeemable convertible preferred stock into common stock (unaudited)	(21,299)	(152,236)	21,299	21	151,980	235	—	152,236
Reclassification of contingent consideration payable in preferred stock to contingent consideration payable in common stock	—	—	—	—	5,344	—	—	5,344
Reclassification of warrants to purchase preferred stock to warrants to purchase common stock (unaudited)	—	—	—	—	328	—	—	328

Pro forma balance at September 28, 2013 (unaudited)	—	$—	24,396	$24	$165,931	$(75,682)	$1,489	$91,762

See accompanying notes to the consolidated financial statements.

CARE.COM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
			(unaudited)
Cash flows from operating activities
Net loss	$(12,152)	$(20,420)	$(17,879)	$(24,665)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	528	1,952	1,721	1,196
Depreciation and amortization	173	2,440	1,060	5,167
Non-cash interest expense	14	—	—	—
Deferred taxes	—	(345)	88	683
Contingent consideration expense	—	239	108	423
Change in fair value of stock warrants	44	93	93	81
Changes in operating assets and liabilities, net of effects from acquisitions:
Restricted cash	—	89	95	(360)
Accounts receivable	(248)	(473)	(796)	(449)
Unbilled accounts receivable	—	(1,060)	(1,011)	(557)
Prepaid expenses and other current assets	355	(584)	(456)	(535)
Other non-current assets	(251)	(208)	(202)	5
Accounts payable	(296)	711	2,469	2,797
Accrued expenses and other current liabilities	1,779	339	773	7,506
Deferred revenue	200	1,907	1,984	3,188
Other non-current liabilities	260	165	(13)	146

Net cash used in operating activities	(9,594)	(15,155)	(11,966)	(5,374)
Cash flows from investing activities
Purchases of property and equipment	(488)	(413)	(365)	(1,069)
Acquisitions of businesses, net of cash acquired	—	(25,075)	(23,865)	(398)
Purchases of intangible assets	—	(142)	(16)	—
Cash withheld for purchase consideration	—	(230)	—	—

Net cash used in investing activities	(488)	(25,860)	(24,246)	(1,467)
Cash flows from financing activities
Proceeds from the issuance of redeemable preferred stock	24,958	49,904	49,916	—
Proceeds from the issuance of common stock	69	253	248	455
Payments for deferred offering costs	—	—	—	(235)

Net cash provided by financing activities	25,027	50,157	50,164	220
Effect of exchange rate changes on cash and cash equivalents	—	(29)	(17)	(152)

Net increase in cash and cash equivalents	14,945	9,113	13,935	(6,773)
Cash and cash equivalents, beginning of the year	20,718	35,663	35,663	44,776

Cash and cash equivalents, end of the year	$35,663	$44,776	$49,596	$38,003

Supplemental disclosure of cash flow activities
Cash paid for taxes	$7	$33	$31	$22

Supplemental disclosure of non-cash investing and financing activities
Issuance of preferred and common stock in connection with acquisitions	$—	$44,089	$44,089	$—

Contingent acquisition consideration	$—	$9,049	$8,911	$—

Accretion of preferred stock to redemption value	$41	$48	$31	$42

Unpaid deferred offering costs	—	—	—	621

See accompanying notes to the consolidated financial statements.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

1. Organization and Description of Business

        Care.com, Inc. (the "Company", "we", "us", and "our"), a Delaware corporation, was incorporated on October 27, 2006. We operate an online marketplace to connect families with caregivers. Our mission is to improve the lives of families and caregivers by helping them connect in a reliable and easy way.

Certain Significant Risks and Uncertainties

        We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows: rates of revenue growth; engagement and usage of our products; scaling and adaptation of existing technology and network infrastructure; competition in our market; management of our growth; acquisitions and investments; qualified employees and key personnel; protection of our brand and intellectual property; protection of customers' information and privacy concerns; and security measures related to our website, among other things.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, after elimination of all intercompany balances and transactions. We have prepared the accompanying financial statements in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP").

Fiscal Year-End

        For periods prior to fiscal 2013, we operated and reported on a calendar basis fiscal year. Beginning in fiscal 2013, we operate and report using a 52 or 53 week fiscal year ending on the Saturday closest to December 31. Accordingly, our fiscal quarters end on the Saturday that falls closest to the last day of the third month of each quarter.

Use of Estimates

        The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable and revenue allowances, the useful lives of long-lived assets, including property and equipment, intangible assets, valuation of common and preferred stock and warrants to purchase preferred stock, fair value of stock-based awards, goodwill, income taxes, contingent consideration, and contingencies. We base our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

sources. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from the estimates.

Unaudited Interim Financial Information

        The accompanying consolidated balance sheet as of September 28, 2013, the consolidated statements of operations, comprehensive loss and cash flows for the nine months ended September 30, 2012 and September 28, 2013 and the consolidated statement of redeemable convertible preferred stock and stockholders' (deficit) equity for the nine months ended September 28, 2013 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position and results of operations and cash flows for the nine months ended September 30, 2012 and September 28, 2013. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these nine-month periods are unaudited. The results of the nine months ended September 28, 2013 are not necessarily indicative of the results to be expected for the fiscal year ending December 28, 2013 or for any other interim period or other future period.

Unaudited Pro Forma Presentation

        Upon the consummation of the initial public offering contemplated by us, all of the outstanding shares of redeemable convertible preferred stock will automatically convert into shares of common stock, all of the outstanding convertible preferred stock warrants will become warrants for common stock and contingent consideration payable in preferred stock will become payable in common stock. The September 28, 2013 accompanying unaudited pro forma consolidated balance sheet and statement of redeemable convertible preferred stock and stockholders' (deficit) equity have been prepared assuming the conversion of the redeemable convertible preferred stock outstanding into 21,299,378 shares of common stock, as well as the reclassification of the contingent consideration liability that is payable in preferred stock and the preferred stock warrant liability to additional paid-in capital.

Revenue Recognition

        In general, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. We derive our revenue primarily from on-going subscription fees. Revenue from subscription fees is recognized on a daily basis over the subscription term as the services are delivered. Revenue from background checks, lead generation and advertising is recognized in the period earned. Other service revenues are recognized as the services are performed.

        Certain of our arrangements provide companies the opportunity to purchase Care.com services on behalf of their employees. These arrangements typically include a subscription to our consumer matching solutions for their employees. These arrangements are accounted for as multiple element arrangements. We have concluded that each element in the arrangement has stand-alone value as the individual services

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

can be sold separately. In addition, there is no right of refund once service has been delivered. Therefore, we have concluded each element of the arrangement is separate unit of accounting. In accordance with authoritative guidance on revenue recognition, we allocate consideration at the inception of an arrangement to each unit of accounting based on the relative selling price method in accordance with the selling price hierarchy. The objective of the hierarchy is to determine the price at which we would transact a sale if the service were sold on a stand-alone basis, and requires the use of: (1) vendor-specific objective evidence ("VSOE"), if available; (2) third-party evidence ("TPE"), if VSOE is not available; and (3) best estimate of selling price ("BESP"), if neither VSOE nor TPE is available. Since VSOE or TPE are not typically available, BESP is generally used to allocate the selling price to each unit of accounting. We determine BESP for units of account by considering multiple factors including, but not limited to, prices we charge for similar offerings, sales volumes, geographies and other factors contemplated in negotiating multiple element transactions.

Concentrations of Credit Risk

        Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with major financial institutions throughout the world that management assesses to be of high-credit quality in order to limit exposure of each investment. As of December 31, 2012 and September 28, 2013, substantially all of our cash had been invested in money market funds.

        Credit risk with respect to accounts receivable is dispersed due to the large number of customers, none of which accounted for more than 10% of total accounts receivable or revenue in any financial period presented. In addition, our credit risk is mitigated by a relatively short collection period. The majority of our accounts receivable reflects timing differences between the processing of credit card transactions and the settlement of those transactions through the banking system. Collateral is not required for accounts receivable. We record our accounts receivable in our consolidated balance sheets at net realizable value. We perform on-going credit evaluations of our customers and maintain allowances for potential credit losses, based on management's best estimates. Amounts determined to be uncollectible are written off against this reserve.

Foreign Currency Translation

        We determine the functional currency for our foreign subsidiary by reviewing the currencies in which its respective operating activities occur. Financial information is translated from the functional currency to the U.S. dollar, the reporting currency, for inclusion in our consolidated financial statements. Income, expenses, and cash flows are translated at average exchange rates prevailing during each month of the fiscal year, and assets and liabilities are translated at fiscal period end exchange rates. Foreign exchange transaction gains and losses are included in other (expense) income, net in the accompanying consolidated statements of operations. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. Foreign currency transaction gains (losses) included in other (expense) income, net in the

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

accompanying consolidated statements of operations for the year ended December 31, 2012 and the nine months ended September 28, 2013 were less than $0.1 million and $0.1 million, respectively. During the year ended December 31, 2011, we did not have any foreign operations.

Cash Equivalents

        We consider highly liquid investments purchased with an original maturity of 90 days or less at the time of purchase to be cash equivalents. As of December 31, 2011 and 2012, and September 28, 2013, cash equivalents consisted of money market funds.

Restricted Cash

        Restricted cash relates primarily to monies held in escrow to settle contractual obligations and funds received from customers that are due to the clients' respective providers or the taxing authorities, but have not yet been remitted. Amounts received from customers that are held by us until disbursement to clients' providers and taxing authorities are restricted as to usage because we are obligated to forward such funds to the recipients on behalf of our customers. As of September 28, 2013, restricted cash is classified within current assets in the accompanying consolidated balance sheets because such amounts are scheduled to be remitted within the twelve months following the balance sheet date.

Deferred Revenue

        Deferred revenue primarily consists of payments received in advance of revenue recognition of the services described above, and is recognized as the revenue recognition criteria are met. Our customers pay for services in advance on a monthly, quarterly or annual basis. Amounts expected to be recognized within the twelve months following the balance sheet date are classified within current liabilities in the accompanying consolidated balance sheets.

Unbilled Receivables

        Unbilled receivables consist of amounts earned upon satisfying the revenue recognition criteria in advance of billing. Subscribers to our Care.com HomePay solution are billed quarterly at the end of the calendar quarter to which the services relate. Amounts expected to be billed within the twelve months following the balance sheet date are classified within current assets in the accompanying consolidated balance sheets.

Cost of Revenue

        Cost of revenue consists of personnel costs for customer support; website hosting fees; transaction fees related to credit card payments; the cost of background checks run on families and caregivers; amortization expense of caregiver relationships, proprietary software and website intangible assets; and an allocation of facilities expenses.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

Fair Value Measurements

        Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, establishes a three-level valuation hierarchy for disclosure of fair value measurements. The categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

  •
  Level 1 inputs—Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

  •
  Level 2 inputs—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

  •
  Level 3 inputs—Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Recurring Fair Value Measurements

Assets

        Cash equivalents—Cash equivalents include money market mutual funds with original maturities of three months or less. The fair value measurement of these assets is based on quoted market prices in active markets for identical assets and, therefore, these assets are recorded at fair value on a recurring basis and classified as Level 1 in the fair value hierarchy.

Liabilities

        Contingent Acquisition Consideration—Contingent acquisition consideration includes the fair value of the contingent consideration, based on the likelihood of issuing preferred stock and paying cash related to certain revenue milestones, as part of the consideration transferred. For contingent consideration payable in preferred stock, we used a valuation of the company based on both an income and market approach to determine the fair value of the preferred shares as of the acquisition date and on an-ongoing basis. Refer to Note 3—Business Acquisitions for a discussion of the methodology used and changes in the fair value of our contingent acquisition liability.

        Preferred Stock Warrants—Preferred stock warrants consist of warrants issued in connection with debt financings. The fair value of the warrants was determined using the Black-Scholes option-pricing model. Refer to Note 8—Redeemable Convertible Preferred Stock and Stockholders' Deficit for a discussion of the methodology used and changes in the fair value of our preferred stock warrants.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

        The following table presents information about our assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2012 and September 28, 2013 and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value (in thousands):

	December 31, 2011				December 31, 2012				September 28, 2013
	Fair Value Measurements Using Input Types				Fair Value Measurements Using Input Types				Fair Value Measurements Using Input Types
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Money market mutual funds	$35,546	$—	$—	$35,546	$42,070	$—	$—	$42,070	$24,886	$—	$—	$24,886

Total assets	$35,546	$—	$—	$35,546	$42,070	$—	$—	$42,070	$24,886	$—	$—	$24,886

Liabilities:
Contingent acquisition consideration	$—	$—	$—	$—	$—	$—	$9,288	$9,288	$—	$—	$10,404	$10,404
Preferred stock warrants	—	—	153	153	—	—	247	247	—	—	328	328

Total liabilities	$—	$—	$153	$153	$—	$—	$9,535	$9,535	$—	$—	$10,732	$10,732

        The following table sets forth a summary of changes in the fair value of our contingent acquisition consideration and preferred stock warrants which represent recurring measurements that are classified within Level 3 of the fair value hierarchy wherein fair value is estimated using significant unobservable inputs (in thousands):

	Fiscal Year Ended				Nine Months Ended
	December 31, 2011		December 31, 2012		September 28, 2013
	Contingent Acquisition Consideration	Preferred Stock Warrants	Contingent Acquisition Consideration	Preferred Stock Warrants	Contingent Acquisition Consideration	Preferred Stock Warrants
Beginning balance	$—	$109	$—	$153	$9,288	$247
Contingent consideration liability recorded	—	—	9,049	—	—	—
Total losses (gains) included in earnings	—	44	239	94	1,116	81

Ending balance	$—	$153	$9,288	$247	$10,404	$328

Non-Recurring Fair Value Measurements

        We remeasure the fair value of certain assets and liabilities upon the occurrence of certain events. Such assets are comprised of long-lived assets, including property and equipment, intangible assets and goodwill. No remeasurement of such assets occurred at December 31, 2011 and 2012 or September 28, 2013. Other financial instruments not measured or recorded at fair value in the accompanying consolidated balance sheets principally consist of accounts receivable, accounts payable, and accrued liabilities. The estimated fair values of these instruments approximate their carrying values due to their short-term nature.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

Business Combinations

        We determine and allocate the purchase price of an acquired business to the tangible and intangible assets acquired and liabilities assumed based on their fair values as of the business combination date, including identifiable intangible assets which either arise from a contractual or legal right or are separable from goodwill. We base the fair value of identifiable intangible assets acquired in a business combination on detailed valuations that use information and assumptions provided by management, which consider management's best estimates of inputs and assumptions that a market participant would use. We allocate any excess purchase price over the fair value of the net tangible and identifiable intangible assets acquired to goodwill. The use of alternative valuation assumptions, including estimated revenue projections, growth rates, cash flows, discount rates, estimated useful lives and probabilities surrounding the achievement of revenue-based milestones, could result in different purchase price allocations and amortization expense in current and future periods. Transaction costs associated with these acquisitions are expensed as incurred through general and administrative expenses.

        In those circumstances where an acquisition involves a contingent consideration arrangement, we recognize a liability equal to the fair value of the contingent payments we expect to make as of the acquisition date. We remeasure this liability each reporting period and record changes in the fair value as a component of operating expenses. Increases or decreases in the fair value of the contingent consideration liability can result from changes in discount periods and rates, as well as changes in the timing and amount of revenue estimates or in the timing or likelihood of achieving revenue-based milestones.

        Results of operations and cash flows of acquired companies are included in our operating results from the date of acquisition.

Software Development Costs

        Internal and external software development costs associated with the development of software for internal use are expensed to research and development during the preliminary project stage and capitalized during the application development stage. To date, costs incurred during application development stage have been insignificant. During the years ended December 31, 2011 and 2012 and the nine months ended September 28, 2013, we believe the substantial majority of our development efforts were either in the preliminary stage of development or were for maintenance of, and minor upgrades and enhancements to, internal-use software and, accordingly, application development costs have been insignificant.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

Equity Method Investment

        During 2012, we made a 50% investment in Care International Exchange, Inc. ("the Venture"), a venture formed with Magsaysay People Resources Corporation ("Magsaysay"). The purpose of the Venture is to conduct activities related to a live-in care program with the goal of generating revenue from the placement of foreign-born caregivers with families, institutions or individuals seeking live-in home care throughout Canada. Our initial investment in the Venture was $50,000, and we and Magsaysay each have a commitment to provide an additional $0.4 million of funding over the next two years. We account for our investment in the Venture using the equity method of accounting based on our voting interest as we have significant influence over the Venture. Accordingly, our share of the income or loss of the Venture is recorded in other income or expense in the accompanying consolidated statements of operations. To date, the operations of the Venture have not been significant.

Goodwill

        Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. We evaluate goodwill and indefinite lived intangible assets for impairment at the reporting unit level (operating segment or one level below an operating segment) annually or more frequently if we believe indicators of impairment exist. We conduct our annual impairment test on the first day of the fourth quarter. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, including a significant adverse change in business climate or operational performance of the business. In accordance with the guidance, we are permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a two-step goodwill impairment test is performed.

        The first step of the impairment test involves comparing the fair value of our reporting unit against its aggregate carrying value, including goodwill. If the carrying amount exceeds the reporting unit's fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of goodwill with the carrying value of that goodwill.

Amortization and Impairment of Intangible Assets

        We amortize our intangible assets that have finite lives over their estimated useful lives. We use a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. Amortization is recorded over the estimated useful lives ranging from one to ten years. We review our intangible assets subject to amortization to determine if any adverse conditions exist, or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. If the carrying value of an asset or asset group exceeds its undiscounted cash flows, we will write-down the carrying value of the intangible asset to its fair value in the period identified. In assessing fair value, we

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

must make assumptions regarding estimated future cash flows and discount rates. If these estimates or related assumptions change in the future, we may be required to record impairment charges. We generally calculate fair value as the present value of estimated future cash flows to be generated by the asset or asset group using a risk-adjusted discount rate. If the estimate of an intangible asset's remaining useful life is changed, we will amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

        During the fourth quarter of fiscal 2012, we made the decision to replace the Betreut proprietary software with a new, worldwide, international platform that was to be developed. As a result of this decision we tested the associated asset group for recoverability and concluded that an indicator of impairment did not exist. However, in connection with the decision to migrate the existing technology platform to the new worldwide platform, we concluded the useful life of the technology platform should be reassessed. We revised the useful life to be one year to coincide with our migration plan.

        During the third quarter of fiscal 2013, we made the decision to migrate the PIAP trade name to Care.com Back-up care. As a result of this decision we tested the associated asset group for recoverability and concluded that an indicator of impairment did not exist. However, in connection with the decision to migrate to the new trade name, we concluded the useful life of the PIAP trade name should be reassessed. We revised the useful life to be 4 months to coincide with our migration plan.

Property and Equipment

        Property and equipment are stated at cost, and are depreciated using the straight-line method over the estimated useful life of the assets or, where applicable and if shorter, over the lease term, as follows:

Estimated Useful Life
Computer equipment	3 years
Leasehold improvements	Lesser of asset life or lease term
Furniture and fixtures	3 years
Software	3 years

        Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment.

        In accordance with ASC 360-10-35-15, Property, Plant and Equipment—Impairment or Disposal of Long-Lived Assets, we review the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or the fair value less costs to sell, and are not depreciated. Assets and liabilities that are part of a disposal group and

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. We have not recognized any impairment losses during the years ended December 31, 2011 or 2012 or during the nine months ended September 28, 2013.

Income Taxes

        We account for income taxes in accordance with ASC 740, Income Taxes. ASC 740 is an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis, and for operating loss and tax credit carryforwards. ASC 740 requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such position are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. At December 31, 2012 and 2011, and September 28, 2013, we did not have any uncertain tax positions.

Presentation of Taxes in the Consolidated Statements of Operations

        We present taxes that are collected from customers and remitted to government authorities on a net basis in the consolidated statements of operations.

Stock-Based Compensation

        We account for all stock-based awards to employees and members of the Board of Directors (the Board), to the extent such awards were issued in connection with their services as directors, in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires that all share-based payments, including grants of stock options, be recognized in the statement of operations as an operating expense based on their fair values. We estimate the fair value of each option award using the Black-Scholes option-pricing model. In accordance with ASC 718, we recognize the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.

        Stock-based awards issued to non-employees, including directors for non-Board related services, are accounted for using the fair value method in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. These stock options are typically granted in exchange for consulting services to be rendered, and vest over periods of up to four years. The fair value of the options is estimated on the date of grant, and subsequently revalued at each reporting period over their vesting period using the Black-Scholes option-pricing model.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

2. Summary of Significant Accounting Policies (Continued)

Advertising Costs

        We expense advertising costs as incurred when the advertisement is run. We incurred advertising expenses of $7.2 million, $14.3 million, $12.1 million and $19.2 million for the years ended December 31, 2011 and 2012, and the nine months ended September 30, 2012 and September 28, 2013, respectively, which was included in the accompanying consolidated statements of operations as selling and marketing expense.

Accumulated Other Comprehensive Income

        As of December 31, 2012 and September 28, 2013, accumulated other comprehensive income was comprised solely of cumulative foreign currency translation adjustments.

Recently Issued and Adopted Accounting Pronouncements

        In July 2013, the FASB issued ASU 2013-11 regarding ASC Topic 740 Income Taxes. This ASU clarifies the guidance on the presentation of an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. This ASU will be effective for our fiscal year beginning December 29, 2013. Early adoption is permitted. At this time, we expect that the adoption of this ASU will impact the presentation of tax assets and liabilities on the statement of financial position, but will not impact our consolidated financial position, results of operations or cash flows.

        In February 2013, the Financial Accounting Standards Board ("FASB") issued updated authoritative guidance requiring entities to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety from accumulated other comprehensive income to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. We adopted this guidance in our interim period ended March 31, 2013. The adoption of this guidance did not impact our financial statements, as the guidance is related to disclosure only, and we have not had significant reclassifications out of accumulated other comprehensive income.

        In December 2011, the FASB issued ASU 2011-11, (Disclosures about Offsetting Assets and Liabilities). This update requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statements of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on their financial position. This update is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. In January 2013, the FASB issued ASU 2013-01, (Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities). The amendments clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The effective date is the same as the effective date of ASU 2011-11. The adoption of this update did not have a material impact on our consolidated financial statements.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

3. Business Acquisitions

Breedlove

        On August 3, 2012, we acquired all of the outstanding capital stock of Breedlove & Associates, L.L.C. (Breedlove), a provider of household employer payroll, tax and compliance services. The aggregate consideration payable to the former stockholders of Breedlove was $53.9 million. This consideration consisted of: $23.1 million that was paid in cash; the issuance of 1.7 million shares of our Series E preferred stock, valued at $21.9 million; and, if certain revenue-based milestones are achieved through 2014, up to an additional $5.0 million in cash (valued at $3.9 million) and 0.4 million additional shares of Series E preferred stock (gross value of $5.0 million). In connection with the acquisition, we incurred $0.1 million of merger related transaction costs, which we recorded as general and administrative expense in the accompanying statement of operations for the year ended December 31, 2012.

        We recorded our estimate of the fair value of this contingent consideration based on the evaluation of the likelihood of the achievement of the contractual conditions that would result in the payment of the contingent consideration and weighted probability assumptions of these outcomes. The fair value of the liability was estimated using a discounted cash flow technique with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement as defined in ASC 820, Fair Value Measurements and Disclosures. The significant inputs in the Level 3 measurement not supported by market activity included our probability assessments of expected future cash flows related to our acquisition of Breedlove during the earn-out period, appropriately discounted considering the uncertainties associated with the obligation, and calculated in accordance with the terms of the equity purchase agreement. There have been no changes in the probability of the earn-out payment through September 28, 2013. The cash portion of the contingent consideration liability has been discounted to reflect the time value of money, and therefore, as the milestone date approaches, the fair value of this liability will increase. This increase in fair value was recorded in general and administrative expenses in the accompanying consolidated statements of operations. The preferred stock portion of the contingent consideration represents a liability in accordance with ASC 480-10, Distinguishing Liabilities from Equity, and is marked to market each reporting period with changes in market value recognized in other income (expense) in the accompanying consolidated statements of operations. The results of operations for Breedlove have been included in our consolidated financial statements since the date of acquisition. For the period from the date of acquisition to December 31, 2012, revenue and net loss for Breedlove totaled $3.1 million and $0.1 million, respectively.

Identifiable Intangible Assets

        As part of the purchase price allocation, we determined that Breedlove's primary separately identifiable intangible assets were its customer relationships, proprietary software and trade name. We used the multi-period excess earnings method to value the customer relationships. This method estimates the fair value of an asset by isolating the future projected earnings or cash flows attributable to that specific asset and then by discounting this economic benefit stream back to present value at the required rate of return. We used a hybrid approach to value the proprietary software. This approach incorporates elements of the income and cost approaches, specifically the lost profits and replacement cost methods. We used a relief from royalty method to value the trade name. This method assumes that a willing buyer would pay a

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

3. Business Acquisitions (Continued)

royalty for the use of an asset, rather than incurring the costs associated with internally developing an asset of identical utility. The fair value is calculated by taking the present value of avoided after-tax cash flows discounted back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset then discounted based on an appropriate discount rate. The discount rates applied, which ranged between 12.9% and 13.0%, were benchmarked with reference to the implied rate of return from the transaction model, as well as an estimate of a market participant's weighted-average cost of capital based on the capital asset pricing model.

        In estimating the useful life of the acquired assets, we considered ASC 350-30-35, Intangibles-Goodwill and Other, and reviewed the following: the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

        We amortize these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows, as we believe this will approximate the pattern in which the economic benefits of the assets will be utilized, or where we have concluded that the cash flows were not reliably determinable, on a straight-line basis.

        The acquisition of Breedlove was deemed to be an asset purchase for income tax purposes. Accordingly, no deferred taxes were established relating to the fair value of the acquired intangible assets. The factors contributing to the recognition of goodwill were based upon several strategic and synergistic benefits that are expected to be realized from the combination. Substantially all of the goodwill is expected to be deductible for tax purposes.

Betreut

        On July 5, 2012, we acquired all of the outstanding capital stock of Besser Betreut GmbH ("Betreut"), a provider of online matching services in Germany to connect care seekers with care providers. The aggregate consideration payable to the former stockholders of Betreut was $23.3 million. This consideration consisted of: the issuance of 1.8 million shares of our Series D-1 preferred stock valued at $19.3 million; the issuance of 0.5 million shares of our common stock valued at $2.9 million; and $1.1 million in cash. In connection with the acquisition, we incurred $0.4 million of merger-related transaction costs, which we recorded as general and administrative expense in the accompanying statement of operations for the year ended December 31, 2012.

        The results of operations for Betreut have been included in our consolidated financial statements since the date of acquisition. For the period from the date of acquisition to December 31, 2012, revenue and net loss for Betreut totaled $2.9 million and $1.8 million, respectively.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

3. Business Acquisitions (Continued)

Identifiable Intangible Assets

        As part of the purchase price allocation, we determined that Betreut's primary separately identifiable intangible assets were its customer relationships, proprietary software, trade name and caregiver relationships. We used the multi-period excess earnings method to value the customer relationships. This method estimates the fair value of an asset by isolating the future projected earnings or cash flows attributable to that specific asset and then by discounting this economic benefit stream back to present value at the required rate of return. We used a hybrid approach to value the proprietary software and caregiver relationships. This approach incorporates elements of the income and cost approaches, specifically the lost profits and replacement cost methods. We used a relief from royalty method to value the trade name. This method assumes that a willing buyer would pay a royalty for the use of an asset, rather than incurring the costs associated with internally developing an asset of identical utility. The fair value is calculated by taking the present value of avoided after-tax cash flows discounted back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset then discounted based on an appropriate discount rate. The discount rates applied, which ranged between 16.5% and 17.3%, were benchmarked with reference to the implied rate of return from the transaction model as well as an estimate of a market participant's weighted-average cost of capital based on the capital asset pricing model.

        In estimating the useful life of the acquired assets, we considered ASC 350-30-35, and reviewed the following: the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

        We amortize these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows, as we believe this will approximate the pattern in which the economic benefits of the assets will be utilized, or where we have concluded that the cash flows were not reliably determinable, on a straight-line basis.

        The factors contributing to the recognition of goodwill were based upon our determination that several strategic and synergistic benefits are expected to be realized from the combination. None of the goodwill is expected to be currently deductible for tax purposes.

Parents in a Pinch

        On December 31, 2012, we acquired all of the outstanding capital stock of Parents in a Pinch, Inc. ("PIAP"), a Boston-based provider of in-home backup childcare and eldercare services for working families. The aggregate consideration payable to the former stockholders of PIAP was $1.6 million. This consideration consisted of: $1.2 million in cash; $0.2 million of cash withheld as security for the indemnification obligations of the PIAP stockholders; and up to an additional $0.7 million of revenue-

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

3. Business Acquisitions (Continued)

based earnouts through 2014, valued at $0.1 million which are payable in cash. In connection with the acquisition, we incurred less than $0.1 million of merger related transaction costs, which we recorded as general and administrative expense in the accompanying statement of operations for the year ended December 31, 2012.

        We recorded an estimate of the fair value of the earnout (contingent consideration) based on the evaluation of the likelihood of the achievement of the contractual conditions that would result in the payment of the contingent consideration and weighted probability assumptions of these outcomes. The fair value of the liability was estimated using a discounted cash flow technique with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement as defined in ASC 820, Fair Value Measurements and Disclosures. The significant inputs in the Level 3 measurement not supported by market activity included our probability assessments of expected future cash flows related to our acquisition of PIAP during the earn-out period, appropriately discounted considering the uncertainties associated with the obligation, and calculated in accordance with the terms of the stock purchase agreement. This liability has been discounted to reflect the time value of money, and therefore, as the milestone date approaches, the fair value of this liability may increase.

        The results of operations for PIAP have been included in our consolidated financial statements since the date of acquisition. As the acquisition occurred on the last day of the fiscal year, no results of PIAP were included within our year ended December 31, 2012 consolidated statement of operations.

Identifiable Intangible Assets

        As part of the purchase price allocation, we determined that PIAP's primary separately identifiable intangible assets were its customer relationships, proprietary software and trade name. We used the multi-period excess earnings method to value the customer relationships. This method estimates the fair value of an asset by isolating the future projected earnings or cash flows attributable to that specific asset and then by discounting this economic benefit stream back to present value at the required rate of return. We used a hybrid approach to value the proprietary software. This approach incorporates elements of the income and cost approaches, specifically the lost profits and replacement cost methods. We used a relief from royalty method to value the trade name. This method assumes that a willing buyer would pay a royalty for the use of an asset, rather than incurring the costs associated with internally developing an asset of identical utility. The fair value is calculated by taking the present value of avoided after-tax cash flows discounted back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted for each intangible asset then discounted based on an appropriate discount rate. The discount rates applied, which ranged between 17.2% and 17.9%, were benchmarked with reference to the implied rate of return from the transaction model, as well as an estimate of a market participant's weighted-average cost of capital based on the capital asset pricing model.

        In estimating the useful life of the acquired assets, we considered ASC 350-30-35, and reviewed the following: the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

3. Business Acquisitions (Continued)

of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

        We amortize these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows, as we believe this will approximate the pattern in which the economic benefits of the assets will be utilized, or where we have concluded that the cash flows were not reliably determinable, on a straight-line basis.

        The acquisition of PIAP was deemed to be an asset purchase for income tax purposes. Accordingly, no deferred taxes were established relating to the fair value of the acquired intangible assets. The factors contributing to the recognition of goodwill were based upon several strategic and synergistic benefits that are expected to be realized from the combination. Substantially all of the goodwill is expected to be deductible for tax purposes.

Purchase Price Allocation

        We accounted for these acquisitions as business combinations and, in accordance with ASC 805, Business Combinations, we have recorded the assets acquired and liabilities assumed at their respective fair

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

3. Business Acquisitions (Continued)

values as of the acquisition date. The following table summarizes the components of the purchase price and purchase price allocation for the 2012 acquisitions (in thousands):

	Breedlove	Betreut	PIAP
Total purchase consideration:
Cash	$23,076	$1,099	$1,419
Fair value of preferred and common stock issued	21,912	22,174	—
Fair value of contingent consideration	8,911	—	138

Total purchase consideration	$53,899	$23,273	$1,557

Allocation of the purchase consideration:
Cash	$—	$310	$(21)
Unbilled receivables	597	—	347
Accounts receivable	—	250	8
Other assets	273	178	35
Deferred tax liabilities	—	(1,139)	—
Other current liabilities	(187)	(476)	(770)
Identifiable intangible assets(a)	13,640	3,720	1,210
Goodwill	39,576	20,430	748

Purchase price	$53,899	$23,273	$1,557

(a)
The following are the identifiable intangible assets acquired and their respective weighted average useful lives (in thousands):

	Breedlove		Betreut		PIAP
	Amount	Weighted- Average Life (Years)	Amount	Weighted- Average Life (Years)	Amount	Weighted- Average Life (Years)
Trademarks and trade names	$3,610	3	$650	7	$240	5
Proprietary software	2,610	5	1,950	5	190	5
Website	40	4	—	—	10	2
Training materials	—	—	—	—	30	3
Non-compete agreements	60	5	80	3	—	—
Leasehold interests	170	6	—	—	—	—
Caregiver relationships	—	—	270	3	50	3
Customer relationships	7,150	4	770	4	690	10

Total	$13,640	4	$3,720	5	$1,210	8

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

3. Business Acquisitions (Continued)

        Details related to the valuation techniques utilized for estimating fair value of the intangible assets acquired are shown below:

	Breedlove	Betreut	PIAP
	Valuation Approach	Valuation Method	Valuation Method
Trademarks and trade names	Relief from royalty method	Relief from royalty method	Relief from royalty method
Proprietary software	Replacement cost and lost profits methods	Replacement cost and lost profits methods	Replacement cost and lost profit
Website	Replacement cost and lost profits methods	—	Replacement cost and lost profits methods
Training materials	—	—	Replacement cost and lost profits methods
Non-compete agreements	With and without method under the income approach	With and without method under the income approach	—
Leasehold interests	Income approach to value the leased fee interest	—	—
Caregiver relationships	—	Replacement cost and lost profit	Replacement cost and lost profit
Customer relationships	Multi-period excess earnings	Multi-period excess earnings	Multi-period excess earnings

        The fair value of the Series D-1 and Series E redeemable convertible preferred stock issued as consideration in the Breedlove and Betreut acquisition was derived based on third-party valuations of the Series D and Series E redeemable convertible preferred stock, respectively. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements under the fair value hierarchy.

        The following unaudited pro forma financial information presents the results of operations of the Company and the acquired companies as if the acquisitions had occurred on January 1, 2011, with pro forma adjustments to give effect to amortization of intangible assets, an increase in the weighted-average number of common shares outstanding based on the common shares issued in connection with the Betreut acquisition and certain other adjustments. The direct acquisition fees and expenses of approximately $0.5 million that were a direct result of the transaction are excluded from the unaudited pro forma information below for the year ended December 31, 2012. The unaudited pro forma financial information for the year ended December 31, 2011 was adjusted to include these charges. The pro forma financial information is provided for comparative purposes only and is not necessarily indicative of what the actual

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

3. Business Acquisitions (Continued)

results would have been had the acquisitions occurred at the beginning of the year ended December 31, 2011 (in thousands):

	Pro Forma for the Years Ended		Pro Forma for the Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012
Revenue	$37,083	$56,356	$40,409
Net loss attributable to common stockholders	(13,923)	(22,822)	(14,225)

  Big Tent

        In June 2013 we acquired certain assets and liabilities of Big Tent, a provider of an online forum for groups to share information, which we determined to be an acquisition of a business. The results of operations of this acquisition have been included in our consolidated results from their respective acquisition dates. The total consideration for this acquisition was $0.7 million, paid in cash. In allocating the total purchase consideration for this acquisition based on estimated fair values, we recorded $0.5 million of identifiable intangible assets. Intangible assets acquired included primarily proprietary software and customer relationships with weighted average useful lives of 6.6 years.

        Transaction costs related to this business combination were not material and are included in general and administrative expenses in the accompanying consolidated statements of operations. We concluded that this acquisition did not represent a material business combination and therefore, no pro forma financial information has been provided herein.

4. Supplemental Balance Sheet Information

        The following table presents the detail of property and equipment, net for the periods presented (in thousands):

	December 31,
			September 28, 2013
	2011	2012
Computer equipment	$621	$842	$1,056
Furniture and fixtures	137	383	1,080
Software	101	133	199
Leasehold improvements	48	112	176

Total	907	1,470	2,511
Less accumulated depreciation	(453)	(755)	(1,243)

Property and equipment, net	$454	$715	$1,268

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

4. Supplemental Balance Sheet Information (Continued)

        Depreciation expense for the years ended December 31, 2011 and 2012, and for the nine months ended September 28, 2013 was $0.2 million, $0.3 million and $0.5 million, respectively.

        The following table presents the detail of accrued expenses and other current liabilities for the periods presented (in thousands):

	December 31,
			September 28, 2013
	2011	2012
Payroll and compensation	$996	$1,695	$2,115
Tax-related expense	564	350	430
Marketing expenses	459	340	5,722
Rent expense	43	134	153
Other accrued expenses	720	1,009	2,953

Total accrued expenses and other current liabilities	$2,782	$3,528	$11,373

5. Goodwill and Intangible Assets

        The following table presents the change in goodwill for the periods presented (in thousands):

Balance as of December 31, 2011	$—
Acquisitions	60,754
Effect of currency translation	1,051

Balance as of December 31, 2012	61,805
Acquisitions	—
Effect of currency translation	471

Balance as of September 28, 2013	$62,276

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

5. Goodwill and Intangible Assets (Continued)

        The following table presents the detail of intangible assets for the periods presented (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted- Average Remaining Life (Years)
December 31, 2012:
Indefinite lived intangibles	$242	$—	$242	N/A
Trademarks and trade names	4,534	(550)	3,984	3.4
Proprietary software	4,850	(674)	4,176	3.2
Website	50	(4)	46	3.2
Training materials	30	—	30	3.0
Non-compete agreements	144	(19)	125	3.4
Leasehold interests	170	(11)	159	6.3
Caregiver relationships	334	(47)	287	2.6
Customer relationships	8,650	(848)	7,802	4.1

Total	$19,004	$(2,153)	$16,851

September 28, 2013:
Indefinite lived intangibles	$242	$—	$242	N/A
Trademarks and trade names	4,548	(1,615)	2,933	2.5
Proprietary software	5,145	(2,599)	2,546	3.6
Website	50	(15)	35	2.6
Training materials	30	(7)	23	2.3
Non-compete agreements	146	(50)	96	2.8
Leasehold interests	170	(30)	140	5.6
Caregiver relationships	340	(133)	207	1.9
Customer relationships	8,937	(2,398)	6,539	3.7

Total	$19,608	$(6,847)	$12,761

        Amortization expense for the year ended December 31, 2012 and nine months ended September 28, 2013 was $2.2 million and $4.6 million, respectively. Of these amounts $1.5 million and $2.6 million was classified as a component of depreciation and amortization, and $0.7 million and $2.0 million was classified as a component of cost of revenue in the consolidated statements of operations for the year ended December 31, 2012 and nine months ended September 28, 2013, respectively. As of September 28, 2013,

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

5. Goodwill and Intangible Assets (Continued)

the estimated future amortization expense related to current intangible assets in each of the five succeeding fiscal years is expected to be as follows (in thousands):

2013 (remaining three months)	$1,599
2014	4,250
2015	3,671
2016	1,991
2017	565

Total	$12,076

6. Commitments and Contingencies

  Leases

        We have entered into various non-cancelable operating lease agreements, primarily covering certain of our offices throughout the world, with original lease periods expiring between 2013 and 2020. Facilities rent expense under these operating leases was $0.8 million and $1.5 million for the years ended December 31, 2011 and 2012, respectively and $0.9 million and $1.8 million for the nine months ended September 30, 2012 and September 28, 2013, respectively. We are responsible for paying our proportionate share of the actual operating expenses and real estate taxes under certain of these lease agreements.

        Certain of these arrangements have renewal or expansion options, as well as adjustments for market provisions, such as free or escalating base monthly rental payments. We recognize rent expense under such arrangements on a straight-line basis over the initial term of the lease. The difference between the straight-line expense and the cash paid for rent has been recorded as deferred rent.

        At December 31, 2012, minimum future lease commitments under all non-cancelable operating leases (including rent escalation clauses) are as follows (in thousands):

Fiscal Year
2013	$2,419
2014	2,621
2015	2,669
2016	1,937
2017	944
Thereafter	1,560

Total	$12,150

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

6. Commitments and Contingents (Continued)

  Legal matters

        From time to time we may be party to litigation arising in the ordinary course of our business. We were not subject to any material legal proceedings during the years ended December 31, 2011 and 2012 or the nine months ended September 28, 2013, and, to the best of our knowledge, no material legal proceedings are currently pending or threatened.

7. Loan and Security Agreement

        On July 27, 2010, we entered into a loan and security agreement ("the July 2010 Loan and Security Agreement") pursuant to which we were able to borrow up to $5.0 million through March 31, 2011. We did not borrow any money under the July 2010 Loan and Security Agreement during the drawdown period which concluded on March 31, 2011.

        In connection with the July 2010 Loan and Security Agreement, we issued a warrant to purchase a maximum of 80,000 shares of our common stock at an exercise price of $1.65 per share. Upon the signing of the July 2010 Loan and Security Agreement, 40,000 shares were immediately available for purchase. Additional warrants would become available for purchase in 2,000 share increments for every $250,000 that we borrowed under the July 2010 Loan and Security Agreement. The warrant was fully vested when issued, and expires at the earliest to occur of July 27, 2018, or two years after the closing of the Initial Public Offering, after which our stock is listed on the NASDAQ or another stock exchange in the United States.

        The fair value of the warrant was determined on July 27, 2010 using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield of zero, risk-free interest rate of 2.46%, expected volatility of 50%, expected term of eight years and a stock price of $1.65. The fair value of the initial 40,000 shares of the warrant was less than $0.1 million at issuance, and was recorded to other non-current asset. As of September 28, 2013, this warrant has been fully amortized. We amortized less than $0.1 million to interest expense during the year ended December 31, 2011. As no debt was drawn on this agreement, no additional warrants were issued.

8. Redeemable Convertible Preferred Stock and Stockholders' Deficit

Redeemable Convertible Preferred Stock

        In November 2006, we completed a private placement of $3.8 million, authorizing the issuance and sale of 3,765,000 shares of Series A redeemable convertible preferred stock ("Series A") at $1.00 per share. In September 2007, we completed a private placement of $2.0 million, authorizing the issuance and sale of 1,144,697 shares of Series A-1 redeemable convertible preferred stock ("Series A-1") at $1.72 per share. In February 2008, we completed a private placement of $10.0 million, authorizing the issuance and sale of 2,728,438 shares of Series B redeemable convertible preferred stock ("Series B") at $3.67 per share. In June 2009, we completed a private placement of $0.5 million, authorizing the issuance and sale of 136,422 shares of Series B at $3.67 per share. In September 2010, we completed a private placement of $20.0 million, authorizing the issuance and sale of 3,317,190 shares of Series C redeemable convertible preferred stock ("Series C") at $6.03 per share. In September 2011, we completed a private placement of

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

8. Redeemable Convertible Preferred Stock and Stockholders' Deficit (Continued)

$25.0 million, authorizing the issuance and sale of 2,870,265 shares of Series D redeemable convertible preferred stock ("Series D") at $8.71 per share. In July 2012 we authorized the issuance of 2,688,098 shares of Series D-1 redeemable convertible preferred stock, convertible at $8.71 per share in connection with the acquisition of Betreut. In August 2012, we completed a private placement of $50.0 million, authorizing the issuance and sale of 3,825,555 shares of Series E redeemable convertible preferred stock ("Series E") at $13.07 per share. Additionally, in August 2012 we authorized the issuance of 2,059,055 shares of Series E at $13.07 per share in connection with the acquisition of Breedlove.

        As of December 31, 2011, and 2012 and September 28, 2013, the total redeemable convertible preferred stock consisted of the following in thousands, except share and per share data:

	December 31,
			September 28, 2013
Redeemable Convertible Preferred Stock:	2011	2012
Series A redeemable convertible preferred stock, $0.01 par value; 3,765,000 shares authorized, issued and outstanding (at redemption value)	$3,751	$3,754	$3,756
Series A-1 redeemable convertible preferred stock, $0.01 par value; 1,197,022 shares authorized; 1,144,697 shares issued and outstanding (at redemption value)	1,962	1,964	1,965
Series B redeemable convertible preferred stock, $0.01 par value; 2,864,860 shares authorized, issued and outstanding (at redemption value)	10,466	10,474	10,480
Series C redeemable convertible preferred stock, $0.01 par value; 3,317,190 shares authorized, issued and outstanding (at redemption value)	19,939	19,953	19,963
Series D redeemable convertible preferred stock, $0.01 par value; 2,870,265 shares authorized, issued and outstanding (at redemption value)	24,960	24,970	24,976
Series D-1 redeemable convertible preferred stock, $0.01 par value; 2,688,098 shares authorized, 1,835,311 issued and outstanding in 2012 and 2013 (at redemption value)	—	19,252	19,252
Series E redeemable convertible preferred stock, $0.01 par value; 5,929,610 shares authorized, 5,502,055 issued and outstanding in 2012 and 2013 (at redemption value)	—	71,827	71,844

Total redeemable convertible preferred stock	$61,078	$152,194	$152,236

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

8. Redeemable Convertible Preferred Stock and Stockholders' Deficit (Continued)

        The holders of Series A, A-1, B, C, D, D-1 and E Redeemable Convertible Preferred Stock ("Preferred Stock") have the following rights:

Voting

        Each holder of Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock are then convertible, determined as of the record date for the determination of stockholders entitled to vote on such matter.

Dividends

        No dividends shall be paid to holders of any other class of stock unless the holders of Preferred Stock shall first or simultaneously receive a dividend in an amount at least equal on a converted per share basis on their shares.

Liquidation

        In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the company, the holders of the Preferred Stock are entitled to payment on a pari passu basis before the holders of common stock in an amount equal to the greater of the original issue price or the amount that would have been received if the Preferred Stock had been converted into common shares. At December 31, 2012, the holders of Series A, A-1, B, C, D, D-1 and E Preferred Stock were entitled to receive an amount equal to $1.00, $1.72, $3.67, $6.03, $8.71, $8.71 and $13.07 per share, respectively, adjusted for certain dilutive events, plus any dividends declared but unpaid.

        If our assets are insufficient to permit payment in full, our assets in their entirety are available for distribution, and shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

        After the payment of all preferential amounts required to be paid to the holders of the Preferred Stock, the remaining assets are available for distribution to our stockholders, and shall be distributed among the holders of common stock in proportion to the number of shares held by each such holder.

Conversion

        Each share of Series A, A-1, B, C, D, D-1 and E Preferred Stock shall be convertible on a one for one basis, at the option of the holder, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original purchase price by the applicable conversion price in effect at the time of conversion. At December 31, 2011 the Series A, A-1, B, and C, conversion prices were $1.00, $1.72, $3.67, and $6.03, respectively. At December 31, 2012 and September 28, 2013 the Series A, A-1, B, C, D, D-1 and E conversion prices were $1.00, $1.72, $3.67, $6.03, $8.71, $8.71 and $13.07, respectively. The conversion prices are subject to adjustment upon certain events related to capitalization, as defined.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

8. Redeemable Convertible Preferred Stock and Stockholders' Deficit (Continued)

        All outstanding shares of Preferred Stock shall automatically convert to shares of common stock upon the closing of an initial public offering of shares of common stock in which the price per share is at least $13.00 and the aggregate gross proceeds shall be at least $40 million, or upon the vote of the holders of at least 55% of the shares of the Preferred Stock held by certain significant shareholders, voting together as a single class on an as-converted basis (the "Requisite Holders").

Redemption

        At any time on or after August 3, 2016, the Requisite Holders may request redemption. Upon such request, and provided that we have funds legally available for such redemption, the Preferred Stock will be redeemed in three annual installments commencing 60 days after receipt of written notice. The redemption share price shall be the applicable original purchase price per share, plus all declared but unpaid dividends. We are accreting the carrying value of the shares to redemption value over the period from sale to August 3, 2016, such that the carrying amount of the securities will equal the redemption amount at the earliest redemption date. The annual accretion is expected to be $0.1 million for fiscal years 2013, 2014 and 2015, and less than $0.1 million for fiscal year 2016.

Preferred Stock Warrants

        In connection with a debt financing in 2007, we issued the lender warrants to purchase 41 shares of our Series A-1 at an exercise price of $1.72 per share, expiring October 2014, which were fully exercisable upon issuance. In accordance with the ASC 480-10, Distinguishing Liabilities from Equity, these warrants for our Series A-1 are recognized as liabilities and recorded at fair value. The fair value of the warrants granted was estimated as of December 31, 2011 and 2012, and the nine months ended September 30, 2012 and September 28, 2013 using the Black-Scholes option pricing model. This valuation model requires us to make assumptions and judgments about the variables used in the calculation, including the fair value of our Series A-1, the expected term (the period of time that the warrants granted are expected to be outstanding), the volatility of our common stock, a risk-free interest rate, and expected dividends.

        The fair value of the warrants as of December 31, 2011 and 2012, and the nine months ended September 28, 2013 was determined using the Black-Scholes option pricing model based on fair market values of the Series A-1 of $5.35, $7.76 and $9.78, respectively, an expected volatility of 54%, 55% and 45%, a dividend yield of zero on all dates, a risk-free interest rate of 0.36%, 0.27% and 0.34% and a remaining contractual life of 2.75 and 1.75 and 1.5 years, respectively.

        For the years ended December 31, 2011 and 2012 and the nine months ended September 28, 2013 we recognized other expense of $0.1 million, $0.1 million, and $0.1 million, respectively, which was recorded in the accompanying consolidated statements of operations, to reflect the increase in fair value of the warrants during the periods then ended. This liability was classified within other non-current liabilities in the accompanying consolidated balance sheets. We will continue to remeasure the fair value of the liability associated with the warrants to purchase shares of Series A-1 at the end of each reporting period until the earlier of the exercise or expiration of the applicable warrants or until such time that the underlying preferred stock is reclassified to permanent equity.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

8. Redeemable Convertible Preferred Stock and Stockholders' Deficit (Continued)

Common Stock

        Each share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. Common stockholders are entitled to dividends when and if declared by the Board, subject to the preferential rights of the preferred stockholders.

        In the event of liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of all classes of common stock have equal rights to receive all of our assets after the rights of the holders of the preferred stock have been satisfied.

        As of December 31, 2011 and 2012 and September 28, 2013, we have reserved the following shares of common stock for future issuance in connection with the following:

	December 31,
			September 28, 2013
	2011	2012
Conversion of Series A	3,765	3,765	3,765
Conversion of Series A-1	1,145	1,145	1,145
Conversion of Series B	2,865	2,865	2,865
Conversion of Series C	3,317	3,317	3,317
Conversion of Series D	2,870	2,870	2,870
Conversion of Series D-1	—	1,835	1,835
Conversion of Series E	—	5,502	5,502
Contingent consideration payable in Series E	—	383	383
Common stock options	2,669	3,947	3,732
Preferred stock warrants	41	41	41
Common stock warrants	40	40	40

Total	16,712	25,710	25,495

9. Stock Option Plans and Stock-Based Compensation

Stock Option Plans

        On November 15, 2006, we adopted the 2006 Stock Incentive Plan ("the Plan"), which provides for the issuance of incentive and non-qualified stock options, restricted stock and other stock-based awards to employees and non-employees of the Company. We reserved 4,567,500 shares of common stock for issuance under the Plan. The Board administers the Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest and the other terms and conditions of the awards. Options generally vest over four years, with 25% vesting upon the one-year anniversary of the date of hire, and the remaining 75% vesting quarterly over the next three years. Options granted to consultants or other non-employees generally vest over the expected service period to the company. The options expire ten years from the date of grant. We issue new shares to satisfy stock option exercises. To date only stock options have been issued under the Plan.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

9. Stock Option Plans and Stock-Based Compensation (Continued)

        During 2010, we granted our Chief Executive Officer a performance-based option to purchase 150,000 shares, which vests in tranches if defined corporate goals are achieved during fiscal years 2010 through 2013. We recorded a share-based compensation expense related to this award of $0.1 million during the year ended December 31, 2012, and no share-based compensation expense during the year ended December 31, 2011, as we determined that it was not probable the performance condition would be achieved during that year. During fiscal 2012, certain of our executive officers sold shares of common stock to significant shareholders for an amount in excess of the then, deemed fair value, resulting in a compensation charge of $1.1 million.

        A summary of stock option activity for the years ended December 31, 2011 and December 31, 2012 and the nine months ended September 28, 2013, is as follows (in thousands for shares and intrinsic value):

	Number of Shares	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2011	2,365	8.76	$2.60	$2,599

Granted	667		5.09
Canceled and forfeited	(174)		3.58
Exercised	(152)		1.66

Outstanding as of December 31, 2012	2,706	8.23	3.21	7,344

Granted	1,302		6.05
Canceled and forfeited	(240)		3.88
Exercised	(215)		2.12

Outstanding as of September 28, 2013	3,553	8.08	$4.27	$21,183

Options vested and exercisable as of December 31, 2012	1,003	7.34	$2.26	$3,670

Options vested and expected to vest as of December 31, 2012(1)	2,647	8.21	$3.18	$7,264

Options vested and exercisable as of September 28, 2013	1,410	6.95	$3.09	$10,074

Options vested and expected to vest as of September 28, 2013(1)	3,394	8.05	$4.24	$20,316

(1)
Options expected to vest reflect an estimated forfeiture rate.

        Aggregate intrinsic value represents the difference between the estimated fair value of our common stock and the exercise price of outstanding, in-the-money options. The estimated fair value of our common stock was $3.70, $5.92 and $10.23 as of December 31, 2011 and 2012, and September 28, 2013, respectively.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

9. Stock Option Plans and Stock-Based Compensation (Continued)

The total intrinsic value of options exercised under the plan was approximately $0.3 million, $0.2 million and $0.8 million for the years ended December 31, 2011 and 2012, and the nine months ended September 28, 2013, respectively. The weighted-average grant-date fair value of options granted during the years ended December 31, 2011 and 2012 and the nine months ended September 28, 2013, was $1.76, $2.74 and $2.70, respectively. The aggregate fair value of the options that vested during 2011 and 2012 was $0.9 million and $1.6 million, respectively.

        As of December 31, 2011 and 2012, and September 28, 2013, total unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock options was approximately $2.0 million, $2.4 million and $4.3 million, which is expected to be recognized over the next 2.1 years, 2.9 years and 3.0 years, respectively. As of December 31, 2011 and 2012, and September 28, 2013, we had 301,529 shares, 1,241,114 shares and 178,410 shares, respectively, available for grant under the Plan.

Stock-Based Compensation

        The fair value of options granted to employees is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for stock-based compensation expense requires us to make assumptions and judgments about the variables used in the calculation, including the fair value of our common stock, the expected term (the period of time that the options granted are expected to be outstanding), the volatility of our common stock, a risk-free interest rate, and expected dividends. We also estimate forfeitures of unvested stock options. To the extent actual forfeitures differ from the estimates, the difference will be recorded as a cumulative adjustment in the period estimates are revised. No compensation cost is recorded for options that do not vest. We use the simplified calculation of expected life and volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to us. There is no active external or internal market for our common shares. Thus, it is not possible to estimate the expected volatility of our share price in estimating the fair value of the options granted. Accordingly, as a substitute for such volatility, we use the published historical volatilities of industry peers in the online publishing market (primarily internet based companies) representing the verticals in which we operate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. We use an expected dividend yield of zero, as it does not anticipate paying any dividends in the foreseeable future. Expected forfeitures are based on our historical experience.

        We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes model. The fair value of the common stock underlying our stock-based awards was determined by our board of directors or the compensation committee of our board of directors (referred to herein collectively, as our board of directors), the members of which we believe have extensive business, finance, and venture capital experience. In making stock option awards our board of directors intended all options to purchase shares of our common stock to be granted at an exercise price per share not less than the per share fair value of our common stock underlying those options on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we developed an estimate of the fair value of our common stock in order to

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

9. Stock Option Plans and Stock-Based Compensation (Continued)

determine an exercise price for the option grants based in part on input from an independent third-party valuation. The estimates of our common stock fair value were determined in accordance with methodologies and assumptions consistent with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation model were based on future expectations combined with management's judgment. Our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

  •
  the prices of our preferred stock sold to outside investors in arms-length transactions;

  •
  the rights, preferences and privileges of our preferred stock relative to the common stock;

  •
  our operating and financial performance;

  •
  our stage of development and current business conditions and projections affecting our business, including the introduction of new products and services;

  •
  the hiring of key personnel;

  •
  the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, in light of prevailing market conditions;

  •
  any adjustment necessary to recognize a lack of a liquid trading market for our common stock;

  •
  the market performance of comparable publicly traded companies; and

  •
  the overall U.S. and global economic and capital market conditions.

        We use the straight-line method for expense attribution. The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
Risk-free interest rate	1.41 - 3.31%	1.15 - 1.41%	1.41%	1.23 - 1.98%
Expected term (years)	6.25	6.25	6.25	6.25
Volatility	56.5%	56.5%	56.5%	44.6%
Expected dividend yield	—	—	—	—

Stock Options Granted to Non-employees

        The fair value of options granted to non-employees is estimated on the grant date using the Black-Scholes option valuation model and subsequently remeasured at each reporting period over the vesting period. This valuation model for stock-based compensation expense requires us to make assumptions and

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

9. Stock Option Plans and Stock-Based Compensation (Continued)

judgments about the variables used in the calculation, including the fair value of our common stock, the expected term (the period of time that the options granted are expected to be outstanding), the volatility of our common stock, a risk-free interest rate, and expected dividends. We also estimate forfeitures of unvested stock options. To the extent actual forfeitures differ from the estimates, the difference will be recorded as a cumulative adjustment in the period estimates are revised. No compensation cost is recorded for options that do not vest. We use the simplified calculation of expected life and volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to us. There is no active external or internal market for our common shares. Thus, it is not possible to estimate the expected volatility of our share price in estimating the fair value of the options granted. Accordingly, as a substitute for such volatility, we use the published historical volatilities of industry peers in the online publishing market (primarily Internet-based companies) representing the verticals in which we operate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. We use an expected dividend yield of zero, as it does not anticipate paying any dividends in the foreseeable future. Expected forfeitures are based on our historical experience.

        As of September 28, 2013, we granted stock options to purchase 212,798 shares of common stock to consultants, of which an aggregate of 102,247 shares were exercisable. We recorded a share-based compensation expense, using an accelerated method, of $0.1 million, $0.1 million, and $0.1 million for the years ended December 31, 2011 and 2012, and the nine months ended September 28, 2013, respectively.

        The estimated fair value of the stock options granted to non-employees was calculated using the following assumptions:

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
Risk-free interest rate	1.89 - 3.62%	1.54 - 2.23%	1.61 - 2.23%	1.66 - 2.77%
Expected term (years)	10	10	10	10
Volatility	56.5%	56.5%	56.5%	44.6%
Expected dividend yield	—	—	—	—

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

9. Stock Option Plans and Stock-Based Compensation (Continued)

        The following table summarizes the effects of stock-based compensation related to stock-based awards to employees and non-employees on our accompanying consolidated statements of operations (in thousands):

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
Cost of revenue	$20	$159	$84	$132
Selling and marketing	264	369	427	265
Research and development	70	213	167	195
General and administrative	174	1,211	1,043	604

Total stock-based compensation expense	$528	$1,952	$1,721	$1,196

10. Net Loss Per Share

        Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Series A, A-1, B, C, D, D-1 and E holders do not have contractual obligations to share in or fund our losses. Diluted net loss per share attributable to common shareholders is computed by dividing net loss by the weighted-average number of common shares outstanding during the period and potentially dilutive common stock equivalents, except in cases where the effect of common stock equivalent would be anti-dilutive. Potential common stock equivalents consist of common stock issuable upon exercise of stock options and common stock issuable upon conversion of our redeemable convertible preferred stock and warrants to purchase our redeemable convertible preferred stock.

        The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
Net loss	$(12,152)	$(20,420)	$(17,879)	$(24,665)
Accretion of preferred stock	(41)	(48)	(34)	(42)

Net loss attributable to common stockholders	$(12,193)	$(20,468)	$(17,913)	$(24,707)

Net loss per share attributable to common stockholders:
Basic and diluted	$(5.57)	$(7.97)	$(7.28)	$(8.36)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	2,188	2,568	2,462	2,957

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

10. Net Loss Per Share (Continued)

        The following equity shares were excluded from the calculation of diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented (in thousands):

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
Reedemable convertible preferred stock	13,962	21,299	21,299	21,299
Stock options	2,365	2,706	2,310	3,553
Preferred stock warrants	41	41	41	41
Common stock warrants	40	40	40	40

Unaudited Pro Forma Net Loss Per Share

        Pro forma basic and diluted net loss per share was computed to give effect to the conversion of the redeemable convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the dates of issuance. The following table presents the calculation of basic and diluted pro forma net loss per share (in thousands, except per share data):

	Fiscal Year Ended December 31, 2012	Nine Months Ended September 28, 2013
Numerator:
Net Loss attributable to common stockholders	$(20,468)	$(24,707)
Accretion of preferred stock	48	42
Change in fair value of preferred stock warrants	94	81
Change in fair value of contingent consideration payable in preferred stock	23	321

Pro forma net loss attributable to common stockholders	$(20,303)	$(24,263)

Denominator:
Basic and diluted shares:
Weighted-average shares used to compute basic net loss per share	2,568	2,957
Pro forma adjustment to reflect assumed conversion of preferred stock to occur upon consummation of our expected initial public offering	17,134	21,299

Weighted-average shares used to compute basic and diluted pro forma net loss per share	19,702	24,256

Pro forma net loss per share attributable to common stockholders:
Basic and diluted	$(1.03)	$(1.00)

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

11. Income Taxes

        We account for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.

        The following table presents domestic and foreign components of loss before income taxes for the periods presented (in thousands):

	Fiscal Year Ended
	December 31, 2011	December 31, 2012
United States	$(12,152)	$(16,656)
Foreign	—	(4,081)

Total	$(12,152)	$(20,737)

        The following table presents the components of the provision for (benefit from) income taxes for the periods presented (in thousands):

	Fiscal Year Ended
	December 31, 2011	December 31, 2012
Current:
Federal	$—	$—
State	—	28

Total current provision	—	28
Deferred:
Federal	—	374
State	—	63
Foreign	—	(782)

Total deferred benefit	—	(345)

Total benefit	$—	$(317)

        The deferred tax provision in the United States (federal and state) was a result of the amortization of goodwill for tax purposes for which there is no corresponding book deduction. This results in a deferred tax liability, the reversal of which cannot be forecasted, and therefore, cannot be used as a source of income to support the realizability of our U.S. deferred tax assets. The foreign deferred tax benefit relates to German net operating losses incurred subsequent to the Betreut acquisition. These operating losses provide tax benefit as a result of existing taxable temporary differences established in purchase accounting related to this acquisition.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

11. Income Taxes (Continued)

        For the nine months ended September 30, 2012 and September 28, 2013, we recognized tax expense of $0 and $0.6 million, respectively, which included tax expense of $0.4 million and $0.9 million, for the first nine months of 2012 and 2013, respectively, related to the amortization of goodwill for tax purposes for which there is no corresponding book deduction. The income tax expense also included less than $0.1 million and less than $0.1 million at September 30, 2012 and September 28, 2013, respectively, for certain state taxes based on operating income that are payable without regard to our tax loss carryforwards. The income tax expense was partially offset by foreign deferred tax benefit of $0.4 million and $0.3 million at September 30, 2012 and September 28, 2013, respectively, related to the expected future realization of German deferred tax assets expected to offset future reversal of deferred tax liabilities of definite lived intangibles established in purchase accounting.

        The following table presents a reconciliation of the statutory federal rate, and our effective tax rate, for the periods presented:

	Fiscal Year Ended
	December 31, 2011	December 31, 2012
U.S. federal taxes at statutory rate	34%	34%
State income taxes, net of federal benefit	3	3
Permanent differences	(4)	(4)
Foreign rate differential	—	(1)
Change in valuation allowance—US	(30)	(31)
Change in valuation allowance—foreign	—	(2)
Rate change	(3)	3

Total	—%	2%

        The increase in the effective tax rate for fiscal 2012, compared to fiscal 2011, was primarily attributable to recognition of German deferred tax benefit related to the expected future realization of German deferred tax assets expected to offset future reversal of deferred tax liabilities of definite lived intangibles established in purchase accounting, partially offset by the income tax expense related to the amortization of Breedlove goodwill for tax purposes for which there is no corresponding book deduction and certain state taxes based on operating income that are payable without regard to our tax loss carry forwards.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

11. Income Taxes (Continued)

purposes. The following table presents the significant components of our deferred tax assets and liabilities for the periods presented (in thousands):

	Fiscal Year Ended
	December 31, 2011	December 31, 2012
Deferred tax assets
Net operating loss carryforwards	$10,662	$17,624
Fixed assets	—	29
Accrued expenses	172	35
U.S. definite lived intangibles	—	439
Other temporary differences	170	315

Total deferred tax assets	11,004	18,442
Valuation allowance	(11,004)	(17,829)

Net deferred tax assets	—	613
Deferred tax liabilities
Foreign intangibles	—	(986)
U.S. goodwill	—	(437)
Other	—	(18)

Total deferred tax liabilities	—	(1,441)

Net deferred tax liabilities	$—	$(828)

        As of December 31, 2012, we had federal net operating loss carryforwards of $42.8 million and state net operating loss carryforwards of $40.2 million, which may be available to reduce future taxable income. The net operating loss ("NOL") will expire at various dates through 2032. As of December 31, 2012, we had foreign net operating losses primarily related to our German operations of $2.0 million and our U.K. operations of $1.1 million that have an unlimited carryforward period under both German and U.K. tax law. We also had foreign net operating losses in our Canadian operation of $0.4 million that have a twenty-year carryforward.

        The NOLs are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. We have not, as yet, conducted a study to determine if any such changes have occurred that could limit our ability to use the net operating losses and tax credit carryforwards.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

11. Income Taxes (Continued)

        ASC 740 requires a valuation allowance to reduce the deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, we have recorded a valuation allowance of $11.0 million and $17.8 million at December 31, 2011 and 2012, respectively, because our management has determined that is it more likely than not that these assets will not be fully realized. The increase in the overall valuation allowance relates primarily to U.S. operating losses for which we currently provide no tax benefit.

        As of December 31, 2012, we recognized a deferred tax liability of $1.4 million which was comprised of two components. The first being $1.0 million of deferred tax liability related to amortizable German definite lived intangibles set up in purchase accounting which have no corresponding amortization for tax purposes. The second related to the difference in accounting for our U.S. goodwill of $0.4 million, which is amortizable over 15 years for tax purposes, but not amortizable for book purposes. This deferred tax liability cannot be used as a source of income to offset our valuation allowance against our U.S. deferred tax assets since it relates to an indefinite-lived asset, and reversal of this liability cannot be anticipated.

        As of December 31, 2012, we recorded a valuation allowance $0.3 million related to our operations in the United Kingdom and $0.1 million related to our Canadian operations. There was no valuation allowance necessary related to the German operations as deferred liabilities relating to definite lived intangibles exceeded the deferred tax assets associated with cumulative net operating losses. As a result of reversing the taxable temporary differences recorded in purchase accounting due to the Betreut acquisition, we realized a foreign deferred tax benefit of $0.8 million in 2012.

        We file income tax returns in the U.S. federal and several state jurisdictions, of which our most significant state jurisdictions are Massachusetts and Texas. The statute of limitations for assessment by the Internal Revenue Service, or the IRS, and state tax authorities remains open for all tax years. There are currently no federal or state audits in process. We file foreign tax returns in Canada, Germany and the United Kingdom as a result of recent acquisitions and establishing foreign operations in these respective countries. The statute of limitations is open for all tax years in all foreign tax jurisdictions for which tax returns have been filed.

        Our foreign subsidiaries do not currently have undistributed earnings, as they are currently operating at a loss due to the start-up nature of these operations. Our current intentions are to indefinitely reinvest the earnings of our foreign subsidiaries, if any, or to repatriate only when tax-effective. Accordingly, we have not provided for U.S. taxes on the unremitted earnings of our international subsidiaries. Upon repatriation of those earnings, in the form of dividends or otherwise, we would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits) and potential withholding taxes payable to the various foreign countries. As of December 31, 2012, there is no unrecognized U.S. deferred income tax liability, as there are no unremitted earnings at our foreign subsidiaries.

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

12. Segment and Geographical Information

        We consider operating segments to be components of the company in which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is the Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, we have determined that we have a single operating and reportable segment. No country outside of the United States provided greater than 10% of our total revenue. Revenue is classified by the major geographic areas in which our customers are located. The following table summarizes total revenue generated by our geographic locations (dollars in thousands):

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
United States	$26,006	$45,514	$31,239	$54,086
International	—	2,979	1,328	4,890

Total revenue	$26,006	$48,493	$32,567	$58,976

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
	(As a percentage of revenue)
United States	100%	94%	96%	92%
International	—	6	4	8

Total revenue	100%	100%	100%	100%

        Our long-lived assets are primarily located in the United States and not allocated to any specific region. Therefore, geographic information is presented only for total revenue.

13. Related-Party Transactions

        We entered into a master services agreement in February 2011 with the United Services Automobile Association, who later in 2011 participated as the lead investor in the Series D redeemable convertible preferred stock financing. We have not recognized any revenue under the master service agreement in either of the years ended December 31, 2011 and 2012, or the nine months ended September 28, 2013, respectively.

14. Employee Benefits Plans

        We have established a 401(k) tax-deferred savings plan covering all employees who satisfy certain eligibility requirements. The 401(k) plan allows each participant to defer a percentage of their eligible compensation subject to applicable annual limits pursuant to the limits established by the Internal Revenue

CARE.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011 AND 2012 AND THE
NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013
(INFORMATION AS OF SEPTEMBER 28, 2013 AND FOR THE NINE
MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 28, 2013 IS UNAUDITED)

14. Employee Benefits Plans (Continued)

Service. We may, at our discretion, make contributions in the form of matching contributions or profit-sharing contributions. To date, we have not made any matching or profit-sharing contributions.

15. Other (Expense) Income, Net

        Other (expense) income, net consists of the following (in thousands):

	Fiscal Year Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012	September 28, 2013
Interest income	$46	$48	$36	$39
Interest expense	(50)	(3)	(3)	(93)
Other (expense) income, net	(16)	(92)	(78)	(264)

Total other (expense) income, net	$(20)	$(47)	$(45)	$(318)

16. Subsequent Events

        We evaluated subsequent events after the audited balance sheet date of December 31, 2012 and after the unaudited balance sheet as of September 28, 2013 through January 10, 2014, the date these financial statements were submitted to the Securities and Exchange Commission, and determined that there were no material recognized or unrecognized subsequent events.

REPORT OF INDEPENDENT AUDITORS

The Board of Managers
Breedlove & Associates, L.L.C.

        We have audited the accompanying balance sheets of Breedlove & Associates, L.L.C. as of August 3, 2012 and December 31, 2011, and the related statements of operations, statements of members' equity, and statements of cash flows for the period from January 1, 2012 to August 3, 2012 and the year ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Breedlove & Associates, LLC at August 3, 2012 and December 31, 2011, and the results of its operations and its cash flows for the period from January 1, 2012 to August 3, 2012 and year ended December 31, 2011, respectively, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Antonio, Texas
August 20, 2013

BREEDLOVE & ASSOCIATES, L.L.C.

BALANCE SHEETS

(in thousands)

	December 31, 2011	August 3, 2012
Assets
Current assets:
Cash and cash equivalents	$169	$—
Restricted cash	—	95
Unbilled receivables	1,394	597
Prepaid expenses	51	53

Total current assets	1,614	745
Property and equipment, net	764	555
Other non-current assets	20	20

Total assets	$2,398	$1,320

Liabilities and members' equity
Current liabilities:
Accrued expenses and other current liabilities	359	197

Total current liabilities	359	197
Deferred rent, non-current portion	102	98

Total liabilities	461	295
Commitments and contingencies (See Note 7)
Members' equity
Members' contributions	100	100
Retained earnings	1,837	925

Total members' equity	1,937	1,025

Total liabilities and members' equity	$2,398	$1,320

See accompanying notes to the financial statements.

BREEDLOVE & ASSOCIATES, L.L.C.

STATEMENTS OF OPERATIONS

(in thousands)

	Fiscal Year Ended December 31, 2011	Period from January 1, 2012 to August 3, 2012
Revenue	$7,174	$5,283
Cost of revenue	1,073	1,754
Operating expenses:
Selling and marketing	305	441
General and administrative	952	1,736
Depreciation and amortization	385	225

Total operating expenses	1,642	2,402
Income from operations	4,459	1,127
Interest income	5	1

Income before income taxes	4,464	1,128
Provision for income taxes	49	33

Net income	$4,415	$1,095

See accompanying notes to the financial statements.

BREEDLOVE & ASSOCIATES, L.L.C.

STATEMENTS OF MEMBERS' EQUITY

(in thousands)

	Members' Contribution	Retained Earnings	Total Members' Equity
Balance at December 31, 2010	$100	$1,922	$2,022
Distributions	—	(4,500)	(4,500)
Net income	—	4,415	4,415

Balance at December 31, 2011	100	1,837	1,937
Distributions	—	(2,007)	(2,007)
Net income	—	1,095	1,095

Balance at August 3, 2012	$100	$925	$1,025

See accompanying notes to the financial statements.

BREEDLOVE & ASSOCIATES, L.L.C.

STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended December 31, 2011	Period from January 1, 2012 to August 3, 2012
Cash flows from operating activities
Net income	$4,415	$1,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	385	225
Changes in operating assets and liabilities, net of effects from acquisitions:
Restricted cash	—	(95)
Unbilled accounts receivable	(211)	797
Prepaid expenses	(3)	(2)
Accrued expenses and other current liabilities	218	(162)
Deferred rent, non-current portion	(2)	(4)

Net cash provided by operating activities	4,802	1,854
Cash flows from investing activities
Purchases of property and equipment	(176)	(16)

Net cash used in investing activities	(176)	(16)
Cash flows from financing activities
Members' distributions	(4,500)	(2,007)

Net cash used in financing activities	(4,500)	(2,007)

Net increase in cash and cash equivalents	126	(169)
Cash and cash equivalents, beginning of the year	43	169

Cash and cash equivalents, end of the year	$169	$—

Supplemental disclosure of cash flow activities
Cash paid for taxes	$41	$49

See accompanying notes to the financial statements.

BREEDLOVE & ASSOCIATES, L.L.C.

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM JANUARY 1, 2012 TO AUGUST 3, 2012 AND
YEAR ENDED DECEMBER 31, 2011

1. Nature of Business

        Breedlove & Associates, LLC (the Company) was founded in 1992. We formed as a limited partnership in the state of Texas on August 4, 1998. We converted into a limited liability company in the state of Texas effective December 31, 2008. We provide comprehensive household employer payroll, tax and compliance services. Our services are available in all 50 states within the United States. We are based in Austin, Texas.

2. Summary of Significant Accounting Policies

Basis of Presentation

        Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP), applied on a consistent basis.

Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        We generate revenue exclusively from customer arrangements with clients for the performance of payroll, tax and compliance services. Services fees due from customers are typically flat-rate fixed amounts for the Company's comprehensive services. Additional fees are due for certain one-time set-up procedures, year-end reporting services and other discrete events. Customers are billed on a quarterly basis at the end of the quarter to which the services relate.

        We recognize revenue in accordance with ASC No. 605, Revenue Recognition (ASC 605). Accordingly, revenue is recognized for each unit of accounting when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists

  •
  Delivery has occurred or services have been rendered

  •
  The seller's price to the buyer is fixed or determinable

  •
  Collectability is reasonably assured

        For our standard payroll, tax and compliance services, revenue is recognized on a daily basis over the subscription term as the associated services are performed. For event-based services, revenue is recognized as earned in the period the services are performed. We did not have any multiple-element arrangements during the year ended December 31, 2011 or the period from January 1, 2012 to August 3, 2012.

BREEDLOVE & ASSOCIATES, L.L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO AUGUST 3, 2012 AND
YEAR ENDED DECEMBER 31, 2011

2. Summary of Significant Accounting Policies (Continued)

Cost of Revenue

        Cost of revenue consists of personnel costs for customer support, website hosting and other fees, transaction fees related to credit card payments and electronic fund transfers, amortization expense of proprietary software, updates and enhancements to proprietary software and an allocation of facilities expenses.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were approximately $75,000 and $66,000 for the year ended December 31, 2011 and period from January 1, 2012 to August 3, 2012, respectively. Advertising expenses are classified within selling and marketing expense in the accompanying statements of operations.

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as a change in the equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources. We have not recognized any components of comprehensive income (loss) for any period. Accordingly, net income (loss) equals comprehensive income (loss) for all periods presented in the accompanying financial statements.

Cash and Cash Equivalents

        We consider highly liquid investments purchased with an original maturity of 90 days or less at the time of purchase to be cash equivalents. As of December 31, 2011 and August 3, 2012, we did not have any cash equivalents.

Restricted Cash

        Restricted cash consists of amounts received from customers that are due to the clients' respective providers or the taxing authorities, but have not yet been remitted by us. Amounts received from customers that are held by us until disbursement to clients' providers and taxing authorities are restricted as to usage because we are obligated to forward such funds to the recipients on behalf of our customers. As of August 3, 2012, restricted cash is classified within current assets in the accompanying balance sheet because such amounts are scheduled to be remitted within the 12 months following the balance sheet date. There is no restricted cash at December 31, 2011.

Unbilled Receivables

        Unbilled receivables consist of amounts earned from customer arrangements upon satisfying the revenue recognition criteria in advance of billing. Customers are billed quarterly at the end of the calendar quarter to which the services relate. Amounts expected to be billed within the 12 months following the balance sheet date are classified within current assets in the accompanying balance sheets. Amounts not expected to be billed within the 12 months following the balance sheet date are classified as non-current assets in the accompanying balance sheets.

BREEDLOVE & ASSOCIATES, L.L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO AUGUST 3, 2012 AND
YEAR ENDED DECEMBER 31, 2011

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the estimated useful life of the assets, as follows:

Asset Description	Estimated Useful Life
Computer software	5 years
Furniture and fixtures	5 years
Computer equipment	5 years

        Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment.

Internal-Use Software

        We capitalize certain costs incurred in connection with developing or obtaining internal use software. Costs incurred during the preliminary project stage are expensed as incurred. Internal-use software costs are capitalized during the application development stage, which is after: (i) the preliminary project stage is completed and (ii) management authorizes and commits to funding the project and it is probable the project will be completed and used to perform the function intended. Capitalization ceases at the point the software project is substantially complete and ready for its intended use, and after all substantial testing is completed. Upgrades and enhancements are capitalized if it is probable that those expenditures will result in additional functionality. Amortization is provided for on a straight-line basis over the expected useful life of five years of the internal-use software development costs and related upgrades and enhancements. When existing software is replaced with new software, the unamortized costs of the old software are expensed when the new software is ready for its intended use.

Deferred Rent

        Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense accrued and amounts paid under our lease agreements is recorded as deferred rent in the accompanying balance sheets. Short-term deferred rent is classified within accrued expenses and non-current deferred rent is classified as deferred rent, net of current portion in the accompanying balance sheets.

Impairment of Long-Lived Assets

        Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC No. 360-10-15, Impairment or Disposal of Long-Lived Assets (ASC 360-10-15). Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be

BREEDLOVE & ASSOCIATES, L.L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO AUGUST 3, 2012 AND
YEAR ENDED DECEMBER 31, 2011

2. Summary of Significant Accounting Policies (Continued)

disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or the fair value less costs to sell, and are not depreciated. Assets and liabilities that are part of a disposal group and classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. We have not recognized any impairment losses during either the year ended December 31, 2011 or the period from January 1, 2012 to August 3, 2012.

Income Taxes

        We are organized as a limited liability company and consequently we are not generally subject to federal or state income tax. As such, the financial statements do not include a federal or state provision for income taxes, except for certain state taxes based on taxable margin. We pass through any profits or losses to our members. Each member includes its share of our income or loss on its tax return. We are subject to state level tax in the state of Texas which is based on taxable margin, as defined. We reflect such tax as a provision for income taxes in the accompanying statements of operations.

        Uncertain tax positions are accounted for under ASC No. 740, Income Taxes (ASC 740), which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have not identified any uncertain tax positions during the year ended December 31, 2011 or the period from January 1, 2012 to August 3, 2012.

Concentrations of Credit Risk

        Financial instruments that potentially expose us to concentrations of credit risk mainly consist of cash and unbilled receivables. At times, our deposits may exceed federally insured limits. We have not experienced any losses in such accounts, and do not believe we are exposed to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Our credit risk is mitigated by a relatively short collection period. Our unbilled receivables reflect timing differences between the rendering of services and the associated billing for those services. Collateral is not required by us for the extension of credit. We record unbilled receivables in the balance sheets at net realizable value. We perform on-going credit evaluations of our customers and monitor the requirement for an allowance for potential credit losses. We have not historically experienced significant credit losses. We have determined that an allowance for potential credit losses is not required at either December 31, 2011 or August 3, 2012.

Fair Value of Financial Instruments

        Financial instruments not measured or recorded at fair value in the accompanying balance sheets consist of unbilled receivables and accrued expenses. The estimated fair values of these instruments approximate their carrying values due to their short-term nature.

BREEDLOVE & ASSOCIATES, L.L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO AUGUST 3, 2012 AND
YEAR ENDED DECEMBER 31, 2011

3. Prepaid Expenses

        Prepaid expenses consisted of the following (in thousands):

	Fiscal Year Ended December 31, 2011	Period from January 1, 2012 to August 3, 2012
Prepaid rent	$21	$20
Prepaid insurance	11	8
Prepaid other	19	25

Total	$51	$53

4. Property and Equipment, net

        Property and equipment, net consisted of the following (in thousands):

	Fiscal Year Ended December 31, 2011	Period from January 1, 2012 to August 3, 2012
Computer software	$1,494	$1,494
Furniture and fixtures	165	179
Computer equipment	38	40

Total	1,697	1,713
Less accumulated depreciation	(933)	(1,158)

Property and equipment, net	$764	$555

        Depreciation and amortization expense was approximately $0.4 million and $0.2 million year ended December 31, 2011 and for the period from January 1, 2012 to August 3, 2012, respectively.

5. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following (in thousands):

	Fiscal Year Ended December 31, 2011	Period from January 1, 2012 to August 3, 2012
Customer deposits	$—	$95
Accrued bonuses	275	39
Accrued taxes	63	35
Accrued payroll	—	15
Deferred rent	4	7
Other expenses	17	6

Total accrued expenses	$359	$197

BREEDLOVE & ASSOCIATES, L.L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO AUGUST 3, 2012 AND
YEAR ENDED DECEMBER 31, 2011

6. Members' Equity

        The overall management and control of the Company is vested in the Board of Managers. As of December 31, 2011 and August 3, 2012, the Board of Managers was composed of our two members. Both members are the same class of ownership. Ownership is divided evenly between the two members. Each manager has equal voting power for purposes of all Board of Manager actions. We will continue indefinitely unless and until terminated by the Board of Managers or as provided by law. On the winding up of the Company, the members will pay and/or transfer the assets in the following order: (i) In discharging liabilities (including loans from the members) and the expenses of concluding the Company's affairs and (ii) The balance, if any, will be distributed to the members.

        In accordance with the terms of the Certificate of Formation, no member is liable to us for monetary damages for an act or omission in such person's capacity as a member, except for liability for: (i) a breach of such member's duty of loyalty to the Company, (ii) an act or omission not in good faith that constitutes a breach of duty of such member to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which such member received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such member's position or (iv) an act or omission for which the liability of a member is expressly provided for by an applicable statute.

        Members' contributions are comprised entirely of investments made by our members. We do not have member units or any other form of equity ownership issued or authorized for issuance at either December 31, 2011 or August 3, 2012, nor have we established any equity compensation plans or equity incentive plans.

7. Commitments and Contingencies

Commitments

        On May 18, 2009, we entered into a lease agreement for 9,287 rentable square feet of office space at 3711 South MoPac Expressway in Austin, Texas. The initial term of the facility lease is 104 months commencing on October 1, 2009 and expiring on May 31, 2018. We have the right to extend the lease term for one additional term of three years beyond the end of the initial term. We are required to provide written notice of the intent to renew the lease no later than 12 months prior to the expiration of the initial term. Initial base rent for the space was $16.00 per rentable square foot per year and increases annually by $0.50 per rentable square foot throughout the lease term. The facility lease agreement contains a rent abatement period whereby lease payments commenced approximately eight months after the lease term commenced. Additionally, we are responsible for paying our proportionate share of certain operating expenses and taxes related to the facility. Moreover, in accordance with the terms of the facility lease agreement, we provided a security deposit to the landlord upon execution of the lease agreement which is refundable upon expiration of the lease term. As of August 3, 2012 and December 31, 2011, the security deposit is classified as a non-current asset within other assets in the accompanying balance sheets consistent with the associated lease term.

        The facility lease is accounted for as an operating lease. Accordingly, rent expense is recognized on a straight-line basis over the lease term, including the inherent free rent period and escalating rental payment clause. The difference between the straight-line expense and the cash paid for rent is recorded as

BREEDLOVE & ASSOCIATES, L.L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO AUGUST 3, 2012 AND
YEAR ENDED DECEMBER 31, 2011

7. Commitments and Contingencies (Continued)

deferred rent in the accompanying balance sheets. The option to renew the lease term is not reasonably assured of occurrence; therefore, it has not been contemplated in the consideration of the lease term and it has been excluded from the calculation of rent expense.

        We also rent space for the housing of certain server equipment at an offsite location pursuant to a co-location agreement. The initial term of the co-location agreement was 36 months commencing in June 2008 and ending in June 2011. Following the initial term, the lease term automatically renews for successive terms of equal duration as the initial term, unless either party gives written notice of termination to the other party at least 90 days before the end of the then-current term. The current term of the co-location agreement is from June 16, 2011 through June 15, 2014. Rental payments under the co-location agreement are fixed throughout the lease term. The co-location lease is accounted for as an operating lease. Accordingly, rent expense is recognized on a straight-line basis over the lease term. We also have an operating lease for certain office equipment that expires in August 2015. Rental payments under the equipment lease agreement are fixed throughout the lease term. Rent expense is recognized on a straight-line basis over the lease term.

        At August 3, 2012, future minimum lease commitments under all non-cancelable lease arrangements (including rent escalation clauses) are as follows (in thousands):

December 31,
2012	$64
2013	190
2014	182
2015	176
2016	177
Thereafter	260

Total	$1,049

        Rental expense was approximately $0.2 million and $0.1 million for the year ended December 31, 2011 and the period from January 1, 2012 to August 3, 2012, respectively.

Contingencies

        From time to time, we are involved in various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these ongoing legal matters, individually and in aggregate, will have a material adverse effect on our financial statements.

8. Income Taxes

        We are subject to state level tax in the state of Texas. This tax is based on taxable margin. Taxable margin is defined as the entity's total revenues less (at the election of the taxpayer) the greater of: cost of goods sold or compensation. As the tax is based on our margins, it is deemed to be a tax based substantially on income, and as such, is subject to the provisions of ASC 740. The current state income tax provision was

BREEDLOVE & ASSOCIATES, L.L.C.

NOTES TO FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO AUGUST 3, 2012 AND
YEAR ENDED DECEMBER 31, 2011

8. Income Taxes (Continued)

approximately $33,000 and $49,000 for the year ended December 31, 2011 and the period from January 1, 2012 to August 3, 2012, respectively. The deferred tax assets and liabilities as of December 31, 2011 and August 3, 2012 were immaterial.

9. Employee Benefit Plan

        We maintain a Savings Incentive Match Plan for Employees (SIMPLE) individual retirement account (IRA) plan (the Plan) that was established in July 2010 covering employees who meet certain eligibility requirements, as defined. Employees may elect to defer a percentage of their annual compensation subject to certain limitations. We may, at our discretion, make contributions in the form of matching contributions up to a specified percentage of annual salary. We made contributions to the Plan totaling approximately $34,000 and $21,000 during the year ended December 31, 2011 the period from January 1, 2012 to August 3, 2012, respectively.

10. Subsequent Events

        We consider events and transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates, or to identify matters that require additional disclosure. Subsequent events have been evaluated through August 20, 2013, the date these financial statements are considered issued.

        On August 3, 2012, we were acquired by Care.com, Inc. (Care.com). The aggregate consideration payable to the former members was valued at $53.9 million. The purchase price consisted of: $23.1 million in cash, the issuance of 1.7 million shares of Series E preferred stock of Care.com, up to an additional $5.0 million in cash and up to an additional 0.4 million additional shares of Series E preferred stock of Care.com, if certain revenue-based milestones are achieved through 2014. Of this value, $3.4 million and 258,224 shares were placed in an escrow account to satisfy indemnification provisions contained in the purchase agreement. The funds will be held in escrow until February 3, 2014, and will then be remitted to the former owners net of adjustments for indemnification claims, if any. No indemnification liabilities were identified at the acquisition date.

REPORT OF INDEPENDENT AUDITORS

The Shareholders of
Besser Betreut GmbH

        We have audited the accompanying consolidated balance sheet of Besser Betreut GmbH as of July 5, 2012 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the period from January 1, 2012 to July 5, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Besser Betreut GmbH at July 5, 2012 and the results of its operations and its cash flows for the period from January 1, 2012 to July 5, 2012 and in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 13, 2013

BESSER BETREUT GMBH

CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

As of July 5, 2012
Assets
Current assets:
Cash and cash equivalents	€244
Accounts receivable	141
Prepaid expenses and other current assets	102

Total current assets	487
Property and equipment, net	26
Other non-current assets	9

Total assets	€522

Liabilities and shareholders' deficit:
Current liabilities:
Accounts payable	€216
Accrued expenses and other current liabilities	197
Deferred revenue	321

Total current liabilities	734
Shareholders' deficit
Common stock, 92 shares authorized, issued and outstanding as of July 5, 2012	39
Additional paid in capital	1,642
Accumulated deficit	(1,893)

Total shareholders' deficit	(212)

Total liabilities and shareholders' deficit	€522

See accompanying notes to the consolidated financial statements.

BESSER BETREUT GMBH

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

Period from January 1, 2012 to July 5, 2012
Revenue	€1,990
Cost of revenue	687
Operating expenses
Selling and marketing	1,013
General and administrative	836

Total operating expenses	1,849

Loss from operations	(546)
Other (expense) income, net	(7)

Net loss	€(553)

See accompanying notes to the consolidated financial statements.

BESSER BETREUT GMBH

CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
FOR THE PERIOD ENDED JULY 5, 2012

(in thousands, except share data)

	Shareholders' Deficit
	Common Stock
	Number of Shares	Nominal Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders' Deficit
Balance at December 31, 2011	92	€39	€1,566	€(1,340)	€265
Stock based compensation	—	—	76	—	76
Net loss		—	—	(553)	(553)

Balance at July 5, 2012	92	€39	€1,642	€(1,893)	€(212)

See accompanying notes to the consolidated financial statements.

BESSER BETREUT GMBH

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

Period from January 1, 2012 to July 5, 2012
Cash flow from operating activities
Net loss	€(553)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	76
Depreciation and amortization	8
Changes in operating assets and liabilities:
Accounts receivable	(30)
Prepaid expenses and other current assets	59
Accounts payable	126
Accrued expenses and other current liabilities	133
Deferred revenue	158

Net cash used in operating activities	(23)
Cash flow from investing activities
Purchases of property and equipment	(19)
Increase in other non-current assets	(2)

Net cash used in investing activities	(21)

Net decrease in cash and cash equivalents	(44)
Cash and cash equivalents, beginning of period	288

Cash and cash equivalents, end of period	€244

See accompanying notes to the consolidated financial statements.

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

1. Nature of Business

        Besser Betreut GmbH (the Company) was founded in 2007. We provide an online matching service to connect care seekers with care providers. Our extensive database encompasses childcare, tutoring, elderly care, pet care, and home services. Our services are available throughout Europe and we are headquartered in Berlin, Germany.

2. Summary of Significant Accounting Policies

Basis of Presentation

        Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP), applied on a consistent basis. The financial statements are presented in euros which is our functional and reporting currency.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, and reflect the application of certain significant accounting policies described in this note and elsewhere in the accompanying notes to the consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        We generate revenue primarily from subscription fees paid to use our online services. Revenue from subscription fees is recognized on a daily basis over the subscription term as the services are delivered.

        We recognize revenue in accordance Accounting Standards Codification (ASC) 605, Revenue Recognition. Accordingly, revenue is recognized for each unit of accounting when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists

  •
  Delivery has occurred or services have been rendered

  •
  The seller's price to the buyer is fixed or determinable

  •
  Collectability is reasonably assured

Deferred Revenue

        Deferred revenue primarily consists of payments received in advance of revenue recognition of the services described above, and is recognized as the revenue recognition criteria are met. Our customers pay for services in advance on a weekly, monthly, quarterly or annual basis.

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

2. Summary of Significant Accounting Policies (Continued)

Cost of Revenue

        Cost of revenue consists of personnel costs for customer support, website hosting fees and transaction fees related to credit card payments.

Software Development Costs

        Internal and external software development costs associated with the development of software for internal use are expensed during the preliminary project stage and capitalized during the application development stage. To date, costs incurred during application development stage have been insignificant. We believe the substantial majority of our development efforts were either in the preliminary stage of development or were for maintenance of, and minor upgrades and enhancements to, internal-use software, and accordingly, application development costs have been insignificant.

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as a change in the equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources. We have not recognized any components of comprehensive income (loss) for any period. Accordingly, net income (loss) equals comprehensive income (loss).

Cash and Cash Equivalents

        We consider highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. As of July 5, 2012, cash equivalents consisted of money market accounts with a value of approximately €80,000.

Fair Value Measurements

        ASC 820, Fair Value Measurements and Disclosures, establishes a three-level valuation hierarchy for disclosure of fair value measurements. The categorization of financial assets and financial liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

  •
  Level 1 inputs—Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

  •
  Level 2 inputs—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

  •
  Level 3 inputs—Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

2. Summary of Significant Accounting Policies (Continued)

Recurring Fair Value Measurements

        As of July 5, 2012, our financial assets that are remeasured at fair value on a recurring basis included approximately €80,000 in money market mutual funds that are classified as cash and cash equivalents in the consolidated balance sheet. Money market mutual funds are classified within Level 1 of the fair value hierarchy, and are valued using quoted market prices for identical assets.

Fair Value of Financial Instruments

        Financial instruments not measured or recorded at fair value in the accompanying consolidated balance sheet consist of accounts receivable, accounts payable and accrued expenses. The estimated fair values of these instruments approximate their carrying values due to their short-term nature.

Concentrations of Credit Risk

        Financial instruments that potentially expose us to concentrations of credit risk mainly consist of cash and cash equivalents and accounts receivable. Although we deposit our cash with multiple high credit quality financial institutions, our deposits, at times, may exceed insured limits. We have not experienced any losses in such accounts, and do not believe we are exposed to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Our credit risk is mitigated by a relatively short collection period. The majority of our accounts receivable reflects timing differences between the processing of credit card transactions and the settlement of those transactions through the banking system. We record our accounts receivable in our consolidated balance sheet at net realizable value. We perform credit evaluations of certain of our customers and maintain allowances for potential credit losses, if necessary, based on management's best estimates. We have determined that an allowance for potential credit losses is not required at July 5, 2012.

Property and Equipment

        Property and equipment are stated at cost, and are depreciated using the straight-line method over the estimated useful life of the assets, as follows:

Estimated Useful Life
Office equipment	3 to 7 years
Software	3 years

        Expenditures for maintenance and repairs are expensed as incurred, whereas major betterments are capitalized as additions to property and equipment.

        In accordance with ASC 360-10-35-15, Impairment or Disposal of Long-Lived Assets, we review the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Income Taxes

        We account for income taxes in accordance with ASC 740, Income Taxes (ASC 740). ASC 740 is an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

2. Summary of Significant Accounting Policies (Continued)

future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis, and for operating loss and tax credit carryfowards. ASC 740 requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such position are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. At July 5, 2012, we did not have any uncertain tax positions.

Stock-Based Compensation

        We have not established any equity compensation plans or equity incentive plans. Share-based payments awarded to an employee of the reporting entity by a related party or other holder of an economic interest in the entity as compensation for services provided to the entity are share-based payment transactions to be accounted for under ASC 718, Compensation—Stock Compensation, unless the transfer is clearly for a purpose other than compensation for services to the reporting entity. We record such transactions as a capital contribution and recognize the associated compensation expense over the service period of the award.

Advertising Costs

        We expense advertising costs as incurred. We incurred advertising expenses of €737,000 for the period ended July 5, 2012 which is included in the accompanying consolidated statements of operations as selling and marketing expense.

Foreign Currency

        Non-functional currency monetary balances are remeasured into the functional currency with any related gain or loss recorded in other income (expense), net in the accompanying consolidated statements of operations.

3. Prepaid Expenses and other current assets

        Prepaid expenses and other current assets consisted of the following (in thousands):

As of July 5, 2012
Deposits with credit card processors	€58
Prepaid expenses	28
Other	16

Total prepaid expenses and other current assets	€102

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

4. Property and Equipment, net

        Property and equipment, net consisted of the following (in thousands):

As of July 5, 2012
Office equipment	€40
Software	37

Total	77
Less: Accumulated amortization	(51)

Property and equipment, net	€26

        Depreciation and amortization expense for the period ended July 5, 2012 was approximately € 8,000.

5. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following (in thousands):

As of July 5, 2012
Value added tax payable	€67
Accrued vacation	45
Accrued bonuses	40
Accrued payroll	35
Other	10

Total accrued expenses and other current liabilities	€197

6. Commitments and Contingencies

Commitments

        We have entered into various non-cancelable operating lease agreements, primarily covering our offices in Germany. As of July 5, 2012, the leases all expire within one year. Facilities rent expense under these operating leases was approximately €50,000 for the period ended July 5, 2012. At July 5, 2012, future minimum lease commitments under all non-cancelable lease arrangements was approximately €44,000 of which approximately €42,000 relates to the remainder of 2012 and the residual relates to 2013.

Contingencies

        From time to time, we are involved in various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these ongoing legal matters, individually and in aggregate, will have a material adverse effect on our financial statements.

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

7. Income Taxes

        There was no income tax expense incurred or benefit generated for the period from January 1, 2012 to July 5, 2012. The following table presents a reconciliation of the statutory tax rate to the effective tax rate for the period from January 1, 2012 to July 5, 2012:

Period from January 1, 2012 to July 5, 2012
Statutory tax rate	30.18%
Permanent differences	(0.10)%
Change in valuation allowance	(30.08)%

Total	—%

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of our deferred tax assets as of July 5, 2012 (in thousands):

As of July 5, 2012
Net operating loss carryforwards	€572
Valuation allowance	(572)

Net deferred tax asset	€—

        After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance of approximately €572,000 as of July 5, 2012 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

        As of July 5, 2012, we had net operating losses (NOL) of approximately €1.9 million, which may be available to reduce future taxable income and taxes.

        Under current German tax law, a corporation is generally permitted to set-off loss carry-forwards against annual taxable income up to €1.0 million. The remaining loss carryforwards can be set-off against up to 60% of the taxable income of the individual tax assessment period. Any set-off against loss carryforwards requires that the offsetting entity is economically identical with the loss-incurring entity. According to the German Corporate Income Tax Act, the offsetting entity would not be economically identical to the loss-incurring entity if:

  •
  at any time more than 50% (in aggregate) of the shares in a corporation are transferred, which, according to the German tax authorities, includes the subscription of new shares issued in the course of a capital increase to new shareholders, and

  •
  predominantly new assets are injected into such corporation within a period of five years thereafter.

        Any loss carryforwards existing at the time of occurrence of these two conditions will no longer be available for set-off against any of the corporation's current and future taxable income. Thereafter, a corporation would generally be permitted to set-off only newly incurred losses against €1.0 million per year

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

7. Income Taxes (Continued)

of its taxable income of the following years. The remaining loss carryforwards can be set-off against up to 60% of the taxable income of the individual tax assessment period.

8. Shareholders' Deficit

        The Company is governed by its managing directors who are appointed and removed by shareholder resolutions. The Company's equity ownership is represented by shares of common stock. The Company's common stock is comprised of a single class. However, shares owned by the investors have the right to certain preferential payments upon an exit or a liquidation of the Company, whereas shares owned by the founders do not have any preference, except for certain shares subscribed for by a founder in the course of the Company's latest financing found. As of July 5, 2012, there are 92 shares of common stock authorized for issuance and there are no shares of common stock available for issuance. Shares of the Company's common stock generally carry distinct nominal values which vary by holder. There are no other classes or types of stock issued or authorized for issuance. The Company has not established any equity compensation plans or equity incentive plans. The Company will continue indefinitely unless and until otherwise terminated.

        The Company is organized as a limited liability company in Germany. Accordingly, its shareholders are generally not liable for any obligation of the Company. The shareholders are only liable for making their contribution to the share capital which corresponds to the nominal value of their share(s). Once such contribution has been made and not been repaid, shareholders of limited liability companies are generally only liable in extraordinary circumstances such as in the case of an economically destructive withdrawal and, potentially on the basis of additional contractual agreements between the shareholders and the company, if applicable.

        The rights, preferences and privileges of the holders of the Company's common stock are as follows:

Voting

        Shareholders are entitled to a number of votes determined in accordance with the nominal value of their share(s). Shareholder resolutions are typically made with a simple majority of at least 51% of the submitted votes, though certain actions require a qualified majority of at least 75% of the represented share capital as well as the approval of certain shareholders.

Dividends

        Shareholders are entitled to participate in any distribution made by the Company on a pro-rata basis calculated based on the nominal value of the share(s) held. Dividends do not accumulate on the Company's shares. Dividends are declared by the Company only upon resolution by the shareholders.

Liquidation

        The Company has an agreement amongst shareholders which provides for a preference which applies in the case of (i) an exit (i.e., sale of shares representing at least 50% of the aggregate share capital or

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

8. Shareholders' Deficit (Continued)

economically comparable transactions) or (ii) a liquidation of the Company. Such preference is distributed as follows:

  •
  First, an amount corresponding to the investment made by certain investors of the Company in a specific financing round. If there are not sufficient proceeds to repay all such investors, then the proceeds would be distributed on a pro-rata basis in accordance with the respective investments made by such investors in such financing round.

  •
  Second, an amount corresponding to the aggregate investment made by all investors. If there are not sufficient proceeds to repay all such investors, then the proceeds would be distributed on a pro-rata basis in accordance with the respective investments made by all investors.

  •
  Lastly, the remaining proceeds would be distributed to the shareholders on a pro-rata basis in accordance with the share capital held.

        Any payments made pursuant to earlier preferential distributions are deducted from subsequent distributions due.

Redemption

        Shares are redeemable at the option of the Company's shareholders upon the occurrence of certain events. Redemption requires the approval of at least 75% of the represented share capital in addition to the approval of certain shareholders. Moreover, the right of the shareholders to vote on a resolution to redeem shares is contingent upon the occurrence of certain events, such as insolvency or death of a shareholder. The redemption price is determined based on each shareholder's pro-rata portion of total share capital in addition to the available reserve assets, plus any accumulated profits or less any accumulated losses calculated based on nominal value. Alternatively, the shareholders may resolve that shares be transferred to a third party instead of being redeemed, though the price to the redeeming shareholder is calculated in the same manner as redemptions.

9. Stock Based Compensation

        In 2009, the shareholders of the Company granted an employee an option to acquire ten percent of the capital stock held by the shareholders. The option vests over a three year period, with one sixth vesting each six months. We have estimated the fair value of the option as of the grant date using the Black-Scholes-Merton option pricing model which was approximately €446,000. The total value will be recognized on a ratable basis over the vesting period. We recorded compensation expense of approximately €76,000 associated with the options in the period ended July 5, 2012. The compensation expense is recorded in general and administrative expense in the accompanying consolidated statement of operations.

10. Subsequent Event Consideration

        We consider events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to provide additional evidence relative to certain estimates, or to identify matters that require additional disclosure. Subsequent events have been evaluated through September 13, 2013, the date these consolidated financial statements are considered issued.

BESSER BETREUT GMBH

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PERIOD FROM JANUARY 1, 2012 TO JULY 5, 2012

10. Subsequent Event Consideration (Continued)

        On July 5, 2012, the Company was acquired by Care.com, Inc. (Care.com). The aggregate consideration payable to our shareholders was valued at $23.3 million. This consideration consisted of: the issuance of 1.8 million shares of Care.com Series D-1 preferred stock valued at $19.3 million; the issuance of 0.5 million shares of Care.com common stock valued at $2.9 million; and $1.1 million in cash.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        On August 3, 2012, Care.com (the "Company", "we", "us", and "our") completed the acquisition of Breedlove and Associates, LLC ("Breedlove"), a provider of household employer payroll, tax and compliance services. On July 5, 2012, we completed the acquisition of Besser Betreut GmbH ("Betreut"), a provider of online matching services in Germany to connect care seekers with care providers.

        The following unaudited pro forma condensed consolidated financial information is based on the historical financial statements of Care.com, Breedlove, and Betreut and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2012, has been prepared to reflect the acquisitions of Breedlove and Betreut as if they had occurred on January 1, 2012, the first day of our 2012 fiscal year. The unaudited pro forma condensed consolidated statement of operations was derived from our audited historical consolidated statement of operations for the year ended December 31, 2012, the historical audited statement of operations of Breedlove for the period from January 1, 2012 to August 3, 2012, and the historical audited consolidated statement of operations of Betreut for the period from January 1, 2012 to July 5, 2012. Breedlove's and Betreut's results of operations are consolidated with ours from their respective dates of acquisition.

        The acquisitions have been accounted for using the purchase method of accounting. Under the purchase method of accounting, the total purchase price presented in the accompanying unaudited pro forma condensed consolidated financial statements was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amount assigned to tangible and identifiable intangible assets acquired and liabilities assumed is considered goodwill.

        The unaudited pro forma condensed consolidated financial information is presented for illustration purposes only and is not intended to represent what our results of operations would actually have been if the acquisition had occurred on those dates or to project our results of operations for any future period. The unaudited pro forma condensed consolidated financial information does not include any adjustments for liabilities resulting from integration planning.

        The unaudited pro forma condensed consolidated financial information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated information as well as our, Breedlove's and Betreut's historical consolidated financial statements and accompanying notes included in this prospectus.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Historical
	Care.com Year Ended December 31, 2012	Breedlove and Associates LLC Period from January 1, 2012 to August 3, 2012	Besser Betreut GmBH Period from January 1, 2012 to July 5, 2012	Acquisition Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$48,493	$5,283	$2,580	$—		$56,356
Cost of revenue	10,210	1,754	891	559	(A)	13,414
Operating expenses:
Selling and marketing	35,916	441	1,314	—		37,671
Research and development	7,662	—	—	—		7,662
General and administrative	13,671	1,736	1,084	(520	)(B)	15,971
Depreciation and amortization	1,724	225	—	1,772	(A)(D)	3,721

Total operating expenses	58,973	2,402	2,398	1,252		65,025

Operating (loss) income	(20,690)	1,127	(709)	(1,811)		(22,245)
Other (expense) income, net	(47)	1	(9)	—		(55)

(Loss) income before income taxes	(20,737)	1,128	(718)	(1,811)		(22,300)
(Benefit from) provision for income taxes	(317)	33	—	414	(E)	130

Net (loss) income	(20,420)	1,095	(718)	(1,811)		(22,431)
Accretion of preferred stock	(48)	—	—	—		(48)

Net (loss) income attributable to common stockholders	$(20,468)	$1,095	$(718)	$(1,811)		$(22,479)

Net (loss) income per share attributable to common stockholders:
Basic and diluted	$(7.97)					$(7.98)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	2,568			251	(C)	2,819

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

1. Basis of Presentation

        On August 3, 2012, we completed the acquisition of Breedlove. All of the share capital for Breedlove was acquired in exchange for an aggregate purchase price of $53.9 million. This consideration consisted of: $23.1 million in cash; the issuance of 1.7 million shares of our Series E preferred stock, valued at $21.9 million; and up to an additional $5.0 million in cash (valued at $3.9 million) and 0.4 million additional shares of Series E preferred stock (valued at $5.0 million), if certain revenue-based milestones are achieved through 2014. The acquisition was accounted for as a business combination in accordance with ASC 805 with the results of the acquired company's operations included in the consolidated financial statements starting on August 3, 2012.

        On July 5, 2012, we completed the acquisition of Betreut. All of the share capital for Betreut was acquired in exchange for $23.3 million. This consideration consisted of: the issuance of 1.8 million shares of our Series D-1 preferred stock valued at $19.3 million; the issuance of 0.5 million shares of our common stock valued at $2.9 million; and $1.1 million in cash. The acquisition was accounted for as a business combination in accordance with ASC 805 with the results of the acquired company's operations included in the consolidated financial statements starting on July 5, 2012.

2. Pro Forma Statement of Operation Adjustments

        The pro forma statements of operations adjustments includes:

  (A)
  To reflect adjustment to amortization for purchased intangibles;

  (B)
  To reflect the reduction of transaction-related expenses incurred as part of the aquisitions;

  (C)
  To reflect the issuance of common stock in connection with the Betreut acquisition;

  (D)
  To reflect adjustment of Breedlove amortization of intangible asset; and

  (E)
  To reflect adjustment for income taxes in connection with acquisitions.

Our Values

Be THERE for Our Team, Members, and Partners:

Transparent

We communicate openly and encourage different ideas.

Humble

We are not perfect and are always evolving and growing.

Entrepreneurial

We are fast-paced, passionate and can have fun in what we do.

Respectful

We hire and work with self-aware and kind people.

Excellent

We take ownership and deliver with high standards.

CARE.COM, INC.

        Until                        , 2014 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the New York Stock Exchange, or NYSE, listing fee.

Amount
Securities and Exchange Commission registration fee	$12,680
FINRA filing fee	15,266
NYSE listing fee	25,000
Accountants' fees and expenses	460,000
Legal fees and expenses	1,200,000
Blue Sky fees and expenses	12,500
Transfer Agent's fees and expenses	6,000
Printing and engraving expenses	167,000
Miscellaneous	201,554

Total expenses	$2,100,000

Item 14.    Indemnification of Directors and Officers.

        As permitted by Section 102 of the General Corporation Law of the State of Delaware, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the General Corporation Law of the State of Delaware, our amended and restated bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions; and

  •
  the rights provided in our amended and restated bylaws are not exclusive.

        Our restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein.

        We have entered into separate indemnification agreements with our directors and officers, which will be effective upon the completion of this offering, that may be broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

        We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        Set forth below is information regarding shares of capital stock issued by us since January 1, 2010. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

  (a)
  Issuances of Preferred Stock:

  •
  In October 2010, we issued an aggregate of 3,317,190 shares of our Series C redeemable convertible preferred stock to 19 accredited investors at a price per share of $6.0292 for aggregate gross consideration of $20 million.

  •
  In September 2011, we issued an aggregate of 2,870,265 shares of our Series D redeemable convertible preferred stock to 16 accredited investors at a price per share of $8.71 for aggregate gross consideration of $25 million.

  •
  In August 2012, we issued an aggregate of 3,825,555 shares of our Series E redeemable convertible preferred stock to 13 accredited investors at a price per share of $13.07 for aggregate gross consideration of $50 million.

  (b)
  Warrants:

  •
  In July 2010, we issued a warrant to purchase 40,000 shares of our common stock at a price per share of $1.65 to Lighthouse Capital Partners VI, L.P. in connection with a debt financing.

  (c)
  Acquisitions:

  •
  In July 2012, we issued an aggregate of 1,835,311 shares of our Series D-1 redeemable convertible preferred stock and 493,525 shares of our common stock to a total of 11 stockholders of Besser Betreut GmbH, or Betreut, a company we acquired through a share purchase transaction, as consideration for 100% of the equity interests of Betreut.

    •
    In August 2012, we issued an aggregate of 1,676,500 shares of our Series E redeemable convertible preferred stock to two holders of ownership interest in Breedlove & Associates, L.L.C., or Breedlove, a company we acquired through a share purchase transaction, as consideration for 100% of the equity interests of Breedlove.

          The securities described in paragraphs (a), (b) and (c) of this Item 15 were issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

  (d)
  Stock Option Grants and Exercises:

  •
  From the period beginning January 1, 2010 through December 31, 2013, we granted stock options to purchase an aggregate of 4,105,960 shares of our common stock, with exercise prices ranging from $0.25 to $6.28 per share, to our employees, consultants, advisors and directors pursuant to our 2006 Stock Incentive Plan. During this same period, an aggregate of 892,116 shares of our common stock were issued upon the exercise of stock options for aggregate consideration of $1,347,302. The shares of our common stock issued upon exercise of stock options are deemed restricted securities for the purposes of the Securities Act.

        The issuances of stock options and the shares of common stock issuable upon the exercise of the options described in paragraph (d) of this Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

        No underwriters were involved in the foregoing issuances of securities. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)    Exhibits.    See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

        (b)    Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 10th day of January, 2014.

CARE.COM, INC.
By:	/s/ SHEILA LIRIO MARCELO Sheila Lirio Marcelo President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ SHEILA LIRIO MARCELO Sheila Lirio Marcelo	President, Chief Executive Officer and Director (principal executive officer)	January 10, 2014
/s/ JOHN LEAHY John Leahy	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 10, 2014
* Tony Florence	Director	January 10, 2014
* Amanda Ginsberg	Director	January 10, 2014
* J. Sanford Miller	Director	January 10, 2014
* Patricia Nakache	Director	January 10, 2014
* Steven Cakebread	Director	January 10, 2014

Signature		Title	Date

* Antonio Rodriguez		Director	January 10, 2014
* Brian Swette		Director	January 10, 2014
*By:	/s/ JOHN LEAHY John Leahy Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1		Underwriting Agreement

2.1	†(1)	Equity Purchase Agreement, dated August 3, 2012, by and among the Registrant, Breedlove & Associates, L.L.C. and Stephanie Breedlove and William Breedlove

3.1	†	Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2	†	Form of Restated Certificate of Incorporation of the Registrant, to be in effect prior to the closing of this offering

3.3	†	By-laws of the Registrant, as currently in effect

3.4	†	Form of Amended and Restated By-laws, to be in effect immediately prior to the closing of this offering

4.1		Reference is made to exhibits 3.1 through 3.4

4.2		Specimen stock certificate evidencing the shares of common stock of the Registrant

4.3	†	Warrant to purchase shares of common stock of the Registrant issued to Lighthouse Capital Partners VI, L.P.

4.4	†	Warrant to purchase shares of Series A-1 redeemable convertible preferred stock of the Registrant issued to Lighthouse Capital Partners VI, L.P.

5.1		Opinion of Latham & Watkins LLP

10.1	#†	The Registrant's 2006 Stock Incentive Plan

10.2	#†	Form of Incentive Stock Option Agreement under the Registrant's 2006 Stock Incentive Plan

10.3	#†	Form of Incentive Stock Option Agreement for grants to executive officers under the Registrant's 2006 Stock Incentive Plan

10.4	#†	Form of Nonstatutory Stock Option Agreement for grants to directors under the Registrant's 2006 Stock Incentive Plan

10.5	#†	The Registrant's 2014 Incentive Award Plan

10.6	#†	Form of Stock Option Grant Notice and Stock Option Agreement under the Registrant's 2014 Incentive Award Plan

10.7	#†	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under the Registrant's 2014 Incentive Award Plan

10.8	#†	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Registrant's 2014 Incentive Award Plan

10.9	†	Sixth Amended and Restated Investors' Rights Agreement, dated as of August 3, 2012, by and among the Registrant and the other parties thereto

10.10	#†	Letter agreement dated November 15, 2006 between the Registrant and Sheila Lirio Marcelo

10.11	#†	Letter agreement dated December 9, 2010 between the Registrant and Sheila Lirio Marcelo

10.12	#†	Form of Indemnification Agreement for Directors and Officers

10.13	†	Lease, dated March 9, 2011, by and between the Registrant and Stony Brook Associates LLC, as amended

Exhibit Number		Description of Exhibit

10.14	#†	Letter agreement dated January 28, 2013 between the Registrant and John Leahy, as modified on March 21, 2013

21.1	†	Subsidiaries of the Registrant

23.1		Consent of Ernst & Young LLP

23.2		Consent of Ernst & Young LLP

23.3		Consent of Ernst & Young LLP

23.4		Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	†	Power of Attorney (included on signature page of the initial filing of this Registration Statement)

†
Previously filed.

(1)
The Registrant hereby agrees to furnish supplementally a copy of any schedules and/or exhibits to this agreement, omitted from this Registration Statement pursuant to Item 601(b)(2) of Regulation S-K, to the Securities and Exchange Commission upon its request.

#
Indicates management contract or compensatory plan.